     FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 30, 1999
                                              REGISTRATION NO. 333- [          ]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------
                                   FORM SB-2
                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------
                         ENTERTAINMENT BOULEVARD, INC.

                 (Name of Small Business Issuer in its Charter)

            NEVADA                                        7375                    98-0182797
 (State or other jurisdiction                       (Primary Standard           (IRS Employer
              of                                       Industrial           Identification Number)
incorporation or organization)                 Classification Code Number)

                           --------------------------

                        12910 CULVER BOULEVARD, SUITE I
                         LOS ANGELES, CALIFORNIA 90066
                                 (310) 578-5404

         (Address and telephone number of principal executive offices)
                           --------------------------

                            STEPHEN BROWN, PRESIDENT
                          AND CHIEF EXECUTIVE OFFICER
                         ENTERTAINMENT BOULEVARD, INC.
                        12910 CULVER BOULEVARD, SUITE I
                         LOS ANGELES, CALIFORNIA 90066
                                 (310) 578-5404

           (Name, address and telephone number of agent for service)
                           --------------------------

    COPIES OF ALL COMMUNICATIONS, INCLUDING ALL COMMUNICATIONS SENT TO THE AGENT FOR SERVICE, SHOULD BE SENT TO:

                            GERALD M. CHIZEVER, ESQ.
                            DAVID S. HAMILTON, ESQ.
                  RICHMAN, LAWRENCE, MANN, CHIZEVER & PHILLIPS
                    9601 WILSHIRE BOULEVARD, PENTHOUSE SUITE
                      BEVERLY HILLS, CALIFORNIA 90210-5270
                         TELEPHONE NO.: (310) 274-8300
                         FACSIMILE NO.: (310) 274-2831
                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement until such time that all of the shares registered hereunder have been sold.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

             TITLE OF EACH                     AMOUNT          PROPOSED MAXIMUM     PROPOSED MAXIMUM          AMOUNT
          CLASS OF SECURITIES                   TO BE           OFFERING PRICE     AGGREGATE OFFERING           OF
           TO BE REGISTERED                 REGISTERED(1)        PER SHARE(2)          PRICE(1)(2)       REGISTRATION FEE
Common Stock, $.001 par value..........       9,897,500             $2.2495            $22,264,427            $5,878

(1) Pursuant to Rule 416, there are also being registered such indeterminate number of shares as may become issuable as a result of stock splits, stock dividends or similar events.

(2) Based upon the average of the bid and asked price of the Registrant's common stock as reported on the Over-the-Counter Bulletin Board on November 26, 1999 and estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
                           --------------------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR DOES IT SEEK AN OFFER TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

               SUBJECT TO COMPLETION. DATED [           ], 1999.

                                     [LOGO]

                         ENTERTAINMENT BOULEVARD, INC.
             BETWEEN 7,797,133 AND 9,897,500 SHARES OF COMMON STOCK

ABOUT ENTERTAINMENT BOULEVARD, INC.:

    - Through our site on the World Wide Web at www.entertainmentblvd.com, we provide entertainment and information services, including music videos, movie trailers, sports programming and infomercials. We also provide video encoding services for other companies doing business on the Internet.

    - Our Common Stock is traded on the Over-the-Counter Bulletin Board under the symbol "EBLD."

ABOUT THIS OFFERING:

    - This Prospectus has been prepared in connection with the sale to the public of shares of our Common Stock by certain stockholders listed on pages 50 and 51 (the "Selling Stockholders"). The Selling Stockholders are offering all of the shares of Common Stock covered by this Prospectus. The total number of shares in this offering is not fixed and is subject to change based on changes in the conversion rate of our outstanding 8.0% Mandatorily Convertible Series A Preferred Stock. As a result, the maximum number of shares being offered could increase upon the occurrence of certain events. See "Description of Our Securities--Preferred Stock" on page 47.

    - There is no underwriter or coordinating broker acting in connection with this offering.

    - Entertainment Boulevard, Inc. will not receive any proceeds from the sale of shares by the Selling Stockholders.

------------------------

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 8 IN DETERMINING WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK.

                            ------------------------

              THE DATE OF THIS PROSPECTUS IS [           ], 1999.

                               TABLE OF CONTENTS

PROSPECTUS SUMMARY..........................................    4

RISK FACTORS................................................    8

ABOUT THIS PROSPECTUS.......................................   22

USE OF PROCEEDS.............................................   22

TRADING INFORMATION.........................................   22

DIVIDEND POLICY.............................................   23

SELECTED FINANCIAL DATA.....................................   23

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................   24

RECENT DEVELOPMENTS.........................................   27

ENTERTAINMENT BOULEVARD'S BUSINESS..........................   29

MANAGEMENT..................................................   41

PRINCIPAL STOCKHOLDERS......................................   45

CERTAIN TRANSACTIONS AND RELATIONSHIPS......................   46

DESCRIPTION OF OUR SECURITIES...............................   47

SHARES ELIGIBLE FOR FUTURE SALE.............................   49

SELLING STOCKHOLDERS........................................   50

PLAN OF DISTRIBUTION........................................   52

LEGAL MATTERS...............................................   53

EXPERTS.....................................................   53

WHERE YOU CAN FIND MORE INFORMATION.........................   53

INDEX TO FINANCIAL STATEMENTS...............................  F-1

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE DECIDING TO INVEST IN OUR COMMON STOCK. BEFORE MAKING AN INVESTMENT DECISION, YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" SECTION AND THE FINANCIAL STATEMENTS.

                                  OUR BUSINESS

    We are a corporation organized under the laws of the State of Nevada in December 1997. We were initially formed under the name "Sedmet Exploration Inc." In January 1999, we acquired International Net Broadcasting, LLC ("INB"), a predecessor of which was founded in April 1997. Through INB and its site on the World Wide Web at WWW.ENTERTAINMENTBLVD.COM, we are primarily engaged in the development and licensing of entertainment-related video programming for broadcast over the Internet, using advanced data transmission technologies. To date, we have launched the following four programming categories at ENTERTAINMENTBLVD.COM:

    - ENTERTAINMENT BOULEVARD MUSIC--Award-winning music video programming, offering music videos from all genres, as well as music news and reviews.

    - ENTERTAINMENT BOULEVARD MOVIES--Movie trailers from upcoming films, new releases, and films on video, as well as movie news and reviews.

    - ENTERTAINMENT BOULEVARD SPORTS--Sports programming from across the country and sports news.

    - ENTERTAINMENT BOULEVARD NETFOMERCIALS--Video programming offering a broad range of product infomercials.

    Through our Web site, we offer an entertainment experience for consumers and provide a marketing platform for music, movie and sports production companies, advertisers and merchants. The content we offer is designed to attract the valuable 12 to 40 year-old audience. We work closely with many record labels, movie studios, sports radio production facilities and electronic commerce outlets, providing them an opportunity to target an audience more effectively than through traditional media. We average approximately 150,000 visitors daily to our Web site.

    In an effort to increase visitor traffic and brand awareness, we have entered into strategic relationships with key electronic commerce and entertainment sources. As a result of those relationships, we have created co-branded pop-up players (i.e., screens within screens) that allow other sites' users to select and view an assortment of our extensive catalogue of content while browsing the other sites.

    Through our Web site, we expect to generate revenue from advertising and sponsorships, as well as revenue-sharing arrangements with respect to products sold through referrals from our Web site. In addition, as a result of our work on the Internet, we have perfected the video encoding process to an extent that we are now encoding other companies' content as an added revenue source.

                                OUR OPPORTUNITY

    According to the estimates of International Data Corporation, a provider of information technology data, there are approximately 196 million computers currently connected to the Internet worldwide. That number is projected to reach over 500 million by the year 2003. A 1998 study by Forrester Research, Inc. ("Forrester") found that 51 million North Americans over the age of 12 currently use the Internet and projected that this number would almost double by 2003. The growth in the Internet population suggests that the Internet is now an accepted business and entertainment tool. Forrester also expects revenues from electronic commerce ("e-commerce") to grow from $7.8 billion in 1998 to approximately
$108 billion in 2003.

    Growth in the entertainment sector of the Internet industry has been substantial, particularly with respect to video programming, music sales, memorabilia sales and music news. The interactive media business alone is projected to reach $60 billion in revenues within 10 years. Advertisers are beginning to realize that traditional brand marketing and advertising techniques may be less effective in reaching consumers in the important 12 to 40 year-old age group, and are increasingly exploring new ways to attract this demographic. As an example, the music industry and music consumers have historically looked to media such as MTV and radio to serve as outlets for programming and marketing. With digital media such as the Internet quickly becoming the media of choice, we have begun inserting commercials into our video programming in order to offer advertisers an option from the traditional "banner" advertisement. Forrester predicts that Internet advertising revenues in the U.S. will exceed $10 billion by the year 2003.

                                  OUR STRATEGY

    Our objective is to establish Entertainment Boulevard as the premier destination for video entertainment and information. Our strategy to achieve that objective is to attract and retain viewers, thereby creating a valuable environment for advertisers, merchants and production companies to market their products to their target audience. In addition, our growing encoding services department has begun an aggressive campaign to increase its client base.

                              RECENT DEVELOPMENTS

    On September 3, 1999, H.A.A. Inc., Lowen Holdings and Beestons Investment Ltd. purchased a total of 2,000 shares of our 8.0% Mandatorily Convertible Series A Preferred Stock (the "Series A Preferred Stock") for $2,000,000 in cash. At the same time, the purchasers agreed to purchase an additional
2,000 shares of Series A Preferred Stock for another $2,000,000 within ten days after the date of this Prospectus, subject to the satisfaction of certain other conditions. The parties expect to complete the purchase and sale of the additional 2,000 shares of Series A Preferred Stock in February 2000. On November 12, 1999, H.A.A. Inc. and Beestons Investment Ltd. loaned us an aggregate of $500,000, with the loan bearing interest at 10% per year and payable in full on or before February 15, 2000. The loan is secured by all of our assets and, prior to repayment, is convertible into 250,000 shares of our Common Stock at the lenders' election. In connection with the loan, we also issued an aggregate of 140,000 shares of our Common Stock to the lenders.
                            ------------------------

    Our headquarters are located at 12910 Culver Boulevard, Suite I, Los Angeles, California 90066, and our telephone number is (310) 578-5404. Our Web site address is WWW.ENTERTAINMENTBLVD.COM. The information contained on our Web site does not constitute part of this Prospectus.

                                  THE OFFERING

Common Stock offered.................................  Between 7,797,133 and 9,897,500 shares (see explanation below)

Common Stock outstanding after this offering.........  Between 19,997,133 and 22,097,500 shares

Use of proceeds......................................  We will not receive any proceeds from the shares sold by the Selling Stockholders;
                                                       however, a portion of those shares will be
                                                       obtained by the exercise of outstanding
                                                       warrants. Any money we receive upon the
                                                       exercise of warrants will be used for general
                                                       corporate purposes, including working capital.
                                                       See "Use of Proceeds."

Risk factors.........................................  You should read the "Risk Factors" section beginning on page 8, as well as other
                                                       cautionary statements throughout the entire
                                                       Prospectus, to ensure that you understand the
                                                       risks associated with an investment in our
                                                       stock.

Over-the-Counter Bulletin Board symbol...............  EBLD (formerly SDMT)

    The number of shares of Common Stock outstanding after this offering includes: (i) 5,075,000 shares of Common Stock issuable upon the exercise of outstanding warrants; (ii) between 2,219,633 and 4,320,000 shares of Common Stock issuable upon the conversion of our Series A Preferred Stock based on assumed minimum and maximum conversion rates of 554.91 and 1,080 shares of Common Stock, respectively, for each share of Series A Preferred Stock and assuming the issuance of an additional 2,000 shares of Series A Preferred Stock as described in "Recent Developments"; and (iii) 250,000 shares of Common Stock issuable upon the conversion of certain outstanding promissory notes. It does not include up to 1,050,000 shares of Common Stock that could be issued under our stock option plan or pursuant to other outstanding options.

                         SUMMARY FINANCIAL INFORMATION

STATEMENT OF OPERATIONS DATA

                                                   NINE MONTHS ENDED             YEAR ENDED
                                                     SEPTEMBER 30,              DECEMBER 31,
                                               -------------------------   -----------------------
                                                  1999          1998          1998         1997
                                               -----------   -----------   -----------   ---------
                                               (UNAUDITED)   (UNAUDITED)
Revenues.....................................  $    12,715           --             --          --

Costs and expenses...........................    4,251,928   $  905,095    $ 1,431,398   $ 649,626
                                                             ----------    -----------   ---------
Operating loss...............................   (4,239,213)    (905,095)    (1,431,398)   (649,626)
Interest expense.............................   (5,334,490)          --         (3,755)         --
Income taxes.................................           --           --             --          --
                                               -----------   ----------    -----------   ---------

Net loss.....................................  $(9,573,703)  $ (905,095)   $(1,435,153)  $(649,626)
                                               ===========   ==========    ===========   =========

Net loss per share...........................  $     (0.82)  $    (0.19)   $     (0.30)  $   (0.59)
                                               ===========   ==========    ===========   =========

Shares used in computing net loss per
  share......................................   11,687,086    4,750,000      4,814,286   1,109,124
                                               ===========   ==========    ===========   =========

BALANCE SHEET DATA

                                               SEPTEMBER 30,    DECEMBER 31,
                                                    1999            1998
                                               --------------   -------------
                                                (UNAUDITED)
Current assets...............................    $  641,388       $ 200,072
Working capital (deficiency).................      (962,954)       (432,609)
Total assets.................................     1,389,626         267,178
Total liabilities............................     1,604,342       1,484,949
Stockholders' equity (deficiency)............      (214,716)       (267,178)

                                  RISK FACTORS

    THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING WHETHER TO INVEST IN SHARES OF OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION COULD BE MATERIALLY ADVERSELY AFFECTED. THIS COULD CAUSE THE TRADING PRICE OF OUR COMMON STOCK TO DECLINE, AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT.

    THIS PROSPECTUS ALSO CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THOSE STATEMENTS RELATE TO OUR FUTURE PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THOSE STATEMENTS MAY BE IDENTIFIED BY THE USE OF WORDS LIKE "BELIEVES," "EXPECTS," "MAY," "WILL," "SHOULD," "SEEK" OR "ANTICIPATES" AND SIMILAR EXPRESSIONS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THOSE STATEMENTS. FACTORS THAT COULD CONTRIBUTE TO THOSE DIFFERENCES INCLUDE THOSE DISCUSSED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

    PLEASE NOTE THAT THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING ENTERTAINMENT BOULEVARD. ADDITIONAL RISKS THAT GENERALLY APPLY TO ALL PUBLICLY TRADED COMPANIES, THAT ARE NOT YET IDENTIFIED OR THAT WE CURRENTLY THINK ARE IMMATERIAL, MAY ALSO IMPAIR OUR BUSINESS OPERATIONS AND ADVERSELY AFFECT OUR BUSINESS.

                  RISKS ASSOCIATED WITH OUR BUSINESS GENERALLY

    OUR INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS HAVE GIVEN A "GOING CONCERN" OPINION. Our financial statements for the year ended December 31, 1998 and for the periods from April 1, 1997 (date of inception) through December 31, 1997 and 1998 were audited by our independent certified public accountants, whose report includes an explanatory paragraph stating that the financial statements have been prepared assuming we will continue as a going concern and that we have incurred significant net losses and have working capital deficiencies that raise substantial doubt about our ability to continue as a going concern. See "Index to Financial Statements."

    WE HAVE A LIMITED OPERATING HISTORY, MAKING IT DIFFICULT TO EVALUATE OUR BUSINESS AND PROSPECTS. We incorporated in December 1997 and International Net Broadcasting, LLC ("INB"), which we acquired in January 1999, began operating through a predecessor in April 1997. Entertainmentblvd.com, our flagship site on the World Wide Web (the "Web" or the "Internet"), first became available in March 1998. Because we have a limited operating history, you must consider the risks and difficulties frequently encountered by development stage companies such as Entertainment Boulevard in new and rapidly evolving markets, including the market for advertising on the Internet and other digital media. Those risks include our ability to do the following:

    - attract a larger audience to entertainmentblvd.com;

    - increase advertising revenues;

    - increase awareness of the "Entertainment Boulevard" brand;

    - strengthen user loyalty;

    - offer appealing music, entertainment, sports and infomercial content;

    - maintain our current, and develop new, strategic relationships;

    - maintain and secure new encoding accounts;

    - respond effectively to competitive pressures;

    - continue to utilize technology effectively; and

    - attract, retain and motivate qualified personnel.

    We may not be successful in addressing some or all of those risks, which could materially harm our business. In that case, the value of your investment may decline.

    WE HAVE A HISTORY OF LOSSES AND ANTICIPATE FUTURE LOSSES. We incurred net losses of approximately $650,000 during the period from inception to December 31, 1997, followed by net losses of approximately $1,435,000 during the year ended December 31, 1998 and another approximately $9,574,000 in net losses during the nine month period ended September 30, 1999. As of September 30, 1999, our accumulated deficit was approximately $11,658,000. We have not yet achieved profitability and expect that our operating losses will continue for at least the next year. We will need to generate significant revenues to achieve and maintain profitability, and there can be no assurance that we will be able to do so. Even if we do achieve profitability, we cannot assure you that we can sustain or increase profitability on a quarterly or an annual basis in the future. If our revenues grow more slowly than we anticipate, or if our operating expenses exceed our expectations, our financial performance will likely be adversely affected. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    OUR ABILITY TO OBTAIN ADDITIONAL FINANCING IS UNCERTAIN. Our capital requirements have been and will continue to be significant. We anticipate that our cash reserves, including the proceeds from the sale of Series A Preferred Stock, together with projected cash flow from our operations, will be sufficient to fund our operations for at least the next 13 months. At this time, we expect that we must raise approximately $2,600,000 in additional funds to meet our anticipated working capital and capital expenditure requirements for the foreseeable future. If our capital requirements or cash flow vary materially from our current projections, or if unforeseen circumstances occur, we may require additional financing sooner than we anticipate. We may also need to raise additional funds in order to do the following:

    - fund more rapid expansion;

    - develop new, or enhance existing, services or products;

    - fund distribution relationships;

    - respond to competitive pressures; or

    - acquire complementary products, businesses or technologies.

    If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our then current stockholders will be reduced, and such securities may have rights, preferences or privileges senior to those of such stockholders. There can be no assurance that additional financing will be available on terms favorable to us, if at all. If adequate funds are not available or are not available on acceptable terms, our ability to meet our working capital and capital expenditure needs and take advantage of unanticipated opportunities, develop or enhance services or products or otherwise respond to competitive pressures, will be significantly limited. That would, in turn, adversely affect our business.

    OUR QUARTERLY OPERATING RESULTS MAY VARY. Our future revenues and operating results are unpredictable and are likely to vary significantly from quarter to quarter due to a number of factors, many of which are outside of our control. Those factors include the following:

    - our ability to attract and retain advertisers and sponsors;

    - our ability to attract and retain our audience;

    - new Web sites, services or products introduced by us or by our competitors;

    - the timing and uncertainty of sales cycles;

    - our ability to maintain existing and secure new encoding accounts;

    - the mix of advertisements sold;

    - seasonal declines in advertising sales, which typically occur in the first and third calendar quarters;

    - the level of Internet services usage;

    - our ability to attract, integrate and retain qualified personnel;

    - our ability to successfully integrate operations and technologies from acquisitions or other business combinations;

    - technical difficulties or system downtime affecting the Internet generally or the operation of entertainmentblvd.com in particular; and

    - general economic conditions, as well as economic conditions specific to digital media and the entertainment industry.

    Our revenues for the foreseeable future will be substantially dependent on providing advertising and obtaining sponsorships, as well as revenues from electronic commerce ("e-commerce") and our encoding service. Advertising and sponsorship revenues are difficult to forecast, especially because the market for advertising on digital media has emerged relatively recently. Further, advertising orders are typically short term and subject to cancellation without penalty until shortly before the advertisement appears. It is also difficult to anticipate service revenues because of competition and variations in the availability of clients and the amount of media that clients need encoded at any given time.

    To attract and retain a larger audience, we plan to significantly increase our expenditures for sales and marketing, content development, and technology and infrastructure development. Many of those expenditures are planned or committed in advance in anticipation of future revenues. If our revenues in a particular quarter are lower than we anticipate, we may be unable to reduce spending in that quarter. As a result, any shortfall in revenues would likely adversely affect our quarterly operating results.

    Due to the factors noted above and the other risks discussed in this section, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance. It is likely that our operating results in some quarters will be below the expectations of public market analysts and investors. In that event, the price of our Common Stock is likely to decline.

    WE DEPEND ON ADVERTISING REVENUES. Our revenues for the foreseeable future will depend substantially on sales of advertising and commercial sponsorships. Internet advertising rates are based on the size of the audience at the Web site where the advertising is displayed. To the extent that the audience at entertainmentblvd.com is smaller than that at other Web sites, our advertising rates could be reduced. Web-based advertising is relatively new and it is difficult to predict the extent of further growth, if any, in Web advertising expenditures. The Internet may not prove to be a viable commercial marketplace for a number of reasons, including the lack of acceptable security technologies, potentially inadequate development of the necessary infrastructure or the lack of timely development or commercialization of performance improvements. If we do not generate sufficient advertising and/or sponsorship revenues, our business may not grow or survive. Increasing those revenues depends upon many factors, including our ability to do the following:

    - conduct successful selling and marketing efforts aimed at advertisers;

    - increase the size of the entertainmentblvd.com audience;

    - increase the amount of revenues per advertisement;

    - increase the amount of revenues per advertisement by making available video ads before the actual video programming, thus increasing visibility;

    - take advantage of new and developing Internet advertising technology;

    - aggregate our target demographic group of 12 to 40 year-old consumers;

    - increase awareness of the "Entertainment Boulevard" brand among advertisers;

    - target advertisements to appropriate segments of our audience;

    - make Entertainment Boulevard's content available through evolving broadband distribution channels; and

    - accurately measure the size and demographic characteristics of our audience.

    Our failure to achieve one or more of those objectives could adversely affect our business.

    WE DEPEND ON A LIMITED NUMBER OF ADVERTISERS. We anticipate that our results of operations in any given period will depend to a significant degree upon revenues from a small number of advertisers. In addition, because few advertisers are contractually obligated to purchase any advertising in the future, we anticipate that the mix of advertisers in each fiscal period will continue to vary. In order to increase our revenues, we will need to attract additional significant advertisers on an ongoing basis. Our failure to sell a sufficient number of advertisements or to engage a sufficient number of advertisers during a particular period could adversely affect our results of operations.

    OUR SALES CYCLES VARY FOR ADVERTISING. Our dependence on advertising subjects us to additional risks because the cycles for those sales vary significantly. The time between the date of initial contact with a potential advertiser and receipt of a purchase order from the advertiser may range from as little as six weeks to up to nine months. Advertising sales are also subject to factors over which we have little or no control, including the following:

    - advertisers' budgetary constraints;

    - internal acceptance reviews by advertisers and their agencies;

    - the timing of completion of advertisements by advertisers; and

    - the possibility of cancellation or delay of projects by advertisers.

    During our sales cycles, we may expend substantial funds and management resources but not obtain advertising revenues. If sales are delayed or do not otherwise occur, our operating results for a particular period may be adversely affected.

    WE MUST INCREASE THE SIZE OF OUR AUDIENCE. Increasing the size of our audience at entertainmentblvd.com is critical to selling advertising and to increasing our revenues. To attract and retain our audience, we must do the following:

    - continue to offer appealing entertainment content;

    - conduct effective marketing campaigns to attract new viewers;

    - develop new, and maintain existing, distribution relationships with other Web sites;

    - update and enhance the features of entertainmentblvd.com;

    - increase awareness of the "Entertainment Boulevard" brand;

    - make our media properties available through broadband distribution channels as they achieve widespread consumer acceptance; and

    - offer targeted, relevant products and services.

    Our failure to achieve one or more of those objectives could adversely affect our business.

    We depend on establishing and maintaining distribution relationships with high traffic Web sites to increase our audience. There is intense competition for placements on those sites, and we may not be able to enter into such relationships on commercially reasonable terms or at all. Even if we enter into distribution relationships with those Web sites, they themselves may not attract significant numbers of users. Therefore, entertainmentblvd.com may not obtain additional users from those relationships. Moreover, we have paid in the past, and may pay in the future, significant fees to establish those relationships.

    We also intend to increase our financial expenditures on marketing the "Entertainment Boulevard" brand because we believe that brand awareness will be critical to increasing our audience, especially because there are few barriers to entry for Internet businesses. If we do not increase our revenues as a result of our branding and other marketing efforts, or if we otherwise fail to promote our brand successfully, our business could be adversely affected.

    WE NEED TO CONTINUE TO PROVIDE APPEALING CONTENT. Our future success depends on our ability to continue to provide content that is interesting and engaging to our target audience. Our ability to provide appealing content depends on several factors, including the following:

    - the quality of our editorial staff;

    - the technical expertise of our production staff; and

    - access to content controlled by record labels, movie studios, production companies and other sources.

    Also, as consumer tastes change, we may be unable to react to those changes effectively or in a timely manner. If our audience determines that our content does not reflect their tastes, then our audience size could decrease or the demographic characteristics of our audience could change. Either of these results would adversely affect our ability to obtain revenue from advertisers and other sources.

    WE DEPEND ON THE MUSIC AND MOVIE INDUSTRIES FOR MUCH OF OUR
CONTENT. Because much of our musical content, including audio and video performances, is provided to us by record labels at minimal or no charge, we depend on our good relations with record labels and artists to obtain that content. Also, motion picture companies are presently not charging for the use of their movie trailers. However, we have no long-term contracts with any of the record labels or motion picture companies, and we cannot be sure that they will continue to make their content available to us on reasonable terms or at all. If record labels, music publishers, artists or movie studios charge significant fees for their content or discontinue their relationships with us, then our content offering could be adversely affected.

    POSSIBLE FUTURE ACQUISITIONS MAY HAVE A VARIETY OF NEGATIVE EFFECTS. As part of our business strategy, we expect to review acquisition prospects that would complement our current content offerings, increase our market share or otherwise offer growth opportunities. To date, we have had limited experience in those types of transactions. While we have no current agreements or commitments with respect to any such acquisitions, we may acquire businesses, products or technologies in the future. Because business acquisitions typically involve significant amounts of intangible assets, future operating results may be adversely affected by amortization of intangible assets acquired. In the event of such future acquisitions or business combinations, we could do the following:

    - issue equity securities that would dilute current stockholders' percentage ownership in us;

    - incur substantial debt; or

    - assume contingent liabilities.

    Such actions could cause our operating results or the price of our Common Stock to decline.

    Acquisitions and business combinations also entail numerous operational risks, including the following:

    - difficulties in the assimilation of acquired operations, technologies or products;

    - diversion of management's attention from other business concerns;

    - risks of entering markets in which we have little or no experience; and

    - potential loss of key employees of acquired organizations.

    Any of those risks could have a negative impact on our business, operating results and financial condition.

    WE MUST DEVELOP AND RENEW STRATEGIC RELATIONSHIPS. In an attempt to increase audience, build brand recognition and enhance content, distribution and e-commerce opportunities, we have entered into strategic alliances with various media and Internet-related companies such as CheckOut.com and the GO Network. Our future success depends to a significant extent upon the success of such alliances. Occasionally, we enter into agreements with strategic partners that may prohibit us from entering into similar arrangements with competitors of those partners. Such exclusivity provisions may limit our ability to enter into favorable arrangements with complementary businesses and thereby limit our growth. There is no guarantee that we will achieve the strategic objectives of those alliances, that any party to a strategic alliance agreement with Entertainment Boulevard will perform its obligations as agreed upon or that such agreements will be specifically enforceable by us. In addition, most of our strategic alliances are short term in nature and may be terminated by either party on short notice. Our failure to maintain or renew our existing strategic alliances or to establish and capitalize on new strategic alliances could have a negative impact on our business, operating results and financial condition. See "Entertainment Boulevard's Business--Strategic Business Alliances and Technology."

    WE FACE SIGNIFICANT COMPETITION FROM A VARIETY OF SOURCES. Competition among media companies seeking to attract the active entertainment consumer is intense. Traditional media companies, such as television broadcasters, magazine publishers and radio stations, are constantly refining their content and strategies to increase their audiences and advertising revenues. Further, the number of Web sites competing for the attention and spending of consumers and advertisers has increased, and we expect it to continue to increase, particularly because there are so few barriers to entry on the Web. We compete for consumers and advertisers with the following types of companies:

    - publishers and distributors of traditional media, such as television, radio and print, including MTV, Country Music Television, Rolling Stone and Spin, and their Internet affiliates;

    - Internet services and Web sites, including those targeted at music consumers, such as SonicNet and UBL;

    - Web retrieval and other Web "portal" companies, such as Lycos, Inc. and Yahoo! Inc.; and

    - online music retailers, such as CDNow, Inc. and Amazon.com, Inc.

    Increased competition could result in advertising price reductions, reduced margins or loss of market share, any of which could adversely affect our business. Because we compete for advertisers with traditional advertising media, our business could also be adversely affected if advertisers do not view the Internet and other digital media as an effective medium for advertising. Competition is likely to increase significantly as new companies enter the market and current competitors expand their services. Many of those potential competitors are likely to enjoy substantial competitive advantages, including the following:

    - larger audiences;

    - larger technical, production and editorial staffs;

    - greater name recognition;

    - better access to content;

    - more established Internet presence;

    - larger advertiser bases; and

    - substantially greater financial, marketing, technical and other resources.

    We expect competition in our business to remain at high levels. If we do not compete effectively, or if we experience any pricing pressures, reduced margins or loss of market share resulting from increased competition, our business will be adversely affected.

    WE DEPEND ON KEY PERSONNEL TO OPERATE OUR BUSINESS. Our future success depends to a significant extent on the continued services of our senior management and other key personnel, particularly Stephen Brown, Entertainment Boulevard's President and Chief Executive Officer. While we have entered into a two year employment agreement with Mr. Brown, we do not carry "key person" insurance on him or any other employees. As a result, the loss of Mr. Brown or certain other key employees would likely have an adverse effect on our business. We also expect that we will need to hire additional personnel in all areas during the next twelve months. Competition for personnel throughout our industry is intense. As a result, we may be unable to retain our current key employees or attract or retain other highly qualified employees in the future. We have in the past experienced, and we expect to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business could be adversely affected.

    WE NEED TO PROPERLY MANAGE OUR POTENTIAL GROWTH. We have experienced, and are currently experiencing, a period of significant growth in our operations. That growth has placed, and anticipated future growth in our operations will continue to place, a significant strain on our resources. As part of that growth, we will have to implement new operational systems, procedures and controls in order to expand, train and manage our employee base and to maintain close coordination among our technical, accounting, finance, marketing, sales and production staffs. We will also need to continue to attract, retain and integrate personnel in all aspects of our operations. To the extent we acquire new businesses, we will also need to integrate new operations, technologies and personnel. Failure to manage our growth effectively could adversely affect our business, operating results and financial condition.

                       RISKS ASSOCIATED WITH OUR WEB SITE

    THE ACCEPTANCE AND EFFECTIVENESS OF DIGITAL MEDIA FOR ADVERTISING ARE UNPROVEN. Our future is highly dependent on an increase in the use of the Internet and other forms of digital media for advertising. The Internet advertising market is new and rapidly evolving, and we cannot yet gauge the effectiveness of advertising on the Internet as compared to traditional media. As a result, demand for Internet advertising is uncertain.

    Many advertisers have little or no experience using the Internet for advertising purposes. The adoption of Internet advertising, particularly by companies that have historically relied upon traditional media for advertising, requires the acceptance of a new way of conducting business, exchanging information and advertising products and services. Such companies may find advertising on the Internet to be undesirable or less effective for promoting their products and services relative to traditional advertising media. If the Internet advertising market fails to develop, or develops more slowly than we expect, then our business could be adversely affected. Moreover, the market for advertising on other forms of digital media, such as "broadband" distribution (a type of data transmission in which a single medium can carry signals from multiple independent network carriers on a single coaxial or fiberoptic cable, by establishing different bandwidth channels), is even less developed than Internet advertising, and if that market does not develop, then our growth may be limited.

    At this time, different pricing models are used to sell Internet advertising. It is difficult to predict which, if any, will emerge as the industry standard. This uncertainty makes it difficult to project our future advertising rates and revenues. Any failure to adapt to pricing models that develop could adversely affect our advertising revenues. Moreover, "filter" software programs that limit or prevent advertising from being delivered to an Internet user's computer are available. Widespread adoption of that software could adversely affect the commercial viability of Internet advertising.

    TRACKING AND MEASUREMENT STANDARDS FOR INTERNET ADVERTISING ARE STILL EVOLVING. There are currently no standards for measuring the effectiveness of advertising on the Internet and other digital media. Although the industry may need to develop standard measurements, it is uncertain when or if that will occur. In addition, currently available software programs that track Internet usage and other tracking methodologies are rapidly evolving. However, the development of such software or other methodologies may not keep pace with our information needs, particularly to support the growing needs of our internal business requirements and advertising clients. The absence or insufficiency of that information could adversely impact our ability to attract and retain advertisers and sponsors.

    It is important to our advertisers and sponsors that we accurately measure the demographics of our user base and the delivery of advertisements on our Web site. We currently depend on third parties to provide certain of those measurement services. If they are unable to provide those services in the future, we would need to perform them ourselves or obtain them from another provider, if available. This could, in turn, cause us to incur additional costs or cause interruptions in our business during the time we are replacing those services. Companies may choose to not advertise on entertainmentblvd.com or may pay less for advertising, if they do not believe that our measurements or measurements made by third parties are reliable.

    WE MAY HAVE LIABILITY FOR PRODUCTS OR INFORMATION PROVIDED AT OR THROUGH OUR WEB SITE. Third parties could sue us for the content that is accessible from our Web site, either directly or through links to other Web sites. Such claims might include, among others, that by directly or indirectly hosting the Web sites of third parties, we are liable for copyright or trademark infringement or other wrongful actions occurring at such Web sites. It is also possible that if any third-party content information provided on entertainmentblvd.com contains errors, third parties could make claims against us for losses incurred in reliance on such information.

    We have entered into agreements that entitle us to receive a share of revenue from the purchase of goods and services by consumers who are referred to other Web sites through direct links from entertainmentblvd.com. Such arrangements may subject us to additional claims, including potential liabilities to consumers of such products and services based on the links we provide to such products or services, even if we do not provide such products or services ourselves. While our agreements may provide that we will be indemnified against such liabilities, such indemnification, if available, may not be adequate. In addition, our insurance may not adequately protect us against those types of claims and, even to the extent that such claims do not result in liability, we could incur significant costs in investigating and defending against those claims.

    WE NEED NEW DISTRIBUTION TECHNOLOGIES TO INCREASE ACCESSIBILITY OF OUR CONTENT. To experience the full extent of our high-quality audio and full-motion video content, consumers must access that content over a high-bandwidth connection, such as cable or direct subscriber line ("DSL") modem or satellite data broadcast. If such distribution networks do not achieve widespread consumer acceptance, we may be unable to effectively distribute our audio and video content in its most compelling format. There is no assurance that broadband distribution networks will ever achieve consumer acceptance, and if they do not, our growth may be limited.

    WE DEPEND ON CONTINUED GROWTH IN USE OF DIGITAL MEDIA, PARTICULARLY THE INTERNET. Our market is new and rapidly evolving. If usage of digital media, and in particular the Internet, does not continue to grow, our business will be adversely affected. A number of factors may inhibit such usage, including, but not limited to the following:

    - inadequate network infrastructure;

    - security concerns;

    - inconsistent quality of service; and

    - limited availability of cost-effective, high-speed access.

    Even if digital media usage grows, the infrastructure necessary for such growth may not be able to support the demands placed on it by that growth, and its performance and reliability may decline. In addition, Web sites have experienced interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. If those outages or delays frequently occur in the future, digital media and Internet usage, in particular, as well as the usage of entertainmentblvd.com, could grow more slowly than we expect or even decline.

    WE NEED TO ADAPT TO RAPID CHANGE. Our business is characterized by rapidly changing technologies, frequent new product and service introductions and evolving industry standards that could render our existing Web site and technology obsolete. The recent growth of digital media, and in particular the Internet, and intense competition in our industry exacerbate these market characteristics. To keep pace with those changes, we need to effectively integrate the various software programs and tools required to enhance and improve our product offerings and manage our business. Our future success will depend on our ability to adapt to rapidly changing technologies by continually improving the performance features and reliability of our products and services. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new products and services. In addition, new technologies must meet the requirements of our current and prospective users and must achieve significant market acceptance. We could also incur substantial costs if we need to modify our services or infrastructures to respond to technological changes. We may not be successful in using new technologies effectively or adapting our Web site or other technology to consumer tastes or to emerging industry standards. If we are unable to adapt to changing technologies, our business, results of operations and financial condition could be negatively impacted.

    GOVERNMENTAL REGULATION AND LEGAL UNCERTAINTY MAY RESTRICT OUR
BUSINESS. There are currently few laws or regulations that specifically regulate communications or commerce on the Web. Laws and regulations may be adopted in the future, however, that address issues such as user privacy, pricing and the characteristics and quality of products and services. For example, recently proposed federal legislation sought to prohibit transmitting certain types of information and content over the Internet. In addition, several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on those companies. Any imposition of access fees could increase the cost of transmitting data over the Internet. Moreover, it may take years to determine the extent to which existing laws relating to issues such as property ownership, libel and personal privacy are applicable to the Web. Any new laws or regulations relating to the Web could adversely affect our business.

    OUR SYSTEMS MAY FAIL OR LIMIT USER TRAFFIC. Substantially all of our Internet communications equipment and computer hardware operations are located at a third party facility in Los Angeles, California. Fire, storms, earthquakes, power loss, telecommunications failures, security breaches and similar events could damage those systems and cause interruptions in our services. Computer viruses, electronic break-ins or other similar disruptive problems could also result in reductions or termination of our services or otherwise adversely affect our Web site. Our business could be adversely affected if our systems are affected by any of those occurrences. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures or interruptions in our systems. We do not presently have any backup systems or a formal disaster recovery plan.

    Our Web site must be able to accommodate a high volume of traffic and deliver frequently updated information. Our Web site has experienced in the past (and may continue to experience) slower response times or decreased traffic for a variety of reasons. In addition, our users depend on Internet service providers, online service providers and other Web site operators for access to our Web site. Many of those providers and operators have experienced significant outages in the past, and could continue to experience outages, delays and other difficulties due to system failures unrelated to our systems. Moreover, the Internet network infrastructure may not be able to support continued growth. Any of those problems could adversely affect our business, operating results and financial condition.

    WE MAY BE SUBJECT TO LIABILITY FOR MISUSE OF USERS' PRIVATE
INFORMATION. Our privacy policy provides that we will not willfully disclose any individually identifiable information about any user to a third party without the user's consent unless required by law. This policy is easily accessible on entertainmentblvd.com. Despite this policy, however, if third persons are able to penetrate our network security or otherwise misappropriate our users' personal data, we could be subject to liability. Those liabilities could include claims for impersonation or other similar fraud claims. They could also include claims for other misuses of personal information, such as for unauthorized marketing purposes. In addition, the Federal Trade Commission and certain state and local authorities have been investigating certain Internet companies regarding their use of personal information. We could incur additional expenses if new regulations regarding the use of personal information are introduced or if those authorities choose to investigate our privacy practices.

    INTERNET SECURITY CONCERNS COULD HINDER OUR BUSINESS. A significant barrier to commerce and communications over the Internet is the need for secure transmission of confidential information. Internet usage may not increase at the rate we expect unless that need is adequately addressed in a manner acceptable to vendors and users. Internet usage could also decline if a well-publicized compromise of security occurs. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches. Such protection may not be available at a reasonable price or at all.

    WE DEPEND UPON INTELLECTUAL PROPERTY RIGHTS AND LICENSED MATERIAL. A significant portion of the music content available on entertainmentblvd.com is licensed from publishers, record labels and artists. We frequently either do not have written contracts or have short-term contracts with copyright owners, and, accordingly, our access to copyrighted content depends upon the willingness of such parties to continue to make their content available. If the fees for music content increase substantially or if significant music content becomes unavailable, our ability to offer music content could be materially limited. Any limit on our content offering could adversely affect our business.

    Copyrighted material that we develop internally, as well as trademarks relating to the "Entertainment Boulevard" brand and other proprietary rights, are important to our success and our competitive position. We will seek to protect our copyrights, trademarks, service marks and other proprietary rights, but those actions may be inadequate. We generally enter into confidentiality or license agreements with our employees, consultants and business partners, and generally control access to and distribution of our proprietary information. We cannot, however, be certain that the steps we take will prevent misappropriation of our proprietary rights, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States. If third parties were to use or otherwise misappropriate our copyrighted materials, trademarks or other proprietary rights without our consent or approval, our competitive position could be harmed, or we could become involved in litigation to enforce our rights. We could also become subject to infringement actions based upon material licensed from third parties. Any such claims or disputes could subject us to costly litigation and the diversion of our financial resources and technical and management personnel. Further, if our efforts to enforce our intellectual property rights are unsuccessful or if claims by third parties against us are successful, we may be required to change our trademarks, alter our content and/or pay damages. Any changes of trademarks, alteration of content or payment of damages could adversely affect our business, operating results and financial condition.

    THE IMPOSITION OF SALES AND OTHER TAXES COULD HINDER OUR BUSINESS. We do not collect sales or other taxes in respect of goods sold to consumers through links from entertainmentblvd.com. However, one or more states may seek to impose sales tax collection obligations on companies, such as Entertainment Boulevard, which engage in or facilitate e-commerce. A number of proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services through the Internet. Such proposals, if adopted, could substantially impair the growth of e-commerce and could adversely affect our opportunity to derive financial benefit from e-commerce. Moreover, if any state or foreign country were to successfully assert that we are required to collect sales or other taxes on the sale of merchandise through our Web site, our results of operations could be adversely affected.

    Legislation limiting the ability of states to impose taxes on Internet-based transactions has been proposed in the U.S. Congress. There can be no assurance that such legislation will ultimately become law or that the tax moratorium in the final version of that legislation will be ongoing. Failure to enact or renew this legislation, once enacted, could allow various states to impose taxes on Internet-based commerce, which could adversely affect our business.

    YEAR 2000 PROBLEMS MAY HARM OUR BUSINESS. Many currently installed computer systems and software products are coded to accept or recognize only the last two digits in a date entry. Those systems and software products now need to accept and recognize four digit entries to distinguish the year 1900 from the year 2000. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with such "Year 2000" requirements or risk system failure or miscalculations causing disruptions of normal business activities.

    We have made a preliminary assessment of the Year 2000 readiness of our operating, financial and administrative systems, including the hardware and software that support those systems. At this time, we have developed an assessment plan consisting of (i) quality assurance testing of our internally developed proprietary software; (ii) contacting vendors and licensors of material hardware, software and services that are both directly and indirectly related to the delivery of services to our users; (iii) contacting vendors of third-party systems; (iv) assessing repair or replacement requirements;
(v) implementing repair or replacement, as needed; and (vi) creating contingency plans in the event of Year 2000 failures. Many vendors and licensors of material hardware and software components of our systems have indicated that the products we use are currently Year 2000 compliant. We intend to require vendors and licensors of our other material hardware and software components to provide assurances of their Year 2000 compliance. Until such testing is completed and such vendors and licensors are contacted, we are unable to completely evaluate whether our systems will need to be revised or replaced.

    We are not currently aware of any Year 2000 compliance problems relating to our systems that would have a material adverse effect on our business, results of operations or financial condition. There can, however, be no assurance that we will not discover Year 2000 compliance problems in our systems that will require substantial revision or replacement. In addition, there can be no assurance that third-party software, hardware or services incorporated into our systems will not need to be revised or replaced, all of which could be time-consuming and expensive. Our failure to fix or replace internally developed systems or third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs, the loss of customers and other business interruptions, any of which could have a material adverse effect on our business, results of operations and financial condition. Moreover, the failure to adequately address Year 2000 compliance issues in our internally developed systems could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.

    There can be no assurance that governmental agencies, utility companies, Internet access companies, third-party service providers and others outside of our control will be Year 2000 compliant. The failure by such entities to be Year 2000 compliant could result in a systemic failure beyond our control, such as a prolonged Internet, telecommunications or electrical failure, which could also prevent us from operating our Web site, decrease the use of the Internet or prevent users from accessing entertainmentblvd.com, any of which could have a material adverse effect on our business, results of operations and financial condition. The failure by our actual or potential advertisers to be Year 2000 compliant could cause them to defer or cancel advertisements scheduled to appear on our Web site, which could also adversely affect our operating results.

                     RISKS ASSOCIATED WITH OUR COMMON STOCK

    FAILURE TO COMPLY WITH OVER-THE-COUNTER BULLETIN BOARD LISTING QUALIFICATIONS MAY AFFECT THE TRADING OF OUR COMMON STOCK. NASD Regulation, Inc. ("NASD") has enacted rules to limit quotations on the Over-the-Counter Bulletin Board (the "OTCBB") to the securities of issuers that make current filings pursuant to the Securities Exchange Act of 1934. Furthermore, NASD has enacted rules which require members to review current issuer financial statements prior to recommending a transaction to a customer in an OTCBB security and to deliver a disclosure statement to a customer prior to an initial purchase of an OTCBB security. If we are unable to satisfy those reporting requirements, our Common Stock may cease to be quoted on the OTCBB and/or the trading activity of our securities may be severely limited.

    SHARES OF OUR COMMON STOCK THAT ARE ELIGIBLE FOR FUTURE SALE COULD ADVERSELY AFFECT ITS MARKET PRICE. The price of our Common Stock is presently quoted on the OTCBB. Sales of substantial amounts of our Common Stock in the public market, or even the prospect of such sales by existing stockholders, as well as persons exercising warrants or options or converting our 8.0% Mandatorily Convertible Series A Preferred Stock (the "Series A Preferred Stock") or certain outstanding promissory notes, could materially reduce the market price of our Common Stock. As of the date of this Prospectus, we had outstanding
12,452,500 shares of Common Stock. That number does not take into account shares of Common Stock issuable upon conversion of Series A Preferred Stock or certain outstanding promissory notes or the exercise of outstanding warrants or options. Of our outstanding shares of Common Stock, 9,852,500 are freely tradable and another 2,600,000 shares may be transferred pursuant to Rule 144 under the Securities Act of 1933 (the "Securities Act") beginning 90 days after the date of this Prospectus. Upon the exercise of all of our outstanding warrants and options and conversion of our Series A Preferred Stock and certain promissory notes, additional shares of Common Stock are issuable in an amount that is not yet determinable. See "Variation in Series A Preferred Stock Conversion Rate." Of those shares, up to 9,897,500 are covered by this Prospectus and so will be freely tradeable, with the exception of 1,500,000 shares obtainable by Stephen Brown upon the exercise of warrants, which he has agreed not to sell or otherwise transfer prior to May 30, 2000, without the prior written consent of the purchasers of the Series A Preferred Stock. In addition to their inclusion in this offering, certain Selling Stockholders have other registration rights which may be exercised if they do not sell all of their shares pursuant to this offering.

    VARIATION IN SERIES A PREFERRED STOCK CONVERSION RATE. Under our Articles of Incorporation, each share of Series A Preferred Stock has a "Stated Value," which is presently $1,000 per share, and is convertible into our Common Stock at a "Conversion Ratio" which is (i) the sum of the "Stated Value" plus any accumulated but unpaid Series A Preferred Stock dividends (ii) divided by the "Conversion Price" then in effect. At the present time, the "Conversion Price" for each share of Series A Preferred

Stock is the lesser of (i) $2.00 or (ii) an amount equal to the average "Per Share Market Value" (as defined in the Articles of Incorporation) for the three "Trading Days" (also defined) having the lowest "Per Share Market Value" during the 30 "Trading Days" immediately before the conversion rate is determined. In the event that the Registration Statement of which this Prospectus is a part is allowed to lapse for a period of more than 30 consecutive days, the "Conversion Price" then in effect is subject to decrease by a specified percentage per day, subject to a maximum decrease of no more than either $1.00 or 50% of the "Per Share Market Value." As of the date of this Prospectus, the "Conversion Price"
is [$        ], resulting in a conversion rate of [        ] shares of Common
Stock for each share of Series A Preferred Stock. However, such conversion rate could substantially increase, or decrease, due to one or more of the following:

    - penalties for lapse of the Registration Statement, as described above;

    - accumulation of unpaid dividends on the Series A Preferred Stock; and

    - increase or decrease in the "Per Share Market Value" of our Common Stock.

    The maximum number of shares of Common Stock offered by this Prospectus has been determined by assuming a Series A Preferred Stock "Conversion Price" of $1.00 and $80 per share of accumulated but unpaid Series A Preferred Stock dividends. See "Selling Stockholders." While we believe that such assumptions most likely overstate the number of shares issuable upon conversion of the Series A Preferred Stock, it is impossible to predict the "Conversion Price" which will be in effect at the time that some or all of the Series A Preferred Stock is converted into Common Stock. Should the "Conversion Price" be below $1.00 at the time of any such conversion, this Prospectus may be amended to increase the maximum number of shares being offered hereby. Such increase in offered shares could, in turn, materially reduce the market price of our Common Stock.

    OUR COMMON STOCK IS CURRENTLY SUBJECT TO "PENNY STOCK" RULES, WHICH MAY AFFECT ITS MARKETABILITY. Trading in the OTCBB allows market makers to enter quotes and trade securities that do not meet listing requirements of The Nasdaq Stock Market or any regional exchange. As a result, sales of our Common Stock are subject to the "penny stock" regulations issued by the Securities and Exchange Commission (the "SEC"). The SEC's regulations generally define a "penny stock" as any equity security that has a market price (as defined by the SEC) of less than $5.00 per share. The regulations impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and certain accredited investors. For those types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The regulations further require the delivery by the broker-dealer of a disclosure schedule prescribed by the SEC relating to the penny stock market. Disclosure must also be made about all commissions and about current quotations for the securities. Finally, monthly statements must be furnished disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

    Although the SEC regulations provide several exceptions to, or exemptions from, the penny stock rules based on, for example, specified minimum revenues or asset-value, at this time Entertainment Boulevard does not fall within any of the stated exceptions. Thus, a transaction in our securities would subject the broker-dealer to the above sales practice and disclosure requirements which, in turn, makes trading of our Common Stock more cumbersome and could materially adversely affect its marketability.

    OUR COMMON STOCK PRICE IS VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS. The price of our Common Stock has been highly volatile. We expect that volatility to continue in the future due to a variety of factors, including:

    - quarterly variations in actual or anticipated results of our operations;

    - analysts' earnings estimates;

    - announcements of technological innovations or new products or services by us or our competitors;

    - general conditions in the Internet or other high technology industries;
      and

    - general economic conditions.

    In addition, the securities markets frequently experience extreme price and volume fluctuations which affect market prices for securities of companies generally, and Internet companies in particular. Those fluctuations are often unrelated to the operating performance of the affected companies. Broad market fluctuations may adversely affect the market price of our Common Stock.

    The trading prices of many technology and Internet-related companies' stocks have reached historical highs within the last 52 weeks and have reflected relative valuations substantially above historical levels. During the same period, those companies' stocks have also been highly volatile and have recorded prices well below those historical highs. There is no guarantee that our Common Stock will trade at the same levels as other Internet stocks, or that Internet stocks in general will sustain their current market prices.

    In the past, following periods of high volatility in a particular company's securities, securities class action litigation has sometimes been brought against the company. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and resources, which could have a material adverse effect on our business, operating results and financial condition.

    INVESTORS MAY EXPERIENCE DILUTION. Persons purchasing our Common Stock in this offering may experience substantial dilution based on net tangible book value.

    LESS THAN A MAJORITY REQUIRED FOR A QUORUM ON STOCKHOLDER ACTIONS.  Under
Article XII of our Articles of Incorporation, only one-third of the votes entitled to be cast on any matter by a stockholder voting group are needed to constitute a quorum for voting purposes. As a result, even if holders of up to two-thirds of the shares entitled to vote on a matter decline to do so, that action may still be approved if it is voted for by a majority of the remaining eligible votes cast.

                             ABOUT THIS PROSPECTUS

    In making an investment decision, you should only rely on the information contained in this Prospectus. We have not authorized anyone to provide you with information which is different from that contained in this Prospectus. The shares of our Common Stock offered in this Prospectus are to be offered and sold only in jurisdictions where those offers and sales are permitted.

    Except as otherwise provided, in this Prospectus, "Entertainment Boulevard," the "Company," "we," "us," and "our" refer to Entertainment Boulevard, Inc., a Nevada corporation, and INB, its sole subsidiary. We use entertainmentblvd.com as the registered domain name of our Web site and have applied for registration of the marks "Entertainment Boulevard," "EntertainmentBlvd.com Music," "EntertainmentBlvd.com Movies," "EntertainmentBlvd.com Sports" and "EntertainmentBlvd.com NetFomercials" as our service marks. All other tradenames and trademarks appearing in this Prospectus are the property of their respective holders.

                                USE OF PROCEEDS

    The only proceeds we expect to receive will be from the exercise of warrants held by some of the Selling Stockholders. However, pursuant to the terms of some of those warrants, the holders have a cashless exercise option which permits them to exercise the warrants without paying the exercise price in cash. Instead, the holders of warrants would receive an amount of Common Stock with a dollar value that is equal to the the market price of the Common Stock less the exercise price of the warrants multiplied by the number of warrants exercised by the holder. In such a case, we would not receive any funds. In the event the Selling Stockholders elect to exercise their warrants by paying the exercise price in cash, we will receive a maximum of $5,325,000. Any net proceeds received by Entertainment Boulevard will be used for general corporate purposes, including working capital for our business. We intend to invest any net proceeds in short-term, interest-bearing, investment-grade securities pending our use of those proceeds.

                              TRADING INFORMATION

    Our Common Stock is publicly traded on the OTCBB, a regulated quotation service that captures and displays real-time quotes and/or indications of interest in securities not listed on The Nasdaq Stock Market or any U.S. exchange. Our Common Stock began trading publicly on November 20, 1998 under the symbol "SDMT"; however, since February 5, 1999, it has traded under the symbol "EBLD." As of November 17, 1999, the closing price bid for our Common Stock was $2.0625 and the 52-week high and low bid prices were $1.00 and $8.00, respectively. Information as to trading volumes, and bid and asked prices, for our Common Stock may be obtained directly from the OTCBB.

    The following table sets forth the high and low bid prices (i.e., the price which a market maker was willing to pay) for our Common Stock as reported to us by the OTCBB. Those quotations are between dealers, do not include retail mark-ups, markdowns or other fees and commissions, and may not represent actual transactions.

QUARTER ENDED                                               LOW BID    HIGH BID
-------------                                               --------   --------
December 31, 1998.........................................  $1.00      $2.50
March 31, 1999............................................  $1.50      $4.1562
June 30, 1999.............................................  $1.68      $8.00
September 30, 1999........................................  $1.875     $4.0625

    As of November 17, 1999, there were 83 holders of record of our Common
Stock.

                                DIVIDEND POLICY

    To date, we have paid no dividends on our Common Stock. Under the terms of the instrument creating our Series A Preferred Stock, so long as any shares of Series A Preferred Stock remain outstanding, we are prohibited from paying dividends on our Common Stock (other than dividends payable only in additional shares of Common Stock). In addition, we anticipate that future agreements, if any, with institutional lenders or others may also limit our ability to pay dividends. Our Board of Directors has no present intention to pay cash dividends on the Common Stock in the foreseeable future. The payment of dividends in the future, if any, rests solely within the determination of the Board of Directors. Our future cash dividend policy will depend upon, among other things, our earnings, capital requirements and financial condition, as well as other factors deemed relevant by our Board of Directors.

                            SELECTED FINANCIAL DATA

    The selected historical financial data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the related notes thereto included with this Prospectus. The statement of operations data for the periods from April 1, 1997 (inception) to December 31, 1997 and 1998, and the balance sheet data at December 31, 1998, are derived from financial statements of Entertainment Boulevard which have been audited by Singer Lewak Greenbaum and Goldstein LLP, independent certified public accountants. The selected financial data for the nine month periods ended September 30, 1998 and 1999 are derived from unaudited financial statements of the Company and, in the opinion of management, include all necessary adjustments to present fairly the results of operations and financial position for those periods.

STATEMENT OF OPERATIONS DATA

                                                   NINE MONTHS ENDED             YEAR ENDED
                                                     SEPTEMBER 30,              DECEMBER 31,
                                               -------------------------   -----------------------
                                                  1999          1998          1998         1997
                                               -----------   -----------   -----------   ---------
                                               (UNAUDITED)   (UNAUDITED)
Revenues.....................................  $    12,715           --             --          --

Costs and expenses...........................    4,251,928   $  905,095    $ 1,431,398   $ 649,626
                                                             ----------    -----------   ---------
Operating loss...............................   (4,239,213)    (905,095)    (1,431,398)   (649,626)
Interest expense.............................   (5,334,490)          --         (3,755)         --
Income taxes.................................           --           --             --          --
                                               -----------   ----------    -----------   ---------

Net loss.....................................  $(9,573,703)  $ (905,095)   $(1,435,153)  $(649,626)
                                               ===========   ==========    ===========   =========

Net loss per share...........................  $     (0.82)  $    (0.19)   $     (0.30)  $   (0.59)
                                               ===========   ==========    ===========   =========

Shares used in computing net loss per
  share......................................   11,687,086    4,750,000      4,814,286   1,109,124
                                               ===========   ==========    ===========   =========

BALANCE SHEET DATA

                                               SEPTEMBER 30,    DECEMBER 31,
                                                    1999            1998
                                               --------------   -------------
                                                (UNAUDITED)
Current assets...............................    $  641,388       $ 200,072
Working capital (deficiency).................      (962,954)       (432,609)
Total assets.................................     1,389,626         267,178
Total liabilities............................     1,604,342       1,484,949
Stockholders' equity (deficiency)............      (214,716)       (267,178)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED AT THE END OF THIS PROSPECTUS, BEGINNING ON PAGE F-1. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED OR IMPLIED BY THE FORWARD-LOOKING STATEMENTS MADE IN THIS SECTION. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO DIFFERENCES INCLUDE THOSE DISCUSSED IN "RISK FACTORS" AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS. WE URGE PROSPECTIVE INVESTORS TO EXERCISE CAUTION AND NOT TO PLACE UNDUE RELIANCE ON ANY SUCH FORWARD-LOOKING STATEMENTS.

    OVERVIEW. Entertainment Boulevard is a development stage company which provides Internet entertainment and information services, including music videos, movie trailers, sports programming and infomercials. We also provide video encoding services for other companies. Our content is delivered on the Internet at www.entertainmentblvd.com.

    We anticipate that our business will incur significant operating losses for the foreseeable future. At this time, we believe that our survival and success will depend primarily upon our ability to obtain advertising and sponsorship revenue and to achieve sales through our Web site, which cannot be assured. Our ability to generate revenue is subject to substantial uncertainty. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as Internet commerce. Such risks include, but are not limited to, an evolving and unpredictable business environment and the management of growth. To address those risks, we must, among other things, grow and maintain our audience, implement and successfully execute our business and marketing strategy, continue to develop and upgrade our technology, improve our Web site, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing those risks, and the failure to do so could have a material adverse effect on our business, prospects, financial condition and results of operations. Furthermore, our lack of an operating history makes predictions of future operating results difficult to ascertain. To date, Entertainment Boulevard has not generated any significant revenue. There can be no assurance that we will be able to generate significant revenue, or that we will be able to achieve or maintain profitability.

    Our current arrangements with advertisers call for compensation based on the number of "impressions" recorded as viewers call up a screen on which the advertising is located. As a result, we believe that future Internet commerce and advertising revenue, if any, will largely depend upon increasing the entertainmentblvd.com audience. Revenues from Internet-generated transactions are recorded at the time the vendor ships the product to the customer. Revenues from advertisements for entertainmentblvd.com are recognized ratably in the period in which the advertisement is displayed, provided that no significant Entertainment Boulevard obligations remain.

    Future advertising revenues may include barter revenues, which represent an exchange of advertising space on our Web site for reciprocal advertising space on third parties' Web sites or for rights under Internet distribution agreements. Revenues from barter transactions are recorded as advertising revenues at the lower of estimated fair value of the advertisements received or delivered and are recognized upon publication of the advertisements on our Web site. Barter expenses are also recorded at the lower of estimated fair value of the advertisements received or delivered and are recognized when Entertainment Boulevard's advertisements run on the reciprocal media property, which is typically in the same period in which the advertisements run on our Web site.

    We have recently started to derive revenues by encoding audio and video media into a digital format that allows distribution of the encoded media over the Internet. Revenues from encoding services are recognized upon delivery of the encoded media, provided that we have no significant obligations remaining and collection of the related receivable is deemed probable.

    We have entered into various license arrangements and strategic alliances in order to build our audience, provide music-specific content, generate additional online traffic, and establish additional potential sources of revenue. We expect that we will continue to enter into such arrangements. Those arrangements and alliances often involve significant amounts of intangible assets (non-cash charges) that may affect our operating results over the next several fiscal periods. Therefore, future operating results may be adversely affected by amortization of any intangible assets acquired.

    Entertainment Boulevard has incurred significant net losses and negative cash flows from operations since its inception, and as of September 30, 1999, had an accumulated deficit of approximately $11,658,000. We intend to continue to make significant financial investments in marketing and promotion, and content, technology and infrastructure development. As a result, we believe that we will continue to incur operating losses and negative cash flows from operations for the foreseeable future, and that such losses and negative cash flows will increase for at least the next year. In order to move from losses to profitability, we will need to increase the size of our audience and our revenues from advertising, e-commerce sales and encoding services.

    RESULTS OF OPERATIONS--NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

    As described above, we are still in the early stages of development. As a result, the following comparisons may not be meaningful.

    REVENUE.  Revenue increased to $12,715 for the nine months ended
September 30, 1999, from $0 for the same period in 1998. Such increase is due to advertising revenues.

    COMPENSATION EXPENSE. Compensation expense increased 314% to $2,201,000 for the nine months ended September 30, 1999, from $531,000 for the same period in 1998. This increase was due primarily to non-cash charges related to stock-based compensation of $1,884,000 and an increase in our staff to twenty employees at September 30, 1999 from seven employees at September 30, 1998, partially offset by the elimination of an officer's salary.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased 422% to approximately $39,700 for the nine months ended September 30, 1999, from approximately $7,600 for the same period in 1998, primarily as a result of increased capital expenditures.

    CONSULTING EXPENSE. Consulting expense increased to approximately $196,000 for the nine months ended September 30, 1999, from $0 for the same period in 1998. This non-cash expense relates to stock option grants for services rendered.

    OTHER OPERATING EXPENSE. This category increased 396% to $1,814,000 for the nine months ended September 30, 1999, from $366,000 for the same period in 1998 due to costs to support the growth of the business, including office supplies and minor equipment, insurance, training and trade shows. In addition, we incurred expenses for advisors, legal fees and auditors in connection with our preparation of the Registration Statement of which this Prospectus is a part.

    INTEREST EXPENSE. Interest expense increased to approximately $38,000 for the nine months ended September 30, 1999, from $0 for the same period in 1998. This change was a result of increased short-term and long-term borrowings.

    FINANCING COSTS. Financing costs increased to $5,297,000 for the nine months ended September 30, 1999, from $0 for the same period in 1998. This non-cash expense relates to the January 1999 conversion of long-term debt owed by INB into shares of our Common Stock at a below market price.

    RESULTS OF OPERATIONS--YEAR ENDED DECEMBER 31, 1998 AND PERIOD FROM
     APRIL 1, 1997 (INCEPTION) TO DECEMBER 31, 1997

    COMPENSATION EXPENSE. Compensation expense increased 71% to $708,000 for the year ended December 31, 1998, from $415,000 for the period from April 1, 1997 (inception) to December 31, 1997. This change was due to an increase in the number of employees to nine at December 31, 1998 from five at December 31, 1997.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased 569% to approximately $20,000 for the year ended December 31, 1998, from approximately $3,000 for the period from April 1, 1997 to December 31, 1997, as a result of increased capital expenditures and leasehold expansions.

    OTHER OPERATING EXPENSE. This category increased 304% to $703,000 for the year ended December 31, 1998, from $231,000 for the period from April 1, 1997, to December 31, 1997. This change was due to costs related to the growth of our business, including office supplies and minor equipment, insurance, training and trade shows.

    INTEREST EXPENSE. Interest expense increased to $4,000 for the year ended December 31, 1998 from $0 for the the period from April 1, 1997, to December 31, 1997.

    LIQUIDITY AND CAPITAL RESOURCES. Since its inception, Entertainment Boulevard has financed its operations primarily through loans totaling $2,380,175 and private sales of its equity securities totaling $3,621,025. As of September 30, 1999, we had on hand approximately $554,000 in cash, cash equivalents and short-term investments. We do not have access to a line of credit. However, upon the occurrence of certain conditions, the Company expects to raise $2,000,000 through the sale of additional shares of Series A Preferred Stock shortly after the date of this Prospectus. For the nine months ended September 30, 1999, Entertainment Boulevard had revenues of approximately $12,700 derived primarily from the sale of advertising. Although there can be no assurance that this will occur, Entertainment Boulevard anticipates that it will continue to generate revenue from advertising in the future, as well as from its video encoding service. See "Recent Developments--Sale of Series A Preferred Stock."

    For the nine months ended September 30, 1999, operating activities used net cash of approximately $2,031,000, primarily from a net loss from operations of approximately $9,574,000 which was partially offset by non-cash stock-based compensation and financing charges of $7,377,000. In addition, financing activities provided net cash of approximately $2,602,000, primarily from the proceeds from the placement of short-term debt and the sale of the Company's equity which aggregated $3,801,000 which was partially offset by payments on the short-term debt and offering costs which totaled approximately $1,199,000. For the nine months ended September 30, 1999, the Company's investing activities used net cash of approximately $217,000, primarily to purchase equipment.

    For the period from inception to December 31, 1998, operating activities used net cash of approximately $1,888,000, primarily from a net loss from operations of approximately $2,085,000 which was partially offset by an increase in accounts payable and accrued liabilities of approximately $174,000. In addition, financing activities provided net cash of approximately $2,178,000, primarily from the proceeds from the placement of debt and the sale of the Company's equity which aggregated $2,201,000 and was partially offset by offering costs of approximately $23,000. For the period from inception to December 31, 1998, the Company's investing activities used net cash of approximately $90,000, primarily to purchase equipment.

    Entertainment Boulevard has experienced a substantial increase in its compensation expenses, capital expenditures and operating lease costs since its inception, consistent with the growth in its operations and staffing, and anticipates that this trend will continue for the foreseeable future. Additionally, Entertainment Boulevard plans to expand its sales and marketing programs and conduct more aggressive brand promotions. Based on our anticipated operating expenses of approximately $200,000 per month, we expect that our present cash balance, plus net proceeds from the anticipated sale of the additional shares of Series A Preferred Stock, and revenues from operations, will be sufficient to meet our anticipated needs for working capital and capital expenditures for at least the next 13 months. Thereafter, the Company will need to raise approximately $2,600,000 in additional funds in order to stay in business for the foreseeable future. Our ability to grow will depend in part on our ability to expand and improve our Web site content material. In connection therewith, we may need to raise additional funds in order to avail Entertainment Boulevard of unanticipated opportunities (such as more rapid expansion, acquisition of complementary businesses or the development of new products or services), to react to unforeseen difficulties (such as the loss of key personnel or the rejection by Internet users of our Web site content) or to otherwise respond to unanticipated competitive pressures. If additional funds are raised through the issuance of equity securities, the percentage ownership of our then existing stockholders will be reduced. Moreover, stockholders may experience additional and significant dilution, and such equity securities may have rights, preferences or privileges senior to those of our Common Stock. There can be no assurance that additional financing will be available on terms acceptable to Entertainment Boulevard, if at all. If we are unable to obtain sufficient funds on a timely basis, we may be unable to implement our business plans, which inability could have a material adverse effect on our business, prospects, financial condition and results of operations. See "Risk Factors--Our Ability to Obtain Additional Financing is Uncertain."

    YEAR 2000 COMPLIANCE. To date, we have not incurred any material expenditures in connection with identifying, evaluating or addressing Year 2000 compliance issues. Most of our expenses have related to, and are expected to continue to relate to, the operating costs associated with time spent by employees in the evaluation process and Year 2000 compliance matters generally. At this time, Entertainment Boulevard does not possess the information necessary to estimate the potential costs of revisions to its systems should such revisions be required or of the replacement of third-party software, hardware or services that are determined not to be Year 2000 compliant. Although we do not anticipate that such expenses will be material, such expenses, if higher than anticipated, could adversely affect our financial performance. For further discussion of this topic, see "Risk Factors--Year 2000 Problems May Harm Our Business."

    RECENT ACCOUNTING PRONOUNCEMENTS. In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") No. 981, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 981 is effective for financial statements for fiscal years beginning after December 15, 1998. We do not anticipate that the adoption of SOP No. 981 will have a material impact on Entertainment Boulevard's financial statements.

    In April 1998, the AICPA issued SOP No. 985, "Reporting on the Costs of Startup Activities." SOP 985, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. As Entertainment Boulevard has expensed those costs historically, the adoption of that standard will not have a significant impact on its financial statements.

                              RECENT DEVELOPMENTS

    SALE OF SERIES A PREFERRED STOCK. On September 3, 1999, we entered into an agreement with H.A.A. Inc., Lowen Holdings and Beestons Investment Ltd. which
(i) sold a total of 2,000 shares of Series A Preferred Stock to those entities for $2 million and (ii) provided for the sale of another 2,000 shares of Series A Preferred Stock to those entities for an additional $2 million within ten days after the date of this Prospectus (subject to the satisfaction by Entertainment Boulevard of various other conditions, including the appointment of a designee director). Under the agreement, the purchasers have been granted certain registration rights with respect to the shares of Common Stock underlying their Series A Preferred Stock. As a result, those purchasers are included as "Selling Stockholders" in this Prospectus. In addition, among other things, the purchasers have a two-year right to approve the appointment of any new or replacement member to our Board of Directors, as well as a two-year right to have Robb Peck McCooey Clearing Corporation ("Robb Peck") appoint a designee to serve on our Board of Directors. Pursuant to the agreement, until 180 days after the date of this Prospectus, with certain exceptions, we can not, directly or indirectly, without the prior written consent of the purchasers, offer, sell, grant any option to purchase, or otherwise dispose (or announce any offer, sale, grant of option to purchase or other disposition) of any of our equity or equity-equivalent securities or any instrument that permits the holder thereof to acquire our Common Stock at a price that is less than the market price of the Common Stock at the time of issuance of such security or instrument and, if such security or instrument contains a conversion feature, at a conversion price that is less than the market price of the Common Stock at the time of issuance of such security or instrument. In addition, with certain exceptions, for a period of not less than 90 Trading Days (as defined in the agreement) after the date of this Prospectus, we cannot, without the prior written consent of the purchasers,
(i) file with the SEC to register for resale any of our securities or
(ii) issue or sell any of our equity or equity-equivalent securities.

    The shares of Series A Preferred Stock have the rights, preferences and privileges described in "Description of Our Securities--Preferred Stock," including the right to convert into shares of Common Stock at a specified conversion rate which is subject to adjustment in favor of the stockholders if we fail to meet certain conditions as to the registration of their underlying Common Stock.

    In connection with the sale of the Series A Preferred Stock, we entered into a Placement Agency Agreement with Robb Peck for placement agent services as well as investment-banking services. For acting as placement agent with respect to the Series A Preferred Stock, Robb Peck was granted warrants to purchase 250,000 shares of our Common Stock for $2.00 per share any time until September 2, 2004. To the extent that Robb Peck provides investment banking services, it will be paid additional fees as specified in the agreement. The shares underlying Robb Peck's warrants have the benefit of certain registration rights. As a result, Robb Peck is included as a "Selling Stockholder" in this Prospectus. In connection with the sale of the Series A Preferred Stock, Stephen Brown, our Chief Executive Officer, has agreed to a 270 day "lock-up" as to the sale of 1,500,000 shares obtainable by him through the exercise of warrants. See "Shares Eligible for Future Sale" and "Certain Transactions and Relationships".

    SHORT-TERM LOAN. On November 12, 1999, H.A.A. Inc. and Beestons Investment Ltd. loaned us an aggregate of $500,000, with the loan bearing interest at 10% per year and payable in full on or before February 15, 2000. The loan is secured by all of our assets and, prior to repayment, is convertible into 250,000 shares of our Common Stock at the lenders' election. In connection with the loan, we also issued an aggregate of 140,000 shares of our Common Stock to the lenders and granted certain stock registration rights. Pursuant to those registration rights, the 140,000 shares issued to the lenders, as well as the 250,000 shares obtainable upon conversion of the $500,000 loan, have been included in the shares being registered for H.A.A. Inc. and Beestons Investment Ltd. as "Selling Stockholders" in this Prospectus.

                       ENTERTAINMENT BOULEVARD'S BUSINESS

    OVERVIEW. Entertainment Boulevard is a digital media company focused on creating the premier destination for "streaming" Internet entertainment and information video (i.e., video that is transmitted in such a way that it can be processed as a steady and continuous data stream which can be viewed by the user without having to wait for the entire data file to be transmitted). Taking advantage of the unique benefits of digital media, Entertainment Boulevard offers appealing content for viewers while providing a marketing platform for record labels, movie studios, sports programmers, advertisers and merchants. Because our content is designed to attract and retain an audience composed principally of consumers who are 12 to 40 years old, advertisers on Entertainment Boulevard can target a valuable and elusive group of consumers. Persons using our Web site are not confined to receiving content in the programmed, linear sequences broadcast by radio and television. Instead, we deliver content on-demand to our users in an interactive format. Broadband access to the Internet is achieving greater consumer acceptance and enables us to add our richest audio and video content to entertainmentblvd.com. We have also perfected the video encoding process to allow for superior quality of Internet video content, enabling us to provide encoding services to third parties as an added source of revenue. Unlike other encoding "job shops," Entertainment Boulevard is the only streaming media encoder on the Internet to provide in-house content for its own established network.

    COMPANY BACKGROUND. Entertainment Boulevard was formed in December 1997 in the State of Nevada to acquire and develop mining properties. Prior to February 2, 1999, we operated under the name Sedmet Exploration Inc. Presently, our only operating subsidiary is INB, which we acquired in January 1999 and in which we hold a 100% interest. See "Certain Transactions and Relationships." Our present operations, assets and employees are primarily those of INB, the predecessor of which was founded in April 1997. Prior to introducing the entertainmentblvd.com Web site in March 1998, Entertainment Boulevard and/or INB operated several predecessor Web sites, including www.vidnet.com, www.vidnetusa.com and www.screenclips.com.

    INDUSTRY BACKGROUND.

    THE MUSIC INDUSTRY. According to the Recording Industry Association of America ("RIAA"), the dollar value of recorded music shipments in the U.S. reached $13.7 billion in 1998. In 1997, worldwide shipments were valued at $38.1 billion. Music videos experienced a significant increase in demand, with unit shipments valued at $508 million in 1998, a 56.8% increase from 1997. Unit shipments of CDs increased from 763.1 million in 1997 to 847 million in 1998, or 12.5%, with a dollar value of $11.4 billion in 1998. The RIAA reported sales of DVDs for the first time in 1998, with unit shipments totalling 485,000 valued at $12.2 million.

    We believe that the growth in CD and DVD sales indicates a shift in the music industry towards the primary form of music distribution occurring on a digital platform, allowing it to be played and disseminated on a computer. Further, we believe that the greatest challenge facing the industry is to effectively market new material to the increasing number of computer users. The proportion of purchases made by 15 to 24 year-olds, once considered the stronghold of the industry, decreased from 32.2% in 1996 to 28% in 1998. We believe such evidence points to the music industry's need for new music media brands, distributors and mediums that focus on consumers in the 12 to 40 year-old age bracket.

    THE ROLE OF ENTERTAINMENT MEDIA. Increasingly, traditional music media have de-emphasized the introduction of new music in favor of programming strategies designed to aggregate the largest possible audience. Because active music consumers are inclined to change the channel when they hear a song that they dislike, traditional media programmers are compelled to limit the amount and range of music or videos they broadcast in order to keep consumers tuned in and attract advertisers. Music television brands such as MTV have adopted half-hour programming strategies to avoid the symptomatic channel-changing associated with programmed music videos. Similarly, radio formats have become more

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segmented in an effort to target particular segments of listeners for advertisers. As a result, fewer new music videos and songs receive airplay, making it more difficult for record labels to market, and for consumers to discover, new music. Compounding the challenge for traditional media, a number of marketers believe young consumers respond to advertisements differently from their older counterparts and prefer to encounter those advertisements through a more interactive and diverse medium such as the Internet. Similarly, sports broadcasting companies and movie studios can take advantage of the opportunity to reach a large and diverse audience by expanding their reach to the Internet to promote their products.

    GROWTH OF DIGITAL MEDIA. Significant growth in consumer use of personal computers ("PCs") and other interactive devices has created new opportunities for digital media, such as the Internet. According to International Data Corporation ("IDC"), U.S. home PC penetration grew from 44.5% in 1998 to 48% in 1999 and is projected to reach 60% by 2003. Almost all new PCs include modems for Internet access and a high speed CD-ROM or DVD-ROM drive. In addition, IDC projects that worldwide Internet usage will grow from approximately 196 million users in 1999 to over 500 million in 2003. As a new mass medium, the Internet is already attracting significant advertising spending. Forrester Research ("Forrester") estimates that worldwide Internet advertising revenues will be approximately $15 billion by 2002.

    The Internet has emerged as a significant mass medium by providing features and functions that are unavailable in traditional media. For example, consumers can quickly access personalized information, and advertisers can target specific demographic groups based on customer tastes and buying patterns. Digital media such as the Internet are quickly becoming the media of choice for individuals in the 12 to 40 year-old age group. According to Jupiter Communications, the number of teens who regularly access the Internet will double to more than 16 million by 2002.

    Despite the popularity of the Internet, most consumers cannot experience high quality audio and video over their relatively low bandwidth Internet connections. As bandwidth increases, consumers are likely to demand richer content in the form of CD-quality audio and full-motion video, particularly in the entertainment context where consumers are accustomed to such audio and video quality from traditional media. New platforms, such as cable and DSL modem and satellite data broadcast, are already being created to deliver high speed access to digital media. High speed Internet access provider Excite@Home reported that it had approximately 840,000 cable modem subscribers at September 30, 1999 and Road Runner reported that the subscriber base for its cable-delivered online service exceeded 420,000 at the end of the same period.

    THE OPPORTUNITY FOR A MEDIA BRAND IN DIGITAL MEDIA. We believe that the core group of active 12 to 40 year-old consumers constitutes a valuable demographic segment for advertisers because they tend to be early adopters of new trends and significant spenders. However, despite their common affinity for music and movies, those consumers have diverse tastes and interests, and advertisers typically find it difficult to cost-effectively target them as a group. As traditional media brands have moved to address the changing viewing and listening habits of that audience for the benefit of advertisers, such traditional vehicles have become less effective as outlets for marketing new music and movies. As a result, the limitations of traditional media have encouraged (i) active music consumers to seek new ways to discover music,
(ii) music and movie industry participants to pursue alternative methods of promoting their new releases and (iii) advertisers to use new media vehicles to promote and sell their products to an increasingly important demographic group. The rapid growth in home PC penetration, Internet usage and highspeed Internet services presents the opportunity to exploit the advantages of digital media to better promote new music and movies to the valuable demographic group seeking to discover them. Aggregating this elusive audience in an interactive environment provides advertisers and merchants the opportunity to target their most valuable consumer. As a result, we believe a significant opportunity exists to create a brand in digital media that serves as a single destination for the consumer

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to discover new music and movies, the entertainment industry to promote new releases and the advertising community to target a highly attractive demographic.

    THE ENTERTAINMENT BOULEVARD MEDIA PROPERTIES. All of our media properties are accessed through our Web site at entertainmentblvd.com. Those properties are as follows:

    ENTERTAINMENT BOULEVARD MUSIC. Entertainment Boulevard Music is one of the most complete interactive music video channels on the Web. Since its launch in March 1998, traffic to the site has risen dramatically, and the viewer base has expanded to include fans from over 115 countries. There are approximately 2,000 videos available on Entertainment Boulevard Music, and more are added each week.

    The site has received numerous awards and favorable reviews. Entertainment Boulevard Music's video selection features a wide variety of musical formats, including Rock/Metal, Pop/Dance, Urban, Country, Reggae, Christian, Jazz/Swing, and Latin. Videos are presented with video technology that requires only a few seconds of download time via the free RealNetworks RealPlayer G2 or Microsoft Windows Media Player. The RealPlayer G2 and Microsoft Windows Media Player allow videos to be viewed at speeds up to 300kbps. After watching the videos, viewers can then immediately purchase related products from CheckOut.com.

    In addition to music videos, viewers can read news and reviews through Entertainment Boulevard's recent alliance with GO Network's WALL OF SOUND. Viewers can also watch their favorite artists in the recently launched "Backstage" segment, which features interviews and behind-the-scenes looks at how videos are made.

    ENTERTAINMENT BOULEVARD MOVIES. Entertainment Boulevard Movies provides a service to movie-goers around the world. Movie trailers are culled from the motion picture studios to be broadcast over the Web site and are separated into the categories of "Coming Soon," "Now Playing," and "On Video." Users are also able to search for films by title, actor, director, screenwriter, producer, studio, MPAA rating, or genre. Viewers can also view the Top 20 trailers, as determined by the number of times each trailer is played. Each trailer is accompanied by still photos from the film as well as screen credits, including cast, and a brief outline of the film's plot. Entertainment Boulevard Movies currently features 375 movie trailers and offers new ones each week. Our recent alliance with GO Network's MR. SHOWBIZ also adds reviews, movie news and box office statistics to Entertainment Boulevard Movies. After watching the movie trailers, our viewers are then able to purchase videos and DVDs through Entertainment Boulevard's arrangement with CheckOut.com.

    ENTERTAINMENT BOULEVARD NETFOMERCIALS. Entertainment Boulevard has recently launched a unique and cost-effective way for infomercial companies to expose their products to millions of worldwide viewers. The "netfomercials" are separated into such categories as beauty, auto and home, and they can be viewed via the RealPlayer G2 and Microsoft Windows Media Player. Included on each netfomercial page is a detailed description of the individual product as well as ordering information and product and shipping costs. Entertainment Boulevard does not produce any of the infomercials. Instead, the companies selling the products provide us with the finished infomercials and handle their own product fulfillment as well. Entertainment Boulevard earns a percentage from the sale of the products.

    ENTERTAINMENT BOULEVARD SPORTS. Entertainment Boulevard intends to erase the traditional geographic boundaries of sports in order to introduce worldwide computer users to various sports broadcasts. All of the sports shows broadcast on our Web site are available on demand so that users may enjoy the shows of their choice at their convenience. Entertainment Boulevard Sports is the on-line home of the following programs:

    - MCCARVER ONE ON ONE. "McCarver One on One" entertains listeners with Tim McCarver's incisive interviews with the most illustrious stars in sports through audio broadcasts. Interviews include such sports figures as Katarina Witt, Tony Gwynn, Marcus Allen, Yogi Berra, Serena Williams, and many others.

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    - TALKING BASEBALL.  "Talking Baseball" is a weekly Internet radio show focusing on fantasy and rotisserie baseball. Listeners of the show and visitors to the Web site range from casual baseball fans to hard core baseball enthusiasts. The show's hosts bring a wealth of fantasy and rotisserie experience to their listeners. The show begins with the picks of the week, followed by fantasy and rotisserie news covering key player movement and injuries for the week. Additional content includes interviews and baseball statistics and trends with fantasy and rotisserie implications.

    - BEARS-PACKERS SHOWDOWN. This entertaining weekly football show is loaded with great locker room audio from around the NFL. Every show features timely interviews, lively discussion, and clever parodies highlighting the most storied rivalries in pro sports and football games of national interest in the NFL. The Bears-Packers Showdown includes locker room interviews with the biggest names in pro football such as John Elway, Randy Moss, Terrell Davis, Deion Sanders, and more.

    - SPORTSNETWORK. This all-inclusive site provides Internet users with complete news and scores from around the world of sports.

    - LISTEN TO THE EAGLE. Soon to launch, "Listen to the Eagle" is believed to be one of the nation's leading outdoor recreation shows.

    THE ROLE OF ENTERTAINMENT BOULEVARD. We believe that Entertainment Boulevard offers the active entertainment consumer access to a greater selection of music, movie trailers and sports programming than is typically available through traditional media. In doing so, Entertainment Boulevard allows record labels, movie studios and sports programmers to promote their content to a broad market that can be difficult to reach through traditional media. Since its introduction in March 1998, visits to our Web site have grown by more than approximately 20% per quarter, and presently total about 150,000 visitors per day.

    Key elements of Entertainment Boulevard's programming include:

    COMPELLING CONTENT. Entertainment Boulevard broadcasts exclusive and original content, including sports radio shows and audio and video interviews. Entertainment Boulevard also offers on-demand music videos and movie trailers, news, and album and movie reviews. Our musical coverage spans all genres, including Rock/Metal, Pop/Dance, Urban, Country, Reggae, Christian, Jazz/Swing, and Latin. We work closely with almost every independent and major record label and movie studio and believe that our relationships with the entertainment industry, as well as our expertise in digital media production, provide us a strategic advantage in offering appealing broadband content to our users.

    POWERFUL PROMOTIONAL OUTLET FOR RECORD LABELS AND MOVIE STUDIOS. Record labels and movie studios can work with Entertainment Boulevard to promote their new releases to the large group of active music buyers and movie fans who make up the Entertainment Boulevard user community. Because consumers can avoid music they dislike and still remain in the Entertainment Boulevard environment, Entertainment Boulevard can cover a broad spectrum of musical genres and expose users to a greater number of artists. Record companies use Entertainment Boulevard to introduce users to a variety of new artists and to inform them of new releases from established artists. Movie studios have an additional outlet to broadcast their trailers, thus informing the movie-going public of new releases in theaters or on video or DVD.

    ATTRACTIVE, TARGETED DEMOGRAPHIC GROUP. Entertainment Boulevard focuses on the valuable 12 to 40 year-old audience. Research conducted by Mediamark Research Inc. demonstrates that our audience members generally:

    - invest substantial amounts of time and money in music and music-related merchandise;

    - adopt technological advancements early; and

    - watch less television than they used to.

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    Advertisers who have difficulty reaching this audience can turn to
Entertainment Boulevard for targeted advertising and direct marketing to this valuable, yet elusive group.

    EFFECTIVE ENVIRONMENT FOR ADVERTISING AND COMMERCE. Entertainment Boulevard provides advertisers with access to a highly desirable group of consumers in an active entertainment environment. The Entertainment Boulevard environment captures consumers for long periods of time, and advertisements can be targeted to specific users. Among other things, Entertainment Boulevard's access to a large audience of active music consumers provides us with a strategic advantage in selling digitally downloaded music. In addition, the content on entertainmentblvd.com acts as a promotional incentive to purchase CDs, DVDs, and videos.

    OUR OBJECTIVE AND STRATEGY. Our objective is to establish Entertainment Boulevard as the premier destination for streaming video entertainment and information. Our strategy to achieve that objective is to attract and retain active viewers with appealing content, thereby creating a valuable environment for record labels, movie studios, sports programmers, advertisers and merchants to market their products. Key elements of Entertainment Boulevard's strategy are:

    CONTINUE TO DEVELOP AND AMASS APPEALING CONTENT. Entertainment Boulevard believes that continuing to develop appealing new audio, visual and text content is critical to expanding its audience. We plan to continue to increase our offering of music videos, movie trailers, and sports programming to attract and retain new consumers. In addition, our expertise in digital media production has positioned Entertainment Boulevard for broadband distribution. We are also committed to adding new features and services.

    AGGRESSIVELY GROW USER BASE. Entertainment Boulevard believes that increasing the size and loyalty of its audience is critical to its success. In addition to continuing to provide compelling content, we believe that we can continue to build our audience through distribution agreements with high-traffic Web sites and through a variety of marketing techniques designed to increase awareness. Use of our "pop-up" video players on other Web sites has been a valuable source of increased traffic. Other marketing techniques include trade advertising and contests.

    BUILD BRAND AWARENESS. Increasing awareness of the Entertainment Boulevard brand is essential to our ability to increase our audience and attract advertisers. We have already begun and will continue to build brand awareness through online advertising and strategic alliances with high traffic Web sites and through off-line advertising such as print, radio, television and billboard advertising. We believe that increased awareness of the Entertainment Boulevard brand will enable us to increase our attractiveness to advertisers who target the Entertainment Boulevard audience.

    INCREASE ADVERTISING REVENUE BY CAPITALIZING ON ATTRACTIVE AUDIENCE DEMOGRAPHICS. Entertainment Boulevard seeks to increase its advertising revenues by offering advertisers access to targeted consumer groups. Our strategy is to focus on large consumer and direct marketers who seek to target music, movies, or sports fans in relevant environments. We believe that Entertainment Boulevard offers an engaging interactive environment where leading brand marketers can target their messages to an elusive audience that is making its early brand decisions.

    TAKE ADVANTAGE OF NEW DISTRIBUTION TECHNOLOGIES. The increased commercial availability of new technologies enabling broadband access to the Internet will allow Entertainment Boulevard to increase distribution of the rich content already available on entertainmentblvd.com. We believe that our extensive experience in developing high quality, rich media content will provide a competitive advantage over other content providers as technologies permitting high-speed access to the Internet become more widely available.

    GENERATE E-COMMERCE REVENUES. We are aggressively pursuing strategic and marketing relationships with retailers focused on Web distribution to enable us to exploit e-commerce opportunities.

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Entertainment Boulevard is well positioned to sell music through digital downloads through its alliance with Liquid Audio. Entertainment Boulevard also offers our users the ability to easily and economically purchase CDs, DVDs, videos and games through our relationship with CheckOut.com and our "netfomercial" programming provides infomercial producers an Internet outlet for their products. Entertainment Boulevard shares in the profits from all of those on-line sales. Other future e-commerce opportunities include the sales of athletic equipment through Entertainment Boulevard Sports.

    INCREASE ENCODING SERVICES. Entertainment Boulevard intends to expand its new encoding services department in order to increase revenues and further augment its brand awareness as a premiere encoding company. We have already begun the push to build awareness through trade shows and a press announcement.

    PURSUE STRATEGIC ALLIANCES AND ACQUISITIONS. We believe that our strategic relationships with Infoseek (the GO Network), Bolt.com, CheckOut.com and Scour.Net will help attract users and facilitate advertising sales. As opportunities arise, we may also seek to increase our Web site traffic, market share and revenues through strategic acquisitions.

    CONTENT DEVELOPMENT. We have developed strong working relationships with most of the major and independent record labels and movie studios, as well as several sports broadcasting companies and infomercial distribution companies. Our content acquisition team is in regular contact with record labels and movie studios to keep the entertainmentblvd.com site up to date with the latest music videos and movie trailers. Our strategy is to engage core groups of editors, artists, video producers and other content creators on a full time basis. However, we have no long-term contracts with any record labels or motion picture studios, and have no assurance that those labels or studios will continue to make their content available to us on reasonable terms, or at all. See "Risk Factors--We Need to Continue to Provide Appealing Content" and "--We Depend on the Entertainment Industry for Our Content."

    REVENUE SOURCES

    ADVERTISING AND SPONSORSHIPS. We sell advertising and sponsorships against the cumulative audience viewing content on entertainmentblvd.com. Our strategy is to focus on advertisers who seek to reach the active music, movies or sports consumer in a corresponding environment. Entertainment Boulevard offers advertisers the opportunity to make connections with their potential consumers by delivering engaging advertising to a targeted audience or sponsoring a relevant content area. Advertisers can derive significant value from targeted users who spend time interacting with the content and the advertisement.

    Entertainment Boulevard derives a portion of its advertising revenues from banner advertisements that are prominently displayed at the top of pages throughout entertainmentblvd.com. From each banner advertisement, viewers can hyperlink directly to the advertiser's own Web site, thus providing the advertiser the opportunity to directly interact with an interested customer. Advertisers have the opportunity to purchase either run-of-site banners or banners specifically targeted to a subset of Entertainment Boulevard. An example of this would be to target baseball fans or Country music fans by placing banner ads only in the "Talking Baseball" section of the sports programming or the Country music genre page of Entertainment Boulevard Music, respectively. Advertisers can also purchase banners that will be viewed by users of other sites by advertising on the Entertainment Boulevard "pop-up" video players. For instance, advertisers seeking teenagers could target ads on the Bolt.com music video player. Entertainment Boulevard seeks to charge premium advertising rates for any level of targeting. See, however, "Risk Factors--We Depend on Advertising Revenues."

    In addition to traditional banner ads, Entertainment Boulevard has also begun selling streaming video ads. These fifteen to thirty second advertisements stream prior to videos playing on Entertainment Boulevard Music. Companies already taking advantage of this new advertising opportunity include Arizona Jeans.

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    Advertising orders are short term and subject to cancellation without penalty until shortly before the advertisement runs. Entertainment Boulevard outsources its advertising to multiple sources, including The Virtual Music Vault ("TVMV"). TVMV targets exclusively music-oriented Web sites, so advertisers know their products will be relevant for Entertainment Boulevard Music users. Such advertisers include Firstlook.com and BMG Music Service. However, we are dependent upon a limited number of advertisers in any quarterly period. The loss of a key relationship with an advertising source or the cancellation or deferral of even a limited number of orders could adversely affect our quarterly financial performance.

    Our revenues for the foreseeable future will depend substantially on sales of advertising and sponsorships, and that dependence subjects us to certain risks. See "Risk Factors--We Depend on Advertising Revenues," "--We Must Increase the Size of Our Audience," "--Our Sales Cycles Vary for Advertising," "--We Depend on a Limited Number of Advertisers" and "--The Acceptance and Effectiveness of Digital Media for Advertising are Unproven."

    OPPORTUNITIES IN E-COMMERCE. Entertainment Boulevard currently facilitates the sale of pre-recorded music to consumers through its relationship with CheckOut.com and through digital downloads. We also make on-line product sales available through the Entertainment Boulevard Netfomercial site.

    CheckOut.com is the exclusive commerce provider for music, videos and games for the Entertainment Boulevard Web site. CheckOut.com is the highly anticipated entertainment and e-commerce destination brought to the Web by Mike Ovitz and the Yucaipa Companies. We expect the two-year alignment with CheckOut.com to generate significant revenues as time progresses because the companies have a 50/50 split on all net proceeds of products sold to Entertainment Boulevard users. In addition, CheckOut.com will make a one-time payment to Entertainment Boulevard for all new referral customers making purchases on CheckOut.com.

    Entertainment Boulevard has integrated CheckOut.com commerce links throughout entertainmentblvd.com and on the "pop-up" video players that it licenses to third parties. CheckOut.com is responsible for all aspects of order processing and fulfillment and will offer special promotions to Entertainment Boulevard users.

    Liquid Audio is a leading provider of software and services for the Internet delivery of music. Through a recent agreement, Entertainment Boulevard has become an affiliate in the Liquid-TM- Music Network, providing its users with access to Liquid Audio's entire catalog of secure digital music downloads. Liquid Audio distributes one of the Internet's largest catalogs of secure downloadable music, with music from approximately 600 record labels.

    Entertainment Boulevard Netfomercials broadcasts infomercials on demand in such categories as beauty, auto and home. Each infomercial company handles its own product fulfillment, and Entertainment Boulevard earns a percentage of product sales.

    Entertainment Boulevard intends to continue to pursue opportunities to sell other lifestyle products relevant to its audience.

    VIDEO ENCODING SERVICES. As an additional source of income, we provide digital encoding services for various third parties, including the Health Channel/Discovery Channel and DVD Express. Typically, the client provides us with video "content" in the form of a finished master videotape. We then convert that content into a digital medium which is then compressed and encoded for viewing at designated delivery speeds on the RealPlayer G2 and/or Microsoft Windows Media Player format. When the process is completed, we deliver to the client a disk which contains Internet-ready content in the required speeds and formats. For these services, we currently charge $15 per minute of delivered content for each designated format and delivery speed.

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    STRATEGIC BUSINESS ALLIANCES AND TECHNOLOGY.  Entertainment Boulevard
pursues strategic relationships to increase audience, build brand recognition and enhance content and distribution opportunities. We currently have strategic relationships in two principal areas: distribution and technology. Our future success depends to a significant extent upon the execution and success of those strategic relationships. See "Risk Factors--We Must Develop and Renew Strategic Relationships."

CERTAIN DISTRIBUTION AGREEMENTS

    In February 1999, Entertainment Boulevard entered into an agreement with Dimension Music, Inc. whereby Entertainment Boulevard is the exclusive online music video provider to the Dimension Music Web site. Links on the Dimension Music site take the user to a co-branded music video "pop-up" player with player pages and streaming content hosted by Entertainment Boulevard. Both parties will sell and serve ad banners on the player and any co-branded pages and will split equally the advertising revenue. Dimension Music is a site dedicated to promoting music through the MP3 standard, a file format enabling near CD-quality music download in minutes. Subject to earlier termination on 30 days notice and certain other events, the initial term of the agreement expires in February 2000 and will continue for additional one-year terms unless either party cancels the agreement thirty days prior to the end of the term then in effect.

    In February 1999, Entertainment Boulevard also entered into an agreement with Scour, Inc., whereby Entertainment Boulevard is a provider of music videos and movie trailers for Scour.Net, a broadband entertainment portal and search engine. Links on the Scour.Net site take the user to a co-branded music video or movie trailer "pop-up" player with player pages and streaming content hosted by Entertainment Boulevard. Scour.Net will serve ad banners on the player and any co-branded pages and will equally split the advertising revenue with Entertainment Boulevard. Scour.Net will also reimburse Entertainment Boulevard for all bandwidth costs in relation to the player. The term of this agreement continues on a month-to-month basis until March 2000.

    In June 1999, Entertainment Boulevard entered into an exclusive distribution agreement with Synge.com, a premier online destination for young adults. Links on the Synge.com site take the user to a co-branded music video "pop-up" player with player pages and streaming content hosted by Entertainment Boulevard. Both parties will sell and serve ad banners on the player and any co-branded pages and will equally split the advertising revenue. Subject to earlier termination on 30 days notice and certain other events, the initial term of the agreement expires in June 2000, and will continue for additional one-year terms unless either party cancels the agreement thirty days prior to the end of the term then in effect.

    In July 1999, Entertainment Boulevard entered into a distribution agreement with CheckOut.com. Links on the CheckOut.com site take the user to a co-branded music video or movie trailer "pop-up" player, with player pages and streaming content hosted by Entertainment Boulevard. CheckOut.com is Entertainment Boulevard's exclusive e-commerce provider for music, videos and games, and Entertainment Boulevard is CheckOut.com's exclusive provider for music videos and movie trailers through its "pop-up" players. In addition to product fulfillment, CheckOut.com has over 350,000 artist pages, featuring a complete listing of current CDs, biographies, news features, product reviews, chats, and links to other sites pertaining to the artists. Pursuant to the agreement, CheckOut.com pays Entertainment Boulevard a commission on sales that originate from ENTERTAINMENTBLVD.COM, as well as a referral fee for each new customer who originated from our Web site. Subject to earlier termination for breach and certain other events, the initial term of the agreement expires in July 2001, and will continue for additional one-year terms thereafter unless either party cancels the agreement thirty days prior to the end of the term then in effect.

    Also in July 1999, Entertainment Boulevard entered into a distribution agreement with Bolt Media, Inc., which operates Bolt.com, a pop-culture site. Links on the Bolt.com site take the user to a co-branded music video "pop-up" player with player pages and streaming content hosted by

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Entertainment Boulevard. Bolt.com will serve ad banners on the player and any co-branded pages and will equally split the advertising revenue with Entertainment Boulevard. Subject to earlier termination due to breach and certain other events, the initial term of the agreement expires in January 2000, and will continue for three additional six-month terms unless either party cancels the agreement thirty days prior to the end of any of those terms.

    In August 1999, Entertainment Boulevard entered into a distribution agreement with College Broadcast, Inc., whereby Entertainment Boulevard provides movie trailers to the community of members at "College Club". College Club is a free service that gives college students across the country free universal messaging, instant messaging, Web-based e-mail, voicemail, paging, chats and access to over 25,000 student groups. Links on the College Club site take the user to a co-branded movie trailer "pop-up" player with player pages and streaming content hosted by Entertainment Boulevard. College Club will serve ad banners on the player and any co-branded pages and will equally split the advertising revenue with Entertainment Boulevard. Subject to earlier termination due to breach and certain other events, the term of the agreement expires in August 2000, subject to continuation for additional one-year terms unless either party cancels the agreement thirty days prior to the end of the term then in effect.

    In August 1999, Entertainment Boulevard also entered into an exclusive distribution agreement with Infoseek Corporation, home of the GO Network. The GO Network is one of the top five digital media and Web properties according to Media Metrix, Inc. Links on the WALL OF SOUND, MR. SHOWBIZ and GO Broadcast sites take the user to a co-branded music video or movie trailer "pop-up" player with player pages and streaming content hosted by Entertainment Boulevard. The term of the agreement expires in August 2000, although Infoseek reserves the right to cancel the agreement upon thirty days notice at any time.

TECHNOLOGY

    Entertainment Boulevard houses its Web page servers in a collocation facility at Level 3 Communications, Inc. ("Level 3"), and all of Entertainment Boulevard's Web pages are hosted by Level 3. Entertainment Boulevard has also entered into a content management and delivery contract with InterVU Inc. The InterVU network utilizes nine Internet "backbones" to deliver media in the optimal manner.

    In April 1999, Entertainment Boulevard entered into an agreement with ICTV, Inc. to make broadband versions of Entertainment Boulevard's music and infomercial sites available as channels on ICTV, one of the nation's leading cable set-top box companies. At speeds of up to 10Mbps, ICTV's broadband Internet access is up to 100 times faster than ordinary dial-up services like WebTV.

    In July 1999, Entertainment Boulevard entered into an agreement with Digital Bitcasting Corp. to become the exclusive broadcaster of MP3 music videos and movie trailers over the Internet. This will offer a substantial increase in audio and video quality. The exclusive portion of this agreement is for six months.

    In August 1999, Entertainment Boulevard entered into an agreement with iBEAM Broadcasting Corporation ("iBEAM") to transmit Entertainment Boulevard's content through iBEAM's satellite-based network. This new content delivery model provides subscribers to iBEAM-powered Internet service providers with guaranteed access to high-demand streaming content, without related network congestion or overload. This technology allows Entertainment Boulevard to offer a higher quality of streaming video and reduce the cost while increasing the quality of distribution, thereby enhancing the user experience.

    Most recently, Entertainment Boulevard has entered into an agreement with Microsoft Corp. ("Microsoft") under which Entertainment Boulevard has become a participant in Microsoft's Network Credits Program. Under that program, participants are allowed to use "network credits" to obtain third parties' services to deliver content to customers of Network Credits Program participants through the use of Windows media technologies. In addition, Entertainment Boulevard has entered into an agreement with ServiceCo, LLC, a joint venture among affiliates of Time Warner Inc., MediaOne Group, Inc., Microsoft, Compaq Corp. and Advance/Newhouse, which operates "Road Runner," a high speed online service delivered to PCs over the cable television infrastructure. Under that agreement, Entertainment Boulevard's content will be included in co-branded, online broadband programming provided by Road Runner to its subscribers. Road Runner is currently available to about 12.5 million homes in several areas, and will eventually be able to reach more than 30 million cable homes nationwide.

    MARKETING AND BRAND AWARENESS. Entertainment Boulevard employs a variety of methods to increase its audience and build brand recognition and loyalty. We believe that the most effective means of consumer marketing is creating programs that allow a potential user the opportunity to sample the product. As a result, Entertainment Boulevard has developed its "pop-up" player. These co-branded "pop-up" players allow other sites' users to select and view an assortment of Entertainment Boulevard's extensive catalogue of content while browsing the other sites. This gives Entertainment Boulevard exposure on other sites and helps to draw viewers to Entertainment Boulevard for access to our entire library. We license our "pop-up" players to sites whose demographics are similar to ours, and we have also made an effort to license the players to larger sites, such as the GO Network's WALL OF SOUND, MR. SHOWBIZ and GO Broadcast, as well as the multimedia search engine Scour.Net.

    In addition to direct marketing, certain of our marketing staff focuses on other forms of brand awareness, including traditional media advertising such as print, radio and outdoor. Entertainment Boulevard also has an experienced public relations team focused on generating press coverage in both trade and consumer media.

    Entertainment Boulevard continues to be actively involved in trade shows that focus on entertainment, streaming media, and Internet technology. Those shows allow Entertainment Boulevard to showcase its Web site and content to potential advertisers, potential alliances, and the media.

    OPERATIONS AND INFRASTRUCTURE. Entertainment Boulevard's operating infrastructure has been designed and implemented to support the reliable and swift delivery of millions of Web page views a day. Key attributes of our infrastructure include scalability, performance and service availability.

    Web pages are generated and delivered, in response to end-users requests, by any one of three front-end Web applications and database servers. Entertainment Boulevard's servers run on the Debian/ GNU Linux operating system and Apache Web server software.

    Entertainment Boulevard maintains all of its entertainmentblvd.com production servers at the Los Angeles, California, Data Center of Level 3. Entertainment Boulevard's operations are dependent upon Level 3's ability to protect its systems against damage from fire, storms, power loss, telecommunications failure, break-ins and other events. Level 3 provides comprehensive facilities management services, including human and technical monitoring of all production servers 24 hours per day, seven days per week. Level 3 also provides the means of connectivity for Entertainment Boulevard's servers to end-users via the Internet through multiple DS-3 and OC-12 connections. The Level 3 facility is connected to two independent power grids, has multiple independent uninterruptible power supplies ("UPS") which are battery-powered, as well as multiple independent diesel generators designed to provide power to the UPS systems within seconds of a power outage.

    All of Entertainment Boulevard's Web production data are copied to backup tapes each night. Entertainment Boulevard keeps all of its production servers behind firewalls for security purposes and does not allow outside access at the operating systems level, except via special secure channels. Strict password management and physical security measures are followed.

    A Computer Security Response Team composed of members of Level 3 and Entertainment Boulevard provides security alerts, and, where appropriate, recommended action is taken to address security risks and vulnerabilities. See "Risk Factors--Our Systems May Fail or Limit User Traffic."

    COMPETITION. Competition among media companies seeking to attract the active music consumer is intense. See "Risk Factors--We Face Significant Competition from a Variety of Sources" for additional information on this topic.

    REGULATORY UNCERTAINTIES AND GOVERNMENTAL REGULATION. Laws and regulations directly applicable to Internet communications, commerce and advertising are becoming more prevalent. Such legislation could dampen the growth in use of the Internet generally and decrease the acceptance of the Internet as a communications, commercial and advertising medium. Although our transmissions originate in California, the governments of other states or foreign countries might attempt to regulate our transmissions or levy sales or other taxes relating to our activities. The European Union recently enacted its own privacy regulations that may result in limits on the collection and use of certain user information. The laws governing the Internet, however, remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws, such as those governing intellectual property, privacy, libel and taxation, apply to the Internet and Internet advertising. In addition, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet. Furthermore, the Federal Trade Commission has recently investigated the disclosure of personal identifying information obtained from individuals by Internet companies. In the event the Federal Trade Commission or other governmental authorities adopt or modify laws or regulations relating to the Internet, our business, results of operations and financial condition could be adversely affected. See "Risk Factors--Governmental Regulation and Legal Uncertainty May Restrict Our Business."

    Entertainment Boulevard does not collect sales or other taxes on goods sold to users through referrals from entertainmentblvd.com. However, one or more states may seek to impose sales tax collection obligations on companies such as Entertainment Boulevard which engage in or facilitate Internet-based commerce. A number of proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services through the Internet. Such proposals, if adopted, could substantially impair the growth of e-commerce and could adversely affect our opportunity to derive financial benefit from e-commerce. See "Risk Factors--The Imposition of Sales and Other Taxes Could Hinder Our Business."

    INTELLECTUAL PROPERTY. The music videos, movie trailers, sports programming and infomercials featured on ENTERTAINMENTBLVD.COM are copyrighted works of third parties, including record labels, movie studios, artists and songwriters. Each piece of music or music video may have multiple copyright owners, some with rights in the sound recording (the particular performance) and others with rights in the musical composition (the lyrics and music). Entertainment Boulevard has various licensing arrangements with those parties, ranging from formal contracts to informal agreements based on the promotional nature of the content. In some cases, Entertainment Boulevard pays a fee to the licensor for use of the content, and in other cases the use is free. Entertainment Boulevard also uses other content, including images, that are copyrighted works of others. We rely on our positive working relationships with copyright owners to obtain licenses on favorable terms. Any changes in the nature or terms of these arrangements, including any requirement for Entertainment Boulevard to pay significant fees for the use of the content, could have a negative impact on the availability of content or our business.

    Copyrighted material that Entertainment Boulevard develops internally, as well as trademarks relating to the Entertainment Boulevard brand and other proprietary rights are important to our success and our competitive position. We generally enter into confidentiality or license agreements with our employees, consultants and corporate partners, and generally control access to and distribution of our proprietary information. We cannot assure you that the steps we have taken will prevent misappropriation of our proprietary rights, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States. If third parties were to use or otherwise misappropriate our copyrighted materials, trademarks or other proprietary rights without our consent or approval, our competitive position could be harmed, or we could become involved in litigation to enforce our rights. It is also possible that we could become subject to infringement actions based upon the content licensed from third parties. Any such claims or disputes could subject us to costly litigation and the diversion of our financial resources and technical and management personnel. Further, if our efforts to enforce our intellectual property rights are unsuccessful or if claims by third parties against Entertainment Boulevard are successful, we may be required to change our trademarks, alter the content and/or pay financial damages, all of which could adversely affect our business. See "Risk Factors--We Depend on the Music and Movie Industries for Much of Our Content" and "--We Depend Upon Intellectual Property Rights and Licensed Material."

    PERSONNEL. As of September 30, 1999, we employed 23 full-time employees, of which 15 were engaged in technical activities, four in general administration and executive activities and four in business development. From time to time, we also engage independent contractors to support our research and development, marketing, sales and administrative activities. We are not a party to any collective bargaining agreement and consider our relationships with our personnel to be good.

    FACILITIES. We lease our approximately 12,000 square foot headquarters in Los Angeles, California, for a monthly base rent of $26,700 plus annual 3.5% escalations and our share of building operating expenses. The lease expires on December 31, 2004 and is subject to one five-year renewal option. We believe that this space will be sufficient for our needs for the foreseeable future.

    LEGAL PROCEEDINGS. In October 1999, we received a summons and complaint naming us as defendants in a suit by Arthur Brown (who is one of our directors) and Rizman Alikahn in the Superior Court of the State of California, Los Angeles County. The complaint alleged breach of contract for failure to repay a short-term loan made by Messrs. Brown and Alikhan to us and sought damages in the amount of approximately $556,000, plus interest and attorney fees. On October 13, 1999, we entered into a settlement agreement with Messrs. Brown and Alikhan, pursuant to which we: (i) made payments in the amount of $300,000 against the outstanding loan and $10,000 in attorney fees and cost;
(ii) agreed to pay the remaining principal amount of approximately $256,000, plus interest, out of 50% of any future income, with final payment to occur no later than January 31, 2000; and (iii) agreed that Stephen Brown (our President and Chief Executive Officer) would not be a signatory on any of our bank accounts until the remaining principal and interest is repaid in full. Stephen Brown also agreed to personally guarantee repayment of the remaining principal and interest. No judgment will be entered with the court unless the remaining principal amount and interest are not repaid by January 31, 2000.

                                   MANAGEMENT

    DIRECTORS AND EXECUTIVE OFFICERS. The following table sets forth certain information regarding our executive officers and directors. Our directors (of which there are presently two) serve until the next annual meeting of stockholders or until their successors are elected and qualified, while officers serve at the discretion of the Board of Directors. There are no family relationships among our directors and executive officers.

NAME                             AGE                   POSITION
----                     --------------------   -----------------------
Stephen Brown                     43            Director, President,
                                                Chief Executive Officer
                                                and Treasurer
Arthur Brown                      49            Director
Debbi Gilson                      30            Secretary

    STEPHEN BROWN, the founder of INB, has held his positions with Entertainment Boulevard since May 1999. A pioneer in bringing entertainment to the Web, he is responsible for all aspects of programming for our Web site, as well as orchestrating cooperative ventures and creative alliances to ensure variety and the highest possible quality of entertainment content available on entertainmentblvd.com. Prior to establishing INB's predecessor in April 1997, Mr. Brown was a co-founder and executive officer of a Los Angeles-based independent record company. That company, which was founded in 1988, was a force in the independent record industry for eight years before Mr. Brown's focus turned toward the Internet. Born in England, Brown graduated from Easingwold Technical Institute in 1971 with honors and a degree in commercial design.

    ARTHUR BROWN has been a director since May 6, 1999. Since 1984, Mr. Brown has been active in raising capital for various public companies, most recently through 766077 Alberta, Inc.

    DEBBI GILSON became our corporate Secretary in October 1999 and has been with INB and its predecessors since inception in April 1997. Ms. Gilson oversees the daily operations of Entertainment Boulevard, and coordinates all human resources. She is also responsible for all editorial features on our Web site and aids in promoting name recognition of Entertainment Boulevard through press releases and bi-weekly newsletters to ENTERTAINMENTBLVD.COM viewers. Ms. Gilson has a seven year background in the music industry in the areas of contractual negotiations, marketing and business development. Prior to joining INB and Entertainment Boulevard, Ms. Gilson worked at Sony Music as an executive assistant from March 1994 until March 1997. Ms. Gilson has a Bachelor of Arts degree in Film Studies from the University of California at Santa Barbara.

    EXECUTIVE COMPENSATION. The following table sets forth summary information with respect to the compensation paid to Stephen Brown, our current President, Chief Executive Officer and Treasurer, for services rendered in all capacities to us through September 30, 1999. In addition, because Dr. Colin Leech-Porter was our Chief Executive Officer on December 31, 1998, the table also provides summary information as to the compensation paid to him for services rendered in all capacities during fiscal 1998. We had no executive officer whose total cash compensation exceeded $100,000 for fiscal 1998, and, other than Stephen Brown, none of our present executive officers have compensation at that level.

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM
                                                                                             COMPENSATION
                                                                                                AWARDS
                                                              ANNUAL COMPENSATION            ------------
                                                     -------------------------------------    SECURITIES
                                           FISCAL                             ALL OTHER       UNDERLYING
NAME AND PRINCIPAL POSITION                 YEAR      SALARY     BONUS     COMPENSATION(1)     OPTIONS
---------------------------               --------   --------   --------   ---------------   ------------
Stephen Brown,
  Chief Executive Officer(2)............    1999     $320,000   $ -0-          $-0-              50,000

Colin Leech-Porter,
  Chief Executive Officer(3)............    1998       -0-        -0-          -0-              -0-

------------------------

(1) In the interest of attracting and retaining qualified personnel, Entertainment Boulevard currently provides its executive officers with certain perquisites. These include the cost of group medical insurance. As to Mr. Brown, the incremental cost to us of providing such perquisites is not expected to exceed 10% of the annual salary and bonus to be paid to him in fiscal 1999.

(2) Mr. Brown was appointed President, Chief Executive Officer and Treasurer of Entertainment Boulevard on May 6, 1999. The amounts shown reflect compensation to Mr. Brown in all capacities through September 30, 1999.

(3) Dr. Leech-Porter resigned as Entertainment Boulevard's Chief Executive Officer on January 13, 1999 and is no longer an officer of the Company.

    The following table provides information concerning stock options granted to Mr. Brown and Dr. Leech-Porter during the years indicated.

                                 OPTION GRANTS

                                                                     % OF
                                                                TOTAL OPTIONS
                                              NUMBER OF           GRANTED TO
                              FISCAL    SECURITIES UNDERLYING    EMPLOYEES IN    EXERCISE PRICE     EXPIRATION
                               YEAR        OPTIONS GRANTED       FISCAL YEAR       PER SHARE           DATE
                             --------   ---------------------   --------------   --------------   --------------
Stephen Brown(1) ..........    1999            50,000                   11.2%         $1.00       March 26, 2004

Colin Leech-Porter(2)......    1998          -0-                     N/A            N/A                N/A

------------------------

(1) Mr. Brown became Chief Executive Officer on May 6, 1999. The table reflects option grants through September 30, 1999.

(2) Dr. Leech-Porter resigned as Entertainment Boulevard's Chief Executive Officer on January 13, 1999.

    No options have ever been exercised by Dr. Leech-Porter or Mr. Brown. As to each of them, the following table sets forth the number and value of vested and unvested options held as of September 30, 1999.

                       OPTION VALUE AT SEPTEMBER 30, 1999

                                                   NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                  OPTIONS AT SEPTEMBER 30       OPTIONS AT SEPTEMBER 30
                                                ---------------------------   ---------------------------
                                                EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                                -----------   -------------   -----------   -------------
Stephen Brown.................................     50,000        -0-           $  53,124       N/A

Colin Leech-Porter............................     -0-           -0-             N/A           N/A

    DIRECTOR COMPENSATION. At this time, we do not contemplate paying fees to our directors for their services as directors, although they are eligible for options under our stock option plan. See "Stock Option Plan" below. It is, however, our policy to reimburse directors for reasonable travel and lodging expenses incurred in attending meetings of the Board of Directors.

    STOCK OPTION PLAN. In January 1999, Entertainment Boulevard adopted the 1999 Stock Option Plan (the "Option Plan"), covering 1,000,000 shares of Entertainment Boulevard Common Stock that may be granted to officers, directors, employees, consultants and other individuals providing significant contributions to Entertainment Boulevard. The purpose of the Option Plan is to provide participants with an incentive to become stockholders in Entertainment Boulevard and share in its success.

    The Option Plan is currently administered by our Board of Directors. Options granted under the Option Plan are priced at no less than 85% of the fair market value of Entertainment Boulevard's Common Stock on the date of grant.

    As of September 30, 1999, there were 447,000 options outstanding under the Option Plan at a weighted average price of $1.14 per share.

    EMPLOYMENT ARRANGEMENTS. Presently, none of our officers or directors are employed pursuant to an employment agreement except Stephen Brown. On November 1, 1999, we entered into a two-year employment agreement with Mr. Brown. During the first year, annual compensation pursuant to the employment agreement is $240,000 per year, payable monthly, subject to a minimum annual increase of 15% for the second year. Mr. Brown is also eligible to receive an annual bonus as determined by our Board of Directors, as well as a $1,500 per month car allowance and payment of automobile operating expenses. In addition, at the end of each twelve-month period of employment, Mr. Brown will be granted options under the Option Plan for a minimum of 50,000 shares. During the two-year term, the employment agreement is terminable only upon Mr. Brown's death or disability (as defined in the agreement) or by either party for "cause," also as defined in the agreement.

    LIMITATION ON LIABILITY AND INDEMNIFICATION ARRANGEMENTS. As permitted under Nevada law, our Articles of Incorporation, as amended, provide that no director or officer shall be personally liable to Entertainment Boulevard or its stockholders for damages for breach of fiduciary duty as a director or officer, except with respect to (i) acts or omissions that involve intentional misconduct, fraud or a knowing violation of law or (ii) the payment of improper distributions. The limitation of liability provision does not eliminate a stockholder's right to seek non-monetary, equitable remedies such as injunction or rescission to redress an action taken by directors or officers. However, as a practical matter, equitable remedies may not be available in all situations and there may be instances in which no effective remedy is available.

    Our Articles of Incorporation, as amended, and Bylaws provide for the indemnification of our directors, officers, employees and agents to the full extent permitted by Nevada law. Under Nevada law, directors, officers, employees and other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement that are actually and reasonably incurred in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than a "derivative action" by or in the right of Entertainment

Boulevard) if they acted in good faith and in a manner they reasonably believed to be in the best interests of Entertainment Boulevard and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of a derivative action, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such an action. Nevada law further provides that the indemnification and advancement of expenses provided by, or granted pursuant to, provisions of Nevada law is not to be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement or otherwise.

    We have entered into, or intend to enter into, indemnification agreements (the "Indemnification Agreements") with our directors and executive officers providing indemnity consistent with the foregoing. The Indemnification Agreements will constitute binding agreements between us and each of the other parties thereto, thus preventing us from modifying our indemnification policy in a way that is adverse to any person who is a party to an Indemnification Agreement. We have also obtained officer and director liability insurance with respect to liabilities arising out of certain matters, including matters arising under the Securities Act.

    In connection with the sale of Series A Preferred Stock, we entered into indemnification arrangements with the purchasers of that stock and Robb Peck. Such indemnification covers various matters, including liabilities arising out of or relating to statements made in, or omitted from, the Registration Statement of which this Prospectus is a part.

    We have been advised that insofar as any of the foregoing provisions or agreements may be invoked to disclaim liability for damages under the Securities Act, it is the opinion of the SEC that such provision or agreement is against public policy as expressed in the Securities Act and is therefore unenforceable.

    At present, there is no pending litigation or proceeding involving any director or officer, employee or agent of Entertainment Boulevard where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information with respect to the beneficial ownership of our outstanding voting securities (Common Stock and Series A Preferred Stock) known by us as of November 17, 1999, after giving effect to the anticipated sale of another 2,000 shares of Series A Preferred Stock as described in "Recent Developments." The table sets forth such information as to:

    - each person or entity known by us to be the beneficial owner of more than 5% of our Common Stock or Series A Preferred Stock;

    - each of our directors;

    - our current Chief Executive Officer, as named in the Summary Compensation Table above (i.e., Stephen Brown); and

    - all of our directors and executive officers as a group (three persons).

    "Beneficial ownership" includes those shares which a stockholder has the power to vote or transfer and Common Stock that could be issued upon the exercise of outstanding warrants or stock options that are exercisable within 60 days of the date of this Prospectus, as well as shares of Common Stock obtainable upon conversion of Series A Preferred Stock and certain outstanding promissory notes. The persons listed below have sole voting and investment power with respect to all shares owned by them, except to the extent such power may be shared with a spouse.

                                                                  NUMBER OF SHARES
NAME                                            TITLE OF CLASS   BENEFICIALLY OWNED   PERCENTAGE OF CLASS(1)
----                                            --------------   ------------------   ----------------------
Stephen Brown(2)..............................  Common                2,050,000(3)              14.6%
Arthur Brown(2)...............................  Common                      -0-                   N/A
H.A.A. Inc.(4)................................  Common                  971,872(5)(6)            7.3%
                                                Series A                  1,400                   35%
Lowen Holdings(7).............................  Common                  332,944(5)               2.6%
                                                Series A                    600                   15%
Beestons Investment Ltd.(8)...................  Common                1,379,817(5)(6)           10.1%
                                                Series A                  2,000                   50%
All executive officers and directors as a
  group (three persons)(9)....................  Common                2,150,000                 15.2%

------------------------

(1) Based on 12,452,500 outstanding shares of Common Stock and 4,000 outstanding shares of Series A Preferred Stock. Each share of Series A Preferred Stock is currently convertible into 554.91 shares of Common Stock. "Percentage of Class" for Common Stock (i) assumes conversion of Series A Preferred Stock and promissory notes of the holder only and (ii) assumes exercise of options and warrants of the holder only (see footnotes (3), (5), (6) and (9) below).

(2) Address is c/o Entertainment Boulevard, Inc., 12910 Culver Boulevard, Suite I, Los Angeles, California 90066.

(3) Includes 1,550,000 shares obtainable through the exercise of warrants and options.

(4) Address is 1601 42nd St., Brooklyn, NY 11204.

(5) Includes shares obtainable through the conversion of Series A Preferred Stock in the following amounts: H.A.A., Inc.--776,872; Lowen
    Holdings--332,944; and Beestons Investment Ltd.--1,109,817.

(6) Includes shares obtainable through the conversion of certain promissory notes in the following amounts: H.A.A. Inc.--125,000; and Beestons Investment Ltd.--125,000.

(7) Address is West Street 51, Zurich, Switzerland.

(8) Address is P. O. Box 65, Duke Street, Gretton House, Grand Turks, Caicos.

(9) Includes 1,650,000 shares obtainable through the exercise of warrants and options.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

    The Company was founded in December 1997 by Dr. Colin Leech-Porter, a Canadian resident who was its sole officer and director from formation until January 1999. On March 8, 1998, Dr. Porter purchased 365,000 shares of the Company's Common Stock for $3,650. In conjunction with the Company's formation, Dr. Porter advanced $8,500 to the Company, which amount has since been repaid. Dr. Porter no longer provides services to the Company in any capacity.

    In December 1998, the Company issued 2,925,000 units of its securities in a private offering, with each "unit" consisting of one share of Common Stock, a warrant to purchase a share of Common Stock for $0.25 and a warrant to purchase an additional share of Common Stock for $1.00 during a one year period beginning with the date of this Prospectus. At an offering price of $0.08 per unit, the offering raised $234,000 from eleven persons, each of whom is a Selling Stockholder and some of whom are relatives or affiliates of Akbar Alikhan, who was an officer and director of the Company from January 1999 until May 1999. The $0.25 warrants have since been exercised in full, resulting in the issuance of 2,925,000 shares for aggregate consideration of $731,250. The $1.00 warrants have not yet been exercised, and the shares underlying those warrants are included in the Registration Statement of which this Prospectus is a part.

    In January 1999, the Company acquired all of the equity interests in INB from two persons, one of whom was Stephen Brown, the founder of INB and a director and executive officer of Entertainment Boulevard (the "INB Acquisition"). In connection with the INB Acquisition, the Company issued 1,000,000 shares of Common Stock to the two equity owners (500,000 of which went to Stephen Brown) and the Company and the owners of INB entered into a written agreement in which they provided various representations, warranties and covenants to each other. In addition, the Company issued 1,600,000 shares of Common Stock to 44 persons in cancellation of INB's indebtedness to them (the "INB Debtholders"). The predecessor of INB was founded by Stephen Brown in April 1997.

    Stephen Brown has entered into an employment agreement with the Company, as described under "Management--Employment Arrangements." In addition, Mr. Brown has previously been granted options to acquire 50,000 shares of Common Stock under the Option Plan.

    In July 1999, in order to resolve certain disputes between them (including disputes arising in connection with the INB Acquisition), the Company, Akbar Alikhan (a former officer and director of the Company), Stephen Brown, Arthur Brown (a director of the Company) and Rizman Alikhan (the son of Akbar Alikhan) entered into a settlement agreement pursuant to which, among other things,
(i) Arthur Brown and Akbar Alikhan made an unsecured loan of $400,000 to the Company at 8.0% annual interest, (ii) the Company loaned $400,000 to Stephen Brown for five years, payable without interest, (iii) the Company issued warrants to Stephen Brown and the INB Debtholders allowing them to purchase up to 1,900,000 shares of Common Stock for $1.00 per share until August 1, 2004 (with warrants for 1,500,000 of those shares allocated to Mr. Brown) and
(iv) the parties granted mutual releases to each other. All of the shares underlying the foregoing warrants are included in the Registration Statement filed in connection with this Prospectus.

    From time to time, Arthur Brown and Rizman Alikhan have made unsecured loans to the Company. Such loans have been the subject of litigation, as described in "Entertainment Boulevard's Business--Legal Proceedings." The outstanding balance of those loans is currently approximately $260,000 and bears interest at 8% per year and is due January 31, 2000.

    Debbi Gilson, Entertainment Boulevard's Secretary, has been granted options under the Option Plan to purchase up to 100,000 shares of Common Stock at $1.00 per share. Those options are fully vested and are exercisable over a five-year term.

    On September 3, 1999, H.A.A. Inc., Lowen Holdings and Beestons Investment Ltd. purchased all of the Company's outstanding Series A Preferred Stock in a transaction described in "Recent Developments--Sale of Series A Preferred Stock." Prior to that purchase, Beestons Investment Ltd. loaned $250,000 to the Company at an interest rate of 10% per year. In connection with that loan, Beestons Investment Ltd. was issued 75,000 shares of Common Stock. The loan has since been repaid.

    On November 12, 1999, H.A.A. Inc. and Beestons Investment Ltd. loaned an aggregate of $500,000 to the Company in a transaction described in "Recent Developments--Short Term Loan."

                         DESCRIPTION OF OUR SECURITIES

    The following description is a summary of our securities and selected provisions of our Articles of Incorporation and Bylaws and is qualified in its entirety by reference to such documents and Nevada law.

    COMMON STOCK. Our Articles of Incorporation authorize the issuance of up to 50,000,000 shares of Common Stock, $0.001 par value per share. As of the date of this Prospectus, 12,452,500 shares of our Common Stock are issued and outstanding. On all matters submitted to a vote of the stockholders, each holder of Common Stock which was designated at issuance as having voting rights has the right to one vote for each share held of record. Subject to preferences that apply to our Series A Preferred Stock and may be applicable to any other Preferred Stock that may be outstanding in the future, holders of our Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Entertainment Boulevard, holders of our Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of Preferred Stock. Holders of our Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities, and there are no redemption or sinking fund provisions applicable to our Common Stock. Pursuant to our Articles of Incorporation, one-third of the votes cast on any matter by a stockholder voting group will constitute a quorum of that voting group for action on that matter by the stockholders.

    Nevada law does not require stockholder approval for the issuance of authorized but unissued shares of common stock. Such issuances may be for a variety of corporate purposes, including future private and public offerings to raise additional capital or to facilitate corporate acquisitions.

    PREFERRED STOCK. Our Articles of Incorporation also authorize the issuance of up to 1,000,000 shares of Preferred Stock. As of the date of this Prospectus, we have authorized the issuance of up to 10,000 shares of Series A Preferred Stock, of which 2,000 shares are presently issued and outstanding and 2,000 more are expected to be issued in the near future. See "Recent Developments." Each share of Series A Preferred Stock bears cumulative annual dividends equal to 8.0% of its "Stated Value" (presently $1,000 per share), payable on the last day of February and August of each year, commencing on February 29, 2000. Dividends are payable in cash or by a specified increase in the Stated Value. Each share of Series A Preferred Stock also has a liquidation preference equal to its Stated Value and ranks senior to our Common Stock with respect to dividend and liquidation payments. As described above in "Dividend Policy," we are restricted in the payment of dividends so long as any Series A Preferred Stock is outstanding. Except as otherwise required by Nevada law, holders of Series A Preferred Stock have the right to vote with the Common Stock on all matters in which holders of Common Stock have the right to vote. In addition, approval of 66 2/3% of the outstanding Series A Preferred Stock is required before we can take certain actions which could affect the Series A Preferred Stock. Subject to certain limitations, all shares of Series A Preferred Stock are convertible, at the holder's option, into shares of Common Stock at a specified Conversion Price (presently yielding 554.91 shares of Common Stock for each share of Series A Preferred Stock). In addition, beginning September 3, 2002, or earlier if the Series A Preferred Stock maintains a value of $6.00 per share or greater for a specified time period, we have the right to cause all outstanding shares of Series A Preferred Stock to be converted at the Conversion Price then in effect. In the event that the effectiveness of the Registration Statement filed in connection with this Prospectus is not maintained as agreed upon, the applicable Conversion Price for each share of Series A Preferred Stock is subject to decrease pursuant to an agreed upon formula, up to a specified limit. See "Risk Factors--Variation in Series A Preferred Stock Conversion Rate." All of the outstanding shares of Series A Preferred Stock are fully paid and non-assessable, and the shares of Common Stock to be issued upon conversion of the Series A Preferred Stock will be, when so issued, fully paid and non-assessable. All of the shares of Common Stock into which the outstanding shares of Series A Preferred are convertible are being registered pursuant to the Registration Statement filed in connection with this Prospectus.

    Except as described in "Recent Developments," we currently have no plans to issue any additional shares of Preferred Stock. The Board of Directors does, however, have the authority, without action by the stockholders, to issue all or any portion of the authorized but unissued Preferred Stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series. Such Preferred Stock, if and when issued, may carry rights superior to those of the Common Stock.

    We consider it desirable to have Preferred Stock available to provide increased flexibility in structuring possible future financings and in meeting corporate needs which may arise. If opportunities arise that would make it desirable to issue Preferred Stock through either public offerings or private placements, the provision for Preferred Stock in our Articles of Incorporation would avoid the possible delay and expense of a stockholders' meeting, except as may be required by law or regulatory authorities. Issuance of the Preferred Stock could result, however, in a series of securities outstanding that would have certain preferences with respect to dividends and liquidation over our Common Stock which would result in dilution of the income per share and net book value of the Common Stock. Issuance of additional Common Stock pursuant to any conversion right which may be attached to the terms of any series of Preferred Stock may also result in the dilution of the net income per share and the net book value of the Common Stock. The specific terms of any series of Preferred Stock will depend primarily on market conditions, terms of a proposed acquisition or financing, and other factors existing at the time of issuance. Furthermore, it is not possible at this time to determine in what respect a particular series of Preferred Stock will be superior to our Common Stock or any other series of Preferred Stock which we may issue. The Board of Directors does not intend to issue any additional Preferred Stock except on terms which it deems to be in the best interest of Entertainment Boulevard and its stockholders.

    WARRANTS AND OPTIONS. To date, we have issued warrants representing the right to purchase up to 5,075,000 shares of our Common Stock at exercise prices of $1.00 or $2.00 per share. The expiration dates of those warrants range from one year after the date of this Prospectus to September 2, 2004. All of the shares of Common Stock underlying those warrants are being registered pursuant to the Registration Statement filed in connection with this Prospectus.

    In addition to options granted under the Option Plan, we have also granted an option to purchase 50,000 shares of Common Stock for $6.00 per share through August 2, 2002.

    The exercise price of our warrants and options was determined by negotiation and should not be construed to imply that any price increases in our securities will occur. We have reserved from Entertainment Boulevard's authorized but unissued shares a sufficient number of shares of Common Stock for issuance upon the exercise of those warrants and options.

    The warrants and options do not confer upon the holder any voting or other rights of a stockholder of the Company. Among other things, the warrants and options provide for customary anti-dilution provisions in the event of certain events, which may include mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits and other changes in our capital structure.

    The foregoing is a summary of the terms generally applicable to the warrants and options outstanding as of the date of this Prospectus. The terms of the individual warrants and options may vary according to negotiations between us and the various holders.

    REGISTRATION RIGHTS GRANTED BY THE COMPANY. The holders of outstanding warrants, options and shares of Series A Preferred Stock and certain convertible promissory notes have various registration rights with respect to the underlying Common Stock. The Selling Stockholders are participating in this offering as a result of those registration rights.

    TRANSFER AGENT AND REGISTRAR. The Transfer Agent and Registrar for our Common Stock is American Securities Transfer & Trust, Inc., located in Denver, Colorado.

                        SHARES ELIGIBLE FOR FUTURE SALE

    If the maximum number of shares offered under this Prospectus are issued, 22,097,500 shares of our Common Stock will be outstanding. Of that number, all but 2,600,000 shares will be freely tradable without restriction or further registration under the Securities Act, unless purchased or held by our "affiliates," as defined in Rule 144 of the Securities Act ("Rule 144"). The remaining 2,600,000 shares will be restricted as to resale (the "Restricted Shares"). In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year (including the holding period of any prior owner except an affiliate of Entertainment Boulevard) will be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the number of shares of Common Stock then outstanding (which equals approximately 123,000 shares as of the date of this Prospectus); or (ii) the average weekly trading volume of the Common Stock on the OTCBB during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about Entertainment Boulevard. Under Rule 144(k), a person who is not deemed to have been an affiliate of Entertainment Boulevard at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. The 1,500,000 shares of Common Stock obtainable by Stephen Brown upon the exercise of warrants are subject to a "lock-up agreement." Pursuant to that agreement, Mr. Brown has agreed that he will not sell or otherwise transfer his shares until after May 30, 2000 without the prior consent of the purchasers of the Series A Preferred Stock.

                              SELLING STOCKHOLDERS

    The following table sets forth the persons or entities which are offering their shares of Common Stock pursuant to this Prospectus, and the number of shares of Common Stock being offered by such Selling Stockholder:

                                                     SHARES OWNED PRIOR TO THE    SHARES OWNED AFTER THE
                                                             OFFERING                    OFFERING
                                      NUMBER OF      -------------------------   ------------------------
SELLING STOCKHOLDER                 SHARES OFFERED    NUMBER(1)    PERCENT(2)     NUMBER(1)    PERCENT(2)
-------------------                 --------------   -----------   -----------   -----------   ----------
Stephen Brown(3)..................      1,500,000     2,050,000          14.6%      550,000         3.9%
Farida Alikhan(4).................        312,500       312,500           2.4%          -0-         N/A
Rochford Young....................         50,000       110,000           (5)        60,000         (5)
Rohail Alikhan....................        312,500       325,000           2.5%       12,500         (5)
Loretta Harty.....................        312,500       325,000           2.5%       12,500         (5)
Ray Longstaff.....................        312,500       312,500           2.4%          -0-         N/A
531287 BC Ltd.....................        187,500       187,500           1.5%          -0-         N/A
RAK Enterprises...................        187,500       187,500           1.5%          -0-         N/A
Oughton York Holdings.............        312,500       312,500           2.4%          -0-         N/A
Brunswick Ltd.....................        312,500       312,500           2.4%          -0-         N/A
Ray Alikhan.......................        312,500       380,000           3.0%       67,500         (5)
Raaheen Alikhan...................        312,500       325,000           2.5%       12,500         (5)
Latymer Investments Limited.......        146,640       581,978           4.6%      435,338         3.5%
Simon Ford........................         50,000       166,059           1.3%      116,059         (5)
Elizabeth Bradley.................         69,610       259,610           2.1%      190,000         1.5%
Marionette Limited................         34,000       296,529           2.4%      262,529         2.1%
David Ruellan.....................         12,000        84,533           (5)        72,533         (5)
Pauline Phillips..................         12,000        77,225           (5)        65,225         (5)
Anthony Phillips..................         12,000        51,857           (5)        39,857         (5)
Michael Clinton...................          8,000        47,826           (5)        39,826         (5)
Christopher Wilkinson.............          5,000        18,470           (5)        13,470         (5)
Sorciere Limited..................          5,000        26,104           (5)        21,104         (5)
Colin Campbell....................          5,750        37,776           (5)        32,026         (5)
Anthony Goldsmith.................          4,000        30,378           (5)        26,378         (5)
Paul Wood.........................          3,500        25,181           (5)        21,681         (5)
Graham Wedlake....................          3,000        31,888           (5)        28,888         (5)
William Healey....................          3,000        21,688           (5)        18,688         (5)
Anthony Cartmell..................          2,250        13,457           (5)        11,207         (5)
Philip Wylie......................          2,000        15,214           (5)        13,214         (5)
Carol McKearney...................            500         5,526           (5)         5,026         (5)
Jonathan Steel....................          2,000        10,418           (5)         8,418         (5)
Derwent Jeffrey...................            250         1,886           (5)         1,636         (5)
Henrik Hansen.....................          2,250        14,276           (5)        12,026         (5)
Peter Thomson-Smith...............          2,000        14,370           (5)        12,370         (5)
R.A.M. Williams...................          1,500        18,704           (5)        17,204         (5)
William Mills.....................          1,500        11,387           (5)         9,887         (5)
John Trotter......................          1,250        10,252           (5)         9,002         (5)
Nick Ivey.........................          1,250        10,252           (5)         9,002         (5)
John Craig........................          1,250        10,252           (5)         9,002         (5)
Alan Quarterman...................          1,000         7,229           (5)         6,229         (5)
John Barkhan......................          1,000         7,605           (5)         6,605         (5)
Michael Wainright.................          1,000         7,605           (5)         6,605         (5)
Jeffrey Worboys...................          1,000         7,605           (5)         6,605         (5)

                                                     SHARES OWNED PRIOR TO THE    SHARES OWNED AFTER THE
                                                             OFFERING                    OFFERING
                                      NUMBER OF      -------------------------   ------------------------
SELLING STOCKHOLDER                 SHARES OFFERED    NUMBER(1)    PERCENT(2)     NUMBER(1)    PERCENT(2)
-------------------                 --------------   -----------   -----------   -----------   ----------
John Grieves......................          1,000        10,629           (5)         9,629         (5)
Lawrence Olsen....................          1,250        10,958           (5)         9,708         (5)
Peter Krause......................          1,000         7,229           (5)         6,229         (5)
Industrial Maintenance Group,
  Ltd.............................            500         3,781           (5)         3,281         (5)
Joanne Chandra....................            250         3,235           (5)         2,985         (5)
William Waters....................            500         3,781           (5)         3,281         (5)
Clive Taylor......................            500           500           (5)           -0-         N/A
Rev. Bonita Appleton..............            500         3,781           (5)         3,281         (5)
Stephen S. McKeag(6)..............         15,000       265,000           2.1%      250,000         2.0%
John McKeag.......................          7,500         7,500           (5)           -0-         N/A
Dominick Gullemot.................          7,500         7,500           (5)           -0-         N/A
Richard Sandfer...................          7,500         7,500           (5)           -0-         N/A
Robb Peck McCooey Clearing
  Corporation(7)..................        250,000       250,000           2.0%          -0-         N/A
H.A.A. Inc.(8)(9)(10).............      1,707,000     1,707,000          12.1%          -0-         N/A
Lowen Holdings(8)(10).............        648,000       648,000           4.9%          -0-         N/A
Beestons Investment
  Ltd.(8)(9)(10)..................      2,430,000     2,430,000          16.5%          -0-         N/A

------------------------

(1) Includes the following as to the person specified: Stephen Brown--exercise of warrant for 1,500,000 shares and exercise of option for 50,000 shares; Farida Alikhan--exercise of warrant for 312,500 shares; Rochford Young--exercise of warrant for 50,000 shares; Rohail Alikhan--exercise of warrant for 312,500 shares; Loretta Harty--exercise of warrant for 312,500 shares; Ray Longstaff--exercise of warrant for 312,500 shares; 531287 BC Ltd.--exercise of warrant for 187,500 shares; RAK Enterprises--exercise of warrant for 187,500 shares; Oughton York Holdings--exercise of warrant for 312,500 shares; Brunswick Ltd.--exercise of warrant for 312,500 shares; Ray Alikhan--exercise of warrant for 312,500 shares; Raaheen Alikhan--exercise of warrant for 312,500 shares; Latymer Investments Limited--exercise of warrant for 146,640 shares; Simon Ford--exercise of warrant for 50,000 shares; Elizabeth Bradley--exercise of warrant for 69,610 shares; Marionette Limited--exercise of warrant for 34,000 shares; David Ruellan, Pauline Phillips and Anthony Phillips--exercise of warrants for 12,000 shares each; Michael Clinton--exercise of warrant for 8,000 shares; Christopher Wilkinson and Sorciere Limited--exercise of warrants for 5,000 shares each; Colin Campbell--exercise of warrant for 5,750 shares; Anthony Goldsmith--exercise of warrant for 4,000 shares; Paul Wood--exercise of warrant for 3,500 shares; Graham Wedlake and William Healey--exercise of warrants for 3,000 shares each; Anthony Cartmell and Henrik Hansen--exercise of warrants for 2,250 shares each; Philip Wylie, Peter Thomson-Smith and Jonathan Steel--exercise of warrants for 2,000 shares each; R.A.M. Williams and William Mills--exercise of warrants for 1,500 shares each; John Trotter, Nick Ivey, John Craig and Lawrence Olsen--exercise of warrants for
    1,250 shares each; Alan Quarterman, John Barkhan, Michael Wainright, Jeffrey Worboys, John Grieves and Peter Krause--exercise of warrants for
    1,000 shares each; Carol McKearney, Industrial Maintenance Group Ltd., William Waters, Clive Taylor and Rev. Bonita Appleton--exercise of warrants for 500 shares each; Derwent Jeffrey and Joanne Chandra--exercise of warrants for 250 shares each; Stephen S. McKeag--exercise of options for 250,000 shares; and Robb Peck McCooey Clearing Corporation--exercise of warrant for 250,000 shares.

(2) Calculated for each Selling Stockholder based on 12,452,500 shares of Common Stock presently outstanding plus the shares specified for that person in footnotes (1) , (9) and (10).

(3) Mr. Brown is an officer, director and major stockholder of Entertainment Boulevard. See "Management," "Principal Stockholders" and "Certain Transactions and Relationships."

(4) This Selling Stockholder has previously loaned money to Entertainment Boulevard.

(5) Indicates less than one percent of the total outstanding Common Stock.

(6) Mr. McKeag is a consultant to Entertainment Boulevard.

(7) This entity currently provides investment banking services to Entertainment Boulevard and has a two-year right to appoint a designee to serve on Entertainment Boulevard's Board of Directors. See "Recent Developments--Sale of Series A Preferred Stock."

(8) This entity is a principal stockholder of Entertainment Boulevard and has various other relationships with the Company. See "Recent Developments," "Principal Stockholders" and "Certain Transactions and Relationships."

(9) Includes the following as to the person specified: H.A.A. Inc.--conversion of promissory note for 125,000 shares; and Beestons Investment Ltd.--conversion of promissory note for 125,000 shares.

(10) Amounts shown assume the following: (i) sale of an additional 2,000 shares of Series A Preferred Stock, allocated 700 shares to H.A.A. Inc., 300 shares to Lowen Holdings and 1,000 shares to Beestons Investment Ltd., (ii) conversion of 1,400 shares of Series A Preferred Stock held by H.A.A. Inc. into a maximum of 1,512,000 shares, (iii) conversion of 600 shares of Series A Preferred Stock held by Lowen Holdings into a maximum of 648,000 shares and (iv) conversion of 2,000 shares of Series A Preferred Stock held by Beestons Investment Ltd. into a maximum of 2,160,000 shares. See "Description of Our Securities--Preferred Stock."

                              PLAN OF DISTRIBUTION

    We are registering the Common Stock on behalf of the Selling Stockholders. As used in this Prospectus, the term "Selling Stockholders" includes donees and pledgees selling Common Stock that they received from a named Selling Stockholder after the date of this Prospectus. Each Selling Stockholder is free to offer and sell his, her or its shares of Common Stock at such times, in such manner and at such prices as the Selling Stockholder shall determine. Such Common Stock may be offered by the Selling Stockholders in one or more types of transactions, which may or may not involve brokers, dealers or cash transactions. The Selling Stockholders may also use Rule 144 under the Securities Act to sell their Common Stock, if they meet the criteria and conform to the requirements of such Rule.

    There is no underwriter or coordinating broker acting in connection with the proposed sale of Common Stock by the Selling Stockholders. The Selling Stockholders have advised us that sales of Common Stock may be effected from time to time by the following means:

    - transactions in the OTCBB, including block transactions;

    - negotiated transactions;

    - through the writing of options on the Common Stock; and

    - a combination of the above methods of sale at fixed prices (which may be changed), at market prices prevailing at the time of sale, or at negotiated prices

    The Selling Stockholders may effect such transactions by selling Common Stock directly to purchasers or to or through broker-dealers which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders.

    The Selling Stockholders and any broker-dealers that act in connection with the sale of their Common Stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Common Stock as principal may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. Because Selling Stockholders may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, they will be subject to Prospectus delivery requirements under the Securities Act. Furthermore, in the event of a distribution of his, her or its Common Stock, any Selling Stockholder, any selling broker-dealer and any affiliated purchasers may be subject to Regulation M which prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the Common Stock in connection with that distribution.

                                 LEGAL MATTERS

    Certain legal matters in connection with this offering will be passed upon for us by our counsel, Richman, Lawrence, Mann, Chizever & Phillips, Beverly Hills, California.

                                    EXPERTS

    Our consolidated financial statements for the year ended December 31, 1998 and the periods from April 1, 1997 (inception) to December 31, 1997 and 1998, which appear in this Prospectus beginning at page F-1, have been audited by Singer Lewak Greenbaum & Goldstein LLP, independent certified public accountants, as set forth in their report thereon appearing at page F-2 of this Prospectus (which report includes an explanatory paragraph regarding our ability to continue as a going concern). Such report is given on the authority of that firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed a Registration Statement with the SEC on Form SB-2 relating to the shares offered by this Prospectus. This Prospectus does not contain all of the information included in the Registration Statement. The information contained in this Prospectus is current as of the date it was filed with the SEC. Please note that the statements made in this Prospectus regarding the contents of any contract or other document are not necessarily complete, and you may examine a copy of that contract or other document to the extent that it has been filed as an exhibit to the Registration Statement. All statements about those contracts or other documents in this Prospectus are qualified in their entirety by referring you to the exhibits to the Registration Statement.

    For further information regarding Entertainment Boulevard and its Common Stock, reference is made to the Registration Statement and the exhibits thereto. You may read and copy the Registration Statement and any other document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a Web site at WWW.SEC.GOV that contains registration statements and other information regarding companies (including Entertainment Boulevard) that file electronically with the SEC. As a result, the Registration Statement is available at that site as well. Our Common Stock is quoted in the Over-the-Counter Bulletin Board.

    After the effective date of this offering, we intend to furnish to our stockholders annual reports containing audited financial statements. We will also file annual and quarterly reports, as well as proxy statements and other information, with the SEC. Such reports, proxy statements and other information can be inspected and copied at the SEC's public reference rooms and Web site, as described above.

                         INDEX TO FINANCIAL STATEMENTS
                  ENTERTAINMENT BOULEVARD, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)
              DECEMBER 31, 1998 AND SEPTEMBER 30, 1999 (UNAUDITED)

--------------------------------------------------------------------------------

                                                                 PAGE
                                                                 ----
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS..........         F-2

FINANCIAL STATEMENTS
  Consolidated Balance Sheets...............................         F-3
  Consolidated Statements of Operations.....................         F-4
  Consolidated Statements of Stockholders' Deficit..........         F-5
  Consolidated Statements of Cash Flows.....................   F-6 - F-8
  Notes to Consolidated Financial Statements................  F-9 - F-20

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
Entertainment Boulevard, Inc.

    We have audited the accompanying consolidated balance sheet of Entertainment Boulevard, Inc. and subsidiary (a development stage company) as of December 31, 1998, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the year then ended, and for the periods from April 1, 1997 (inception) to December 31, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Entertainment Boulevard, Inc. and subsidiary as of December 31, 1998, and the results of its operations and its cash flows for the year then ended, and for the periods from April 1, 1997 (inception) to December 31, 1998 and 1997 in conformity with generally accepted accounting principles.

    The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. During the year ended December 31, 1998 and the period from April 1, 1997 (inception) to December 31, 1997, the Company incurred net losses of $1,435,153 and $649,626, respectively. In addition, the Company's net cash used in operating activities was $1,300,205 and $587,591, respectively, for the year ended December 31, 1998 and the period from April 1, 1997 (inception) to December 31, 1997, and the Company's accumulated deficit was $2,084,779 as of December 31, 1998. Recovery of the Company's assets is dependent upon future events, the outcome of which is indeterminable. In addition, successful completion of the Company's transition, ultimately, to the attainment of profitable operations is dependent upon obtaining adequate financing to fulfill its development activities and achieving a level of sales adequate to support the Company's cost structure. These factors, among others, as discussed in Note 2 to the consolidated financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP
Los Angeles, California
July 16, 1999

                  ENTERTAINMENT BOULEVARD, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS

              DECEMBER 31, 1998 AND SEPTEMBER 30, 1999 (UNAUDITED)

                                     ASSETS

                                                               SEPTEMBER 30,   DECEMBER 31,
                                                                   1999            1998
                                                               -------------   ------------
                                                                (UNAUDITED)
CURRENT ASSETS
  Cash......................................................    $  553,673       $200,072
  Accounts receivable.......................................        12,715             --
  Prepaid expenses..........................................        75,000             --
                                                                ----------       --------
      Total current assets..................................       641,388        200,072

NOTE RECEIVABLE--RELATED PARTY..............................       400,000             --
FURNITURE AND EQUIPMENT, NET................................       244,860         58,450
INTANGIBLE ASSET, net of accumulated amortization of
  $10,000 (unaudited) and $1,344............................            --          8,656
DEPOSITS....................................................       103,378             --
                                                                ----------       --------
              TOTAL ASSETS..................................    $1,389,626       $267,178
                                                                ==========       ========

                     LIABILITIES AND STOCKHOLDERS' DEFICIT

                                                               SEPTEMBER 30,   DECEMBER 31,
                                                                   1999            1998
                                                               -------------   ------------
                                                                (UNAUDITED)
CURRENT LIABILITIES
  Short-term debt...........................................   $    712,907    $   458,552
  Note payable--related party...............................        400,000             --
  Accounts payable..........................................        261,980         46,103
  Accrued liabilities.......................................        229,455        128,026
                                                               ------------    -----------
    Total current liabilities...............................      1,604,342        632,681
LONG-TERM DEBT..............................................             --        852,268
                                                               ------------    -----------
      Total liabilities.....................................      1,604,342      1,484,949
                                                               ------------    -----------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIT
  Series A preferred stock, $0.01 par value
    1,000,000 shares authorized
    2,000 (unaudited) shares issued and outstanding.........             20             --
  Common stock, $0.001 par value
    50,000,000 shares authorized
    12,312,500 (unaudited) and 7,675,000 shares issued and
    outstanding.............................................         12,313          7,675
  Deferred compensation.....................................        (27,025)            --
  Additional paid-in capital................................     11,458,458        859,333
  Deficit accumulated during the development stage..........    (11,658,482)    (2,084,779)
                                                               ------------    -----------
      Total stockholders' deficit...........................       (214,716)    (1,217,771)
                                                               ------------    -----------
        TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT.........   $  1,389,626    $   267,178
                                                               ============    ===========

                  ENTERTAINMENT BOULEVARD, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     FOR THE YEAR ENDED DECEMBER 31, 1998,
      FOR THE PERIOD FROM APRIL 1, 1997 (INCEPTION) TO DECEMBER 31, 1998, FOR THE PERIOD FROM APRIL 1, 1997 (INCEPTION) TO DECEMBER 31, 1997, AND
       FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 (UNAUDITED)

                                                                                   FOR THE          FOR THE
                                    FOR THE         FOR THE                      PERIOD FROM      PERIOD FROM
                                     NINE            NINE                          APRIL 1,         APRIL 1,
                                    MONTHS          MONTHS         FOR THE           1997             1997
                                     ENDED           ENDED        YEAR ENDED    (INCEPTION) TO   (INCEPTION) TO
                                 SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,    DECEMBER 31,     DECEMBER 31,
                                     1999            1998            1998            1997             1998
                                 -------------   -------------   ------------   --------------   --------------
                                  (UNAUDITED)     (UNAUDITED)
REVENUE........................   $    12,715     $       --     $        --      $       --      $        --
                                  -----------     ----------     -----------      ----------      -----------
OPERATING EXPENSES
  Compensation expense.........     2,201,026        531,108         708,145         415,385        1,123,530
  Consulting expense...........       196,250             --              --              --               --
  Depreciation and
    amortization...............        39,694          7,573          20,089           2,765           22,854
  Other operating expense......     1,814,958        366,414         703,164         231,476          934,640
                                  -----------     ----------     -----------      ----------      -----------
Total operating expenses.......     4,251,928        905,095       1,431,398         649,626        2,081,024
                                  -----------     ----------     -----------      ----------      -----------
LOSS FROM OPERATIONS...........    (4,239,213)      (905,095)     (1,431,398)       (649,626)      (2,081,024)
                                  -----------     ----------     -----------      ----------      -----------
OTHER EXPENSE
  Interest expense.............       (37,690)            --          (3,755)             --           (3,755)
  Financing costs..............    (5,296,800)            --              --              --               --
                                  -----------     ----------     -----------      ----------      -----------
    Total other expense........    (5,334,490)            --          (3,755)             --           (3,755)
                                  -----------     ----------     -----------      ----------      -----------

NET LOSS.......................   $(9,573,703)    $ (905,095)    $(1,435,153)     $ (649,626)     $(2,084,779)
                                  ===========     ==========     ===========      ==========      ===========

BASIC AND DILUTED LOSS PER
  SHARE........................   $     (0.82)    $    (0.19)    $     (0.30)     $    (0.59)     $     (0.65)
                                  ===========     ==========     ===========      ==========      ===========

WEIGHTED-AVERAGE SHARES
  OUTSTANDING..................    11,687,086      4,750,000       4,814,286       1,109,124        3,225,430
                                  ===========     ==========     ===========      ==========      ===========

   The accompanying notes are an integral part of these financial statements.

                  ENTERTAINMENT BOULEVARD, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

      FOR THE PERIOD FROM APRIL 1, 1997 (INCEPTION) TO DECEMBER 31, 1997, FOR THE PERIOD FROM APRIL 1, 1997 (INCEPTION) TO DECEMBER 31, 1998, AND
            FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

                                                                                                              DEFICIT
                                     SERIES A                                                               ACCUMULATED
                                  PREFERRED STOCK          COMMON STOCK                       ADDITIONAL     DURING THE
                                -------------------   ----------------------     DEFERRED       PAID-IN     DEVELOPMENT
                                 SHARES     AMOUNT      SHARES       AMOUNT    COMPENSATION     CAPITAL        STAGE
                                --------   --------   -----------   --------   ------------   -----------   ------------
BALANCE, APRIL 1, 1997
  (INCEPTION).................      --       $ --              --   $    --      $     --     $        --   $         --
CAPITALIZATION OF
  INTERNATIONAL NET
  BROADCASTING, LLC...........                          1,000,000     1,000                          (900)
COMMON STOCK ISSUED IN PRIVATE
  PLACEMENT...................                          3,700,000     3,700                        30,475
STOCK ISSUED IN CONNECTION
  WITH MINERAL RIGHTS.........                             50,000        50                           (50)
CAPITAL CONTRIBUTIONS.........                                                                     88,500
NET LOSS......................                                                                                  (649,626)
                                 -----       ----     -----------   -------      --------     -----------   ------------
BALANCE, DECEMBER 31, 1997....      --         --       4,750,000     4,750            --         118,025       (649,626)
CAPITAL CONTRIBUTIONS.........                                                                    533,000
COMMON STOCK ISSUED IN PRIVATE
  PLACEMENT...................                          2,925,000     2,925                       208,308
NET LOSS......................                                                                                (1,435,153)
                                 -----       ----     -----------   -------      --------     -----------   ------------
BALANCE, DECEMBER 31, 1998....      --         --       7,675,000     7,675            --         859,333     (2,084,779)
WARRANTS
  EXERCISED(unaudited)........                          2,925,000     2,925                       728,325
STOCK OPTIONS ISSUED TO
  VENDORS (unaudited).........                                                                    196,250
STOCK OPTIONS ISSUED AS
  COMPENSATION (unaudited)....               $                      $            $(27,025)    $   130,732   $
CONVERSION OF LONG-TERM DEBT
  (unaudited).................                          1,600,000     1,600                       850,668
WARRANTS ISSUED TO EXECUTIVE
  FOR
  COMPENSATION(unaudited).....                                                                  1,780,500
WARRANTS ISSUED TO DEBT
  HOLDERS (unaudited).........                                                                    474,800
FINANCING COSTS ON CONVERSION
  OF LONG-TERM DEBT
  (unaudited).................                                                                  4,597,000
STOCK-BASED INTEREST ON BRIDGE
  FINANCING(unaudited)........                            112,500       113                       224,887
PREFERRED STOCK SALE
  (unaudited).................   2,000         20                                               1,999,980
OFFERING COSTS ON PLACEMENTS
  AND WARRANTS (unaudited)....                                                                   (384,017)
NET LOSS (unaudited)..........                                                                                (9,573,703)
                                 -----       ----     -----------   -------      --------     -----------   ------------
BALANCE, SEPTEMBER 30,
  1999(unaudited).............   2,000       $ 20     $12,312,500   $12,313      $(27,025)    $11,458,458   $(11,658,482)
                                 =====       ====     ===========   =======      ========     ===========   ============


                                   TOTAL
                                -----------
BALANCE, APRIL 1, 1997
  (INCEPTION).................  $        --
CAPITALIZATION OF
  INTERNATIONAL NET
  BROADCASTING, LLC...........          100
COMMON STOCK ISSUED IN PRIVATE
  PLACEMENT...................       34,175
STOCK ISSUED IN CONNECTION
  WITH MINERAL RIGHTS.........           --
CAPITAL CONTRIBUTIONS.........       88,500
NET LOSS......................     (649,626)
                                -----------
BALANCE, DECEMBER 31, 1997....     (526,851)
CAPITAL CONTRIBUTIONS.........      533,000
COMMON STOCK ISSUED IN PRIVATE
  PLACEMENT...................      211,233
NET LOSS......................   (1,435,153)
                                -----------
BALANCE, DECEMBER 31, 1998....   (1,217,771)
WARRANTS
  EXERCISED(unaudited)........      731,250
STOCK OPTIONS ISSUED TO
  VENDORS (unaudited).........      196,250
STOCK OPTIONS ISSUED AS
  COMPENSATION (unaudited)....  $   103,707
CONVERSION OF LONG-TERM DEBT
  (unaudited).................      852,268
WARRANTS ISSUED TO EXECUTIVE
  FOR
  COMPENSATION(unaudited).....    1,780,500
WARRANTS ISSUED TO DEBT
  HOLDERS (unaudited).........      474,800
FINANCING COSTS ON CONVERSION
  OF LONG-TERM DEBT
  (unaudited).................    4,597,000
STOCK-BASED INTEREST ON BRIDGE
  FINANCING(unaudited)........      225,000
PREFERRED STOCK SALE
  (unaudited).................    2,000,000
OFFERING COSTS ON PLACEMENTS
  AND WARRANTS (unaudited)....     (384,017)
NET LOSS (unaudited)..........   (9,573,703)
                                -----------
BALANCE, SEPTEMBER 30,
  1999(unaudited).............  $  (214,716)
                                ===========

                  ENTERTAINMENT BOULEVARD, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                     FOR THE YEAR ENDED DECEMBER 31, 1998,
      FOR THE PERIOD FROM APRIL 1, 1997 (INCEPTION) TO DECEMBER 31, 1998, FOR THE PERIOD FROM APRIL 1, 1997 (INCEPTION) TO DECEMBER 31, 1997, AND
       FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 (UNAUDITED)

                                                                                   FOR THE          FOR THE
                                 FOR THE NINE    FOR THE NINE                    PERIOD FROM      PERIOD FROM
                                    MONTHS          MONTHS       FOR THE YEAR   APRIL 1, 1997    APRIL 1, 1997
                                     ENDED           ENDED          ENDED       (INCEPTION) TO   (INCEPTION) TO
                                 SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,    DECEMBER 31,     DECEMBER 31,
                                     1999            1998            1998            1997             1998
                                 -------------   -------------   ------------   --------------   --------------
                                  (UNAUDITED)     (UNAUDITED)
CASH FLOWS FROM OPERATING
  ACTIVITIES
Net loss.......................   $(9,573,703)      $(905,095)   $(1,435,153)     $(649,626)      $(2,084,779)
Adjustments to reconcile net
  loss to net cash used in
  operating activities
  Depreciation and
    amortization...............        39,694           7,573         20,089          2,765            22,854
  Non-cash compensation........     1,884,207              --             --             --                --
  Financing charges............     5,296,800              --             --             --                --
  Stock options issued to
    vendors....................       196,250              --             --             --                --
Increase in
  Accounts receivable..........       (12,715)             --             --             --                --
  Prepaid expenses.............       (75,000)             --             --             --                --
  Deposits.....................      (103,378)             --             --             --                --
Increase (decrease) in
  Accounts payable.............       215,877          (2,842)        25,558         20,545            46,103
  Accrued liabilities..........       101,429          50,125         89,301         38,725           128,026
                                  -----------       ---------    -----------      ---------       -----------
Net cash used in operating
  activities...................    (2,030,539)       (850,239)    (1,300,205)      (587,591)       (1,887,796)
                                  -----------       ---------    -----------      ---------       -----------
CASH FLOWS FROM INVESTING
  ACTIVITIES
  Purchase of furniture and
    equipment..................   $  (217,448)      $ (32,060)   $   (64,410)     $ (15,550)      $   (79,960)
  Purchase of mineral rights...            --              --             --        (10,000)          (10,000)
                                  -----------       ---------    -----------      ---------       -----------
Net cash used in investing
  activities...................      (217,448)        (32,060)       (64,410)       (25,550)          (89,960)
                                  -----------       ---------    -----------      ---------       -----------
CASH FLOWS FROM FINANCING
  ACTIVITIES
  Proceeds from short-term
    debt.......................     1,069,355          66,750        432,302             --           432,302
  Payments on short-term
    debt.......................      (815,000)             --             --             --                --
  Long-term debt...............            --         363,744        389,994        488,524           878,518
  Capital contributions........            --         459,000        533,000         88,600           621,600
  Proceeds from private
    placement..................     2,000,000              --        234,000         34,175           268,175

                  ENTERTAINMENT BOULEVARD, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                     FOR THE YEAR ENDED DECEMBER 31, 1998,
      FOR THE PERIOD FROM APRIL 1, 1997 (INCEPTION) TO DECEMBER 31, 1998, FOR THE PERIOD FROM APRIL 1, 1997 (INCEPTION) TO DECEMBER 31, 1997, AND
       FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 (UNAUDITED)

                                                                                   FOR THE          FOR THE
                                 FOR THE NINE    FOR THE NINE                    PERIOD FROM      PERIOD FROM
                                    MONTHS          MONTHS       FOR THE YEAR   APRIL 1, 1997    APRIL 1, 1997
                                     ENDED           ENDED          ENDED       (INCEPTION) TO   (INCEPTION) TO
                                 SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,    DECEMBER 31,     DECEMBER 31,
                                     1999            1998            1998            1997             1998
                                 -------------   -------------   ------------   --------------   --------------
                                  (UNAUDITED)     (UNAUDITED)
  Proceeds from execution of
    warrants...................       731,250              --             --             --                --
  Offering costs...............      (384,017)             --        (22,767)            --           (22,767)
                                  -----------       ---------    -----------      ---------       -----------
Net cash provided by financing
  activities...................     2,601,588         889,494      1,566,529        611,299         2,177,828
                                  -----------       ---------    -----------      ---------       -----------
Net increase (decrease) in
  cash.........................   $   353,601       $   7,195    $   201,914      $  (1,842)      $   200,072

CASH (BOOK OVERDRAFT),
  BEGINNING OF PERIOD..........       200,072              --         (1,842)            --                --
                                  -----------       ---------    -----------      ---------       -----------
CASH (BOOK OVERDRAFT), END OF
  PERIOD.......................   $   553,673       $   7,195    $   200,072      $  (1,842)      $   200,072
                                  ===========       =========    ===========      =========       ===========

SUPPLEMENTAL DISCLOSURES OF
  CASH FLOW INFORMATION
  INTEREST PAID................   $     4,166       $      --    $        --      $      --       $        --
                                  ===========       =========    ===========      =========       ===========
INCOME TAXES PAID..............   $        --       $      --    $        --      $      --       $        --
                                  ===========       =========    ===========      =========       ===========

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

    During the period from April 1, 1997 (inception) to December 31, 1997, the Company issued 50,000 shares of common stock in exchange for mineral rights.

    On January 15, 1999, the Company converted long-term debt of $852,268 (unaudited) to 1,600,000 (unaudited) shares of common stock. In connection with the conversion, the Company recognized financing costs of $4,597,000 (unaudited) related to beneficial conversion rates.

    During the nine months ended September 30, 1999, the Company issued options to purchase 250,000 (unaudited) shares of common stock to vendors. The options were valued at $196,250 (unaudited).

    During the nine months ended September 30, 1999, the Company issued stock options to employees as compensation. Related to these options, the Company has capitalized deferred compensation of $27,025 (unaudited) and recognized compensation expense of $103,707(unaudited).

    During the nine months ended September 30, 1999, the Company issued 112,500 (unaudited) shares of common stock as interest expense on bridge loans. In connection with the shares of common stock, the Company recognized financing charges of $225,000 (unaudited).

                  ENTERTAINMENT BOULEVARD, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                     FOR THE YEAR ENDED DECEMBER 31, 1998,
      FOR THE PERIOD FROM APRIL 1, 1997 (INCEPTION) TO DECEMBER 31, 1998, FOR THE PERIOD FROM APRIL 1, 1997 (INCEPTION) TO DECEMBER 31, 1997, AND
       FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 (UNAUDITED)

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES (CONTINUED)

    On July 14, 1999, the Company issued warrants to purchase 1,500,000 (unaudited) shares of the Company's common stock to its Chief Executive Officer. In connection with the warrants, the Company recognized compensation expense of $1,780,500 (unaudited).

    On July 14, 1999, the Company issued warrants to purchase 400,000 (unaudited) shares of the Company's common stock to certain debt holders. In connection with the warrants, the Company recognized financing charges of $474,800 (unaudited).

                  ENTERTAINMENT BOULEVARD, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    FOR THE YEAR ENDED DECEMBER 31, 1998 AND
     FOR THE PERIOD FROM APRIL 1, 1997 (INCEPTION) TO DECEMBER 31, 1998 AND
       FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 (UNAUDITED)
  (THE INFORMATION WITH RESPECT TO SEPTEMBER 30, 1999 AND 1998 IS UNAUDITED.)

NOTE 1--ORGANIZATION AND LINE OF BUSINESS

    International Net Broadcasting was originally founded on April 1, 1997 as a proprietorship and began to solicit funds from investors in order to establish an on-line marketplace for entertainment-related products and services. On September 18, 1998, the proprietorship formed International Net Broadcasting, LLC ("INB"), a limited liability company and continued operations as such. On January 15, 1999, 100% of INB was acquired by Sedmet Explorations, Inc. ("Sedmet"), a public shell with substantially no assets (see Note 4). Subsequent to the acquisition, Sedmet changed its name to Entertainment Boulevard, Inc. The acquisition has been accounted for as a pooling of interests transaction.

    Subsequent to and in connection with the acquisition, certain of INB's debt was converted to common stock of Entertainment Boulevard, Inc.

    Entertainment Boulevard, Inc. remains in the business of providing Internet distribution of entertainment products and services, as well as the distribution of certain other infomercial-related merchandise and sports-related information services. To date, Entertainment Boulevard, Inc. has continued to expend its resources in the development of its web-based business and has not begun to generate sales or revenues of a material nature.

NOTE 2--GOING CONCERN MATTERS

    The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, during the year ended December 31, 1998, the period from April 1, 1997 (inception) to December 31, 1998, and the nine months ended September 30, 1999 and 1998, the Company incurred losses of $1,435,153, $649,626, $9,573,703
(unaudited), and $905,095 (unaudited), respectively. In addition, the Company's cash flow requirements have been met by the generation of capital through private placements of the Company's preferred and common stock and placement of unsecured debt to investors. No assurance can be given that this source of financing will continue to be available to the Company and demand for the Company's equity instruments will be sufficient to meet its capital needs. If the Company is unable to generate profits and unable to continue to obtain financing for its working capital requirements, it may have to cease business altogether.

    The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to retain its current financing, to obtain additional financing, and ultimately to attain profitability.

    To meet these objectives, the Company expects to complete an additional $2,000,000 private placement of preferred equity in early 2000, contingent on the filing and effectiveness of a Registration

                  ENTERTAINMENT BOULEVARD, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    FOR THE YEAR ENDED DECEMBER 31, 1998 AND
     FOR THE PERIOD FROM APRIL 1, 1997 (INCEPTION) TO DECEMBER 31, 1998 AND
       FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 (UNAUDITED)
  (THE INFORMATION WITH RESPECT TO SEPTEMBER 30, 1999 AND 1998 IS UNAUDITED.)

NOTE 2--GOING CONCERN MATTERS (CONTINUED)

Statement, which management expects will provide sufficient funding to continue the Company's present operations and support future marketing and development activities.

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION

    The accompanying financial statements include the accounts of Entertainment Boulevard, Inc. and its wholly-owned subsidiary, INB (collectively, the "Company"). All significant intercompany accounts have been eliminated.

    DEVELOPMENT STAGE ENTERPRISE

    The Company is a development stage company as defined in Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises." The Company is devoting substantially all of its present efforts to establish a new business, and its planned principal operations have not yet commenced. All losses accumulated since inception have been considered as part of the Company's development stage activities.

    INTERIM UNAUDITED FINANCIAL INFORMATION

    The unaudited financial information furnished herein reflects all adjustments, consisting only of normal recurring adjustments, which in the opinion of management, are necessary to fairly state the Company's financial position, the results of operations, and cash flows for the periods presented. The results of operations for the nine months ended September 30, 1999 are not necessarily indicative of results for the entire fiscal year ending
December 31, 1999.

    CASH

    Cash consists primarily of cash in banks. Deposits at the banks are insured by the Federal Deposit Insurance Corporation up to $100,000. As of December 31, 1998 and September 30, 1999, uninsured portions of the balance totaled approximately $102,000 and $450,700 (unaudited), respectively.

    INTANGIBLE ASSET

    Intangible asset represents the rights to certain mining and related leases (see Note 9) and has been accounted for at cost. As of September 30, 1999, the rights were fully amortized (unaudited).

    INCOME TAXES

    The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income

                  ENTERTAINMENT BOULEVARD, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    FOR THE YEAR ENDED DECEMBER 31, 1998 AND
     FOR THE PERIOD FROM APRIL 1, 1997 (INCEPTION) TO DECEMBER 31, 1998 AND
       FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 (UNAUDITED)
  (THE INFORMATION WITH RESPECT TO SEPTEMBER 30, 1999 AND 1998 IS UNAUDITED.)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

    REVENUE RECOGNITION

    From time to time, the Company enters into non-cash barter arrangements with other Internet service providers. These contracts are considered immaterial and as such, have not been recorded on the Company's financial statements.

    NET LOSS PER SHARE

    In 1997, the Financial Accounting Standards Board ("FASB") issued SFAS
No. 128, "Earnings per Share." SFAS No. 128 replaced the previously reported primary and fully diluted loss per share with basic and diluted loss per share. Unlike primary loss per share, basic loss per share excludes any dilutive effects of options, warrants, and convertible securities. Diluted loss per share is very similar to the previously reported fully diluted loss per share. Basic loss per share is computed using the weighted-average number of common shares outstanding during the period. Common equivalent shares are excluded from the computation if their effect is anti-dilutive. As such, basic and diluted loss per share are the same.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company measures its financial assets and liabilities in accordance with generally accepted accounting principles. For certain of the Company's financial instruments, including cash, accounts payable, and accrued liabilities, the carrying amounts approximate fair value due to their short maturities.

    ESTIMATES

    The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

    COMPREHENSIVE INCOME

    For the period from April 1, 1997 (inception) to December 31, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting

                  ENTERTAINMENT BOULEVARD, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    FOR THE YEAR ENDED DECEMBER 31, 1998 AND
     FOR THE PERIOD FROM APRIL 1, 1997 (INCEPTION) TO DECEMBER 31, 1998 AND
       FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 (UNAUDITED)
  (THE INFORMATION WITH RESPECT TO SEPTEMBER 30, 1999 AND 1998 IS UNAUDITED.)

NOTE 3--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

comprehensive income and its components in a financial statement. Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments and unrealized gains and losses on available-for-sale securities. Comprehensive income is not presented in the Company's financials statements since the Company did not have any of the items of comprehensive income in any period presented.

    RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Post-Retirement Benefits." The Company does not expect adoption of SFAS No. 132 to have a material impact, if any, on its financial position or results of operations.

    SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," is effective for financial statements with fiscal years beginning after June 15, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. This statement is not applicable to the Company.

    SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise," is effective for financial statements with the first fiscal quarter beginning after December 15, 1998. This statement is not applicable to the Company.

    SFAS No. 135, "Rescission of FASB Statement No. 75 and Technical Corrections," is effective for financial statements with fiscal years beginning February 1999. This statement is not applicable to the Company.

    In June 1999, the FASB issued SFAS No. 136, "Transfer of Assets to a Not-for-Profit Organization or Charitable Trust that Raises or Holds Contributions for Others." This statement is not applicable to the Company.

    In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities." The Company does not expect adoption of SFAS No. 137 to have a material impact, if any, on its financial position or results of operations.

NOTE 4--ACQUISITION OF INTERNATIONAL NET BROADCASTING, LLC ("INB")

    On January 15, 1999, the Company exchanged 1,000,000 shares of the Company's common stock for a 100% interest in INB. INB primarily operates as an Internet content provider of entertainment-related products.

    This transaction has been accounted for as a pooling of interests. Accordingly, the financial statements for all periods presented have been restated to include the accounts and operations of INB.

                  ENTERTAINMENT BOULEVARD, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    FOR THE YEAR ENDED DECEMBER 31, 1998 AND
     FOR THE PERIOD FROM APRIL 1, 1997 (INCEPTION) TO DECEMBER 31, 1998 AND
       FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 (UNAUDITED)
  (THE INFORMATION WITH RESPECT TO SEPTEMBER 30, 1999 AND 1998 IS UNAUDITED.)

NOTE 4--ACQUISITION OF INTERNATIONAL NET BROADCASTING, LLC ("INB") (CONTINUED)

The combined entities' separate operating results for the period from April 1, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998 were as follows:

                                                          1998         1997
                                                       -----------   ---------
Net revenues
  The Company........................................  $        --   $      --
  INB................................................           --          --
                                                       -----------   ---------
      COMBINED.......................................  $        --   $      --
                                                       ===========   =========
Net loss
  The Company........................................  $        --   $ (24,175)
  INB................................................   (1,435,153)   (625,451)
                                                       -----------   ---------
      COMBINED.......................................  $(1,435,153)  $(649,626)
                                                       ===========   =========
Net loss per common share
  PRIOR TO ACQUISITION...............................  $        --   $   (0.17)
                                                       -----------   ---------
  AS RESTATED........................................  $     (0.30)  $   (0.59)
                                                       ===========   =========

NOTE 5--FURNITURE AND EQUIPMENT

    Furniture and equipment consisted of the following:

                                                      SEPTEMBER 30,   DECEMBER 31,
                                                          1999            1998
                                                      -------------   ------------
                                                       (UNAUDITED)
Computer equipment..................................    $284,712         $72,960
Furniture...........................................      12,696           7,000
                                                        --------         -------
                                                         297,408          79,960
Less accumulated depreciation.......................      52,548          21,510
                                                        --------         -------
  TOTAL.............................................    $244,860         $58,450
                                                        ========         =======

NOTE 6--SHORT-TERM DEBT

    During the year ended December 31, 1998, the Company received advances from various investors through short-term, unsecured debt instruments. The advances bear interest at 8% and are generally due within one year of the original advance date. Balances on these short-term advances aggregated to $458,552 and $712,907 (unaudited) at December 31, 1998 and September 30, 1999, respectively, and accrued interest was $3,755 and $33,524 (unaudited), respectively.

                  ENTERTAINMENT BOULEVARD, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    FOR THE YEAR ENDED DECEMBER 31, 1998 AND
     FOR THE PERIOD FROM APRIL 1, 1997 (INCEPTION) TO DECEMBER 31, 1998 AND
       FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 (UNAUDITED)
  (THE INFORMATION WITH RESPECT TO SEPTEMBER 30, 1999 AND 1998 IS UNAUDITED.)

NOTE 6--SHORT-TERM DEBT (CONTINUED)

    From time to time, the Company has borrowed unsecured amounts for working capital requirements. During the nine months ended September 30, 1999, advances and repayments of these bridge financings aggregated to $500,000 (unaudited), none of which were outstanding at September 30, 1999. Associated with these bridge financings, the Company issued 112,500 (unaudited) shares of its common stock as interest and recorded $225,000 (unaudited) of interest expense related to the stock.

NOTE 7--LONG-TERM DEBT

    During the development stage, the Company has been funded in part through the use of long-term advances from various investors located overseas. These advances, totaling $852,268 at December 31, 1998, bear no interest and have no stated maturity date. On January 15, 1999, in connection with the acquisition of the Company by Sedmet, these advances were converted into 1,600,000 shares of the Company's $0.001 par value common stock. Due to the advances being converted at a rate below-market to the debt holders, the Company incurred a charge to earnings for financing costs of $4,597,000 (unaudited). Certain long-term debt holders were granted 400,000 (unaudited) warrants subsequent and related to the conversion (see Note 11).

NOTE 8--RELATED PARTY TRANSACTIONS

    The Company incurred expenses in the amounts of approximately $520,000 and $360,000 related to compensation for officers of the Company during the year ended December 31, 1998 and the period from April 1, 1997 (inception) to December 31, 1997, respectively. Included in these amounts are consulting fees and expenses paid on behalf of the officers.

    On August 20, 1999 (unaudited), the Company settled a dispute with a major stockholder by issuing a note payable for $400,000. The note is due on November 30, 1999 and bears interest at 8% per annum. Related to this settlement, an officer of the Company signed a non-interest-bearing note promising to pay $400,000 to the Company. The note receivable is due in 5 years, and management believes it is fully collectible.

NOTE 9--COMMITMENTS AND CONTINGENCIES

    OPERATING LEASES

    The Company leases its facilities under a non-cancelable lease, which commenced on September 1, 1999 and expired on August 31, 1999. The lease requires monthly payments of $3,139 and is renewable at the Company's option.

    Rent expense was $36,585, $23,568, $54,932 (unaudited), and $27,167
(unaudited) for the year ended December 31, 1998, the period from April 1, 1997 (inception) to December 31, 1997, and the nine months ended September 30, 1999 and 1998, respectively.

                  ENTERTAINMENT BOULEVARD, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    FOR THE YEAR ENDED DECEMBER 31, 1998 AND
     FOR THE PERIOD FROM APRIL 1, 1997 (INCEPTION) TO DECEMBER 31, 1998 AND
       FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 (UNAUDITED)
  (THE INFORMATION WITH RESPECT TO SEPTEMBER 30, 1999 AND 1998 IS UNAUDITED.)

NOTE 9--COMMITMENTS AND CONTINGENCIES (CONTINUED)

    MINING RIGHTS

    Prior to the acquisition of INB, the Company entered into an agreement, whereby the Company assumed all terms and obligations of a twenty-year lease relating to mining claims in Utah. Under the agreement, the Company is required to pay a 1% net smelter returns royalty upon commencement of commercial production. In exchange for the rights, the Company paid $10,000 and issued 50,000 shares of common stock.

    Under the lease, the Company is granted the exclusive and irrevocable right and option to purchase the mining project at any time for $1,000,000, less all amounts previously paid to the owner and all annual advance minimum royalty payments, under certain conditions.

    Until the lease is terminated or the project purchased, the Company must complete certain improvements and pay advance minimum royalties in the amount of $3,000 on or before January 11, 1999, $6,000 on or before January 11, 2000, $9,000 on or before January 11, 2001, and $12,000 on or before January 11, 2002 and succeeding years. In addition, the Company must pay a 3% net smelter return starting on the date of commencement of commercial production.

    AGREEMENTS

    On February 2, 1999 (unaudited), the Company entered into a "Web Access" service agreement with a worldwide web access provider. The agreement requires the Company to pay minimum monthly payments through March 2001. Minimum annual payments required under the agreement are as follows:

YEAR ENDING,
DECEMBER 31,
------------
1999...............................................  $31,890
2000...............................................   37,428
2001...............................................    9,357
                                                     -------
  TOTAL............................................  $78,675
                                                     =======

    On July 31, 1999 (unaudited), the Company executed an agreement with an investor relations firm. The agreement calls for monthly payments in the amount of $5,000 (unaudited) and an option to purchase 50,000 (unaudited) shares of the Company's common stock (see Note 12).

    LITIGATION

    The Company may become involved in various litigation arising in the normal course of business. Management believes the outcome of such litigation would not have a material effect on the Company.

                  ENTERTAINMENT BOULEVARD, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    FOR THE YEAR ENDED DECEMBER 31, 1998 AND
     FOR THE PERIOD FROM APRIL 1, 1997 (INCEPTION) TO DECEMBER 31, 1998 AND
       FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 (UNAUDITED)
  (THE INFORMATION WITH RESPECT TO SEPTEMBER 30, 1999 AND 1998 IS UNAUDITED.)

NOTE 10--INCOME TAXES

    Significant components of the Company's deferred tax assets and liabilities for federal income taxes consisted of the following:

                                                      SEPTEMBER 30,
                                                          1999        DECEMBER 31,
                                                       (UNAUDITED)        1998
                                                      -------------   ------------
Deferred tax assets
  Operating losses..................................   $1,836,000        $13,000
  Temporary differences from stock options..........      102,000             --
Valuation allowance.................................   (1,938,000)       (13,000)
                                                       ----------        -------
    NET DEFERRED TAX ASSET..........................   $       --        $    --
                                                       ==========        =======

    Deferred tax assets consisted of net operating loss carryforwards and temporary differences arising from the issuance of stock options. The operating losses at September 30, 1999 were approximately $4,600,000 (unaudited) and were generated during an interim period and as such, may be impacted as a result of the Company's operations for the remainder of the tax year.

NOTE 11--STOCKHOLDERS' DEFICIT

    SERIES A PREFERRED STOCK

    On September 3, 1999, the Company sold 2,000 (unaudited) shares of its Series A $0.01 par value convertible preferred stock for $1,000 (unaudited) per share. The sale provided for an additional 2,000 (unaudited) shares to be purchased within 10 days after the effective date of a Registration Statement to be filed within 60 business days from the initial purchase of securities. Offering costs associated with the purchase were $277,842 (unaudited), which consisted of lawyers' fees and placement agent fees. In addition, a warrant for the purchase of 250,000 (unaudited) shares of the Company's common stock was issued to the placement agent in connection with the offering. The warrant is exercisable immediately at $2 per share and expires on September 3, 2004.

    The Company's Series A $0.01 par value convertible preferred stock bears an 8% cumulative dividend and is convertible at the option of the holder, 50% after the 31st day after its original issue and the remaining after the 91st day after the original issue. The stock is convertible to the Company's common stock at the stated value ($1,000 per share), plus accumulated, unpaid dividends, divided by the lesser of (i) $2 per share or (ii) an amount equal to the average per share market value for the three trading days having the lowest per share market value during the 30 trading days immediately before the conversion date, subject to certain adjustments. The conversion price at the date of issue approximated the fair market value of the Company's common stock. At September 30, 1999, none of the convertible shares were exercisable.

                  ENTERTAINMENT BOULEVARD, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    FOR THE YEAR ENDED DECEMBER 31, 1998 AND
     FOR THE PERIOD FROM APRIL 1, 1997 (INCEPTION) TO DECEMBER 31, 1998 AND
       FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 (UNAUDITED)
  (THE INFORMATION WITH RESPECT TO SEPTEMBER 30, 1999 AND 1998 IS UNAUDITED.)

NOTE 11--STOCKHOLDERS' DEFICIT (CONTINUED)

    COMMON STOCK

    During the year ended December 31, 1998, the Company completed a private placement of the Company's common stock, whereby investors paid $0.08 per share for one share of common stock, one warrant for the purchase of an additional share of common stock at $0.25 per share, and one warrant for the purchase of one share of common stock for $1 per share. In the placement, the Company generated cash in the amount of $234,000 and issued 2,925,000 shares of common stock. In connection with the offering, the Company incurred offering costs of $22,767.

    During the year ended December 31, 1998 and the period from April 1, 1997 (inception) to December 31, 1997, an officer of the Company contributed $533,000 and $88,500, respectively, to the Company.

    On December 23, 1997, the Company issued 3,700,000 shares of common stock in a private placement for $34,175.

    During the period from April 1, 1997 (inception) to December 31, 1997, the Company issued 50,000 shares of common stock in connection with the purchase of certain mineral rights (see Note 9).

NOTE 12--STOCK OPTIONS AND WARRANTS (UNAUDITED)

    STOCK PURCHASE WARRANTS

    In connection with a private placement of its $0.001 par value common stock, the Company issued warrants to purchase 2,925,000 shares of common stock at $0.25 per share (see Note 11). Subsequent to December 31, 1998, all of these warrants were exercised for $731,250 with associated costs of $106,175. In addition, the Company issued warrants to purchase 2,925,000 shares of common stock at $1 per share. The warrants are exercisable for a period of one year from the effective date of the Registration Statement. As of December 31, 1998, none of these warrants were exercised.

    On July 14, 1999, the Company issued warrants to purchase 1,500,000 shares of the Company's common stock to its Chief Executive Officer. The warrants are exercisable at $1 per share and expire on August 1, 2004. In connection with the warrants, the Company recognized $1,780,500 in compensation expense.

    On July 14, 1999, the Company issued warrants to purchase 400,000 shares of the Company's common stock to certain debt holders. The warrants are exercisable at $1 per share and expire on August 1, 2004. In connection with the warrants, the Company recognized financing charges of $474,800.

    STOCK OPTION PLAN

    The Company adopted the 1999 Stock Option Plan (the "1999 Plan") on February 2, 1999. The purpose of the 1999 Plan is to obtain, retain, and motivate the best available employees and directors

                  ENTERTAINMENT BOULEVARD, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    FOR THE YEAR ENDED DECEMBER 31, 1998 AND
     FOR THE PERIOD FROM APRIL 1, 1997 (INCEPTION) TO DECEMBER 31, 1998 AND
       FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 (UNAUDITED)
  (THE INFORMATION WITH RESPECT TO SEPTEMBER 30, 1999 AND 1998 IS UNAUDITED.)

NOTE 12--STOCK OPTIONS AND WARRANTS (UNAUDITED) (CONTINUED)

by giving them incentives which are linked directly to increases in the value of the common stock of the Company. Each director, officer, employee, or other individual as determined by the Board of Directors of the Company is eligible to be considered for the grant of awards under the 1999 Plan. The maximum number of shares of common stock that may be issued pursuant to awards granted under the 1999 Plan is 1,000,000. Any shares of common stock subject to an award, which for any reason expires or terminates unexercised, are again available for issuance under the 1999 Plan. Under the 1999 Plan, no incentive stock option will be less than 89% of the fair market value of the shares on the date the stock option is granted, provided that no employee inventive stock option shall be granted at an exercise price less than 100% of the fair market value of the Company's common stock.

    STOCK OPTIONS

    Stock options were granted during the nine months ended September 30, 1999, which under certain agreements, allow employees to purchase shares of common stock, which were issued under the provisions of the 1999 Plan. These options expire upon certain events and were issued at exercise prices below the trading value of the Company's underlying common stock. In accordance with generally accepted accounting principles, the Company has recognized deferred compensation to the extent of the fair market value the underlying securities over the exercise price of the stock options. The deferred compensation is being amortized over the vesting period of the options.

    Related to these options, the Company has capitalized deferred compensation in the amount of $27,025 and recognized compensation expense of $103,707 during the nine months ended September 30, 1999.

    On July 31, 1999, the Company granted an option to purchase 50,000 shares of the Company's common stock at $6 per share. The option is exercisable immediately and expires on August 2, 2002. In connection with the option, the Company charged $5,000 to operations.

    On March 26, 1999, the Company issued 25,000 options to purchase common stock for $1.50 per share to a consultant for services. The options expire in five years and were immediately vested. In connection with these options, the Company recognized expense of $38,250.

    On March 26, 1999, the Company issued 100,000 options to purchase common stock at $1.50 per share to a consultant for services. The options expire in five years and were immediately vested. In connection with these options, the Company recognized expense of $153,000.

                  ENTERTAINMENT BOULEVARD, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    FOR THE YEAR ENDED DECEMBER 31, 1998 AND
     FOR THE PERIOD FROM APRIL 1, 1997 (INCEPTION) TO DECEMBER 31, 1998 AND
       FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 (UNAUDITED)
  (THE INFORMATION WITH RESPECT TO SEPTEMBER 30, 1999 AND 1998 IS UNAUDITED.)

NOTE 12--STOCK OPTIONS AND WARRANTS (UNAUDITED) (CONTINUED)

    The following summarizes the Company's stock option transactions:

                                                  ALL OPTIONS           EMPLOYEE PLAN          OTHER OPTIONS
                                              --------------------   --------------------   --------------------
                                                         WEIGHTED-              WEIGHTED-              WEIGHTED-
                                              OPTIONS     AVERAGE    OPTIONS     AVERAGE    OPTIONS     AVERAGE
                                                OUT-     EXERCISE      OUT-     EXERCISE      OUT-     EXERCISE
                                              STANDING     PRICE     STANDING     PRICE     STANDING     PRICE
                                              --------   ---------   --------   ---------   --------   ---------
OUTSTANDING, SEPTEMBER 30, 1999.............  497,000      $1.97     322,000      $1.50     175,000      $2.84
                                              =======                =======                =======
EXERCISABLE AT SEPTEMBER 30, 1999...........  360,000      $2.15     185,000      $1.50     175,000      $2.84
                                              =======                =======                =======

    The following table summarizes information about the options outstanding at September 30, 1999:

                                                                         WEIGHTED-
                                                                          AVERAGE
                              STOCK OPTIONS       STOCK OPTIONS          REMAINING
  EXERCISE PRICE               OUTSTANDING         EXERCISABLE        CONTRACTUAL LIFE
  --------------              -------------       -------------       ----------------
          $1.50                  322,000             185,000            10 years
          $2.00                  125,000             125,000            10 years
          $6.00                   50,000              50,000            10 years
                                 -------             -------
                                 497,000             360,000
                                 =======             =======

NOTE 13--YEAR 2000 ISSUE

    The Company is conducting a comprehensive review of its computer systems to identify the systems that could be affected by the Year 2000 Issue and is developing an implementation plan to resolve the Issue.

    The Issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. The Company is dependent on computer processing in the conduct of its business activities.

    Based on the review of the computer systems, management does not believe the cost of implementation will be material to the Company's financial position and results of operations.

NOTE 14--SUBSEQUENT EVENTS (UNAUDITED)

    On November 1, 1999, the Company issued options to purchase 250,000 shares of the Company's common stock to a consultant. The options are exercisable at $1.50 per share, were immediately vested, and expire in five years from the date of grant.

                  ENTERTAINMENT BOULEVARD, INC. AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                    FOR THE YEAR ENDED DECEMBER 31, 1998 AND
     FOR THE PERIOD FROM APRIL 1, 1997 (INCEPTION) TO DECEMBER 31, 1998 AND
       FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 (UNAUDITED)
  (THE INFORMATION WITH RESPECT TO SEPTEMBER 30, 1999 AND 1998 IS UNAUDITED.)

NOTE 14--SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED)

    Subsequent to September 30, 1999, the Company began leasing new facilities. The new lease calls for annual payments totaling $320,136 for the first year with a 3.5% escalation rate each year thereafter. The lease expires on December 31, 2004. Under the provisions of the lease, the Company is required to deliver to the lessor a letter of credit in the amount of $240,000.

    On November 1, 1999, the Company entered into an employment agreement with its Chief Executive Officer. The agreement calls for annual payments of $240,000, plus certain stock option grants, and expires two years from execution.

    On November 12, 1999, the Company received $500,000 in unsecured bridge financing. The advance bears an interest rate of 10% and is due and payable 90 days from execution.

             BETWEEN 7,797,133 AND 9,897,500 SHARES OF COMMON STOCK

                                     [LOGO]

                         ENTERTAINMENT BOULEVARD, INC.

                            ------------------------

                                   PROSPECTUS

                            ------------------------

    UNTIL [                  ], ALL DEALERS THAT EFFECT TRANSACTIONS IN THE
COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                           [                  ], 1999

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Pursuant to Nevada law, Article V of the Registrant's Articles of Incorporation provides that "no director or officer of the Corporation shall be liable to the Corporation or to its stockholders for damages for breach of fiduciary duty as a director or officer." Excepted from that immunity are:
(i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) the payment of improper distributions.

    Under certain circumstances, Nevada law provides for indemnification of the Registrant's officers, directors, employees and agents against liabilities that they may incur in such capacities. In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person's actions were in good faith, were believed to be in the Registrant's best interest, and were not unlawful. Unless such person is successful upon the merits in such action, indemnification may be awarded only after a determination by independent decision of the Board of Directors, by legal counsel, or by a vote of the stockholders, that the applicable standard of conduct was met by the person to be indemnified.

    The circumstances under which indemnification is granted in connection with an action brought on behalf of the Registrant is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in the Registrant's best interest, and must not have been adjudged liable for negligence or misconduct.

    Consistent with Nevada law, Article VI of the Registrant's Articles of Incorporation, as amended, provides as follows:

        "The Corporation shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person against all liability and expense (including attorneys' fees) incurred by reason of the fact that he is or was a director or officer of the Corporation, he is or was serving at the request of the Corporation as a director, officer, employee or agent of, or in any similar managerial or fiduciary position of, another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall also indemnify any person who is serving or has served the Corporation as a director, officer, employee or agent of the Corporation to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible."

    In addition, Article VI of the Registrant's Bylaws provides as follows:

        "6.1 INDEMNIFICATION; ADVANCEMENT OF EXPENSES. To the fullest extent permitted by the laws of the State of Nevada (currently set forth in NRS 78.751), as the same now exists or may hereafter be amended or supplemented, the Corporation shall indemnify its directors and officers, including payment of expenses as they are incurred and in advance of the final disposition of any action, suit or proceeding. Employees, agents and other persons may be similarly indemnified by the Corporation, including advancement of expenses, in such case or cases and to the extent set forth in a resolution or resolutions adopted by the Board of Directors. No amendment of this Section shall have any effect on indemnification or advancement of expenses relating to any event arising prior to the date of such amendment.

        6.2 INSURANCE AND OTHER FINANCIAL ARRANGEMENTS AGAINST LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS. To the fullest extent permitted by the laws of the State of Nevada (currently set forth in NRS 78.752), as the same now exists or may hereafter be amended or supplemented, the Corporation may purchase and maintain insurance and make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for any liability asserted against such person and liability and expense incurred by such person in its capacity as a director, officer, employee or agent, or arising out of such person's status as such, whether or not the Corporation has the authority to indemnify such person against such liability and expenses."

    The Registrant has also entered into, or intends to enter into, indemnification agreements (the "Indemnification Agreement") with its directors and officers providing indemnity consistent with the foregoing. The Indemnification Agreements constitute binding agreements between the Registrant and each of the other parties thereto, thus preventing the Registrant from modifying its indemnification policy in a way that is adverse to any person who is a party to an Indemnification Agreement. The Registrant has also obtained officer and director liability insurance with respect to liabilities arising out of certain matters, including matters arising under the Securities Act.

    The foregoing is only a summary description and is qualified in its entirety by reference to the applicable Nevada statutes.

    See Part 4 of Item 28 below for information regarding the position of the Securities and Exchange Commission with respect to the effect of any indemnification for liabilities arising under the Securities Act of 1933, as amended.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities offered hereby, all of which will be paid by the Registrant.

SEC Registration fee........................................  $         5,878
NASD Registration fee.......................................   Not applicable
Printing and engraving......................................  $       25,000*
Accountants' fees and expenses..............................  $      100,000*
Legal fees..................................................  $       75,000*
Transfer agent's fees and expenses..........................  $        1,000*
Blue Sky fees and expenses..................................  $        5,000*
Miscellaneous...............................................  $        5,000*
                                                              ---------------
    Total...................................................  $       216,878
                                                              ===============

------------------------

*   Estimated

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

    Since its formation, the Registrant has issued securities to a limited number of persons as described below. Except as indicated, there were no underwriters involved in the transactions and there were no underwriting discounts or commissions paid in connection therewith.

    Between February 24, 1998 and March 31, 1998, the Registrant privately issued 3,700,000 shares of common stock to various investors (including Colin Leech-Porter, its sole officer and director) for a total of $37,000 in cash.

    On April 29, 1998, the Registrant privately issued 50,000 shares of Common Stock to Dunn Creek Management in connection with the Registrant's acquisition of certain mining property.

    In December 1998, the Registrant privately issued 2,925,000 units, each unit consisting of one share of Common Stock, one warrant exercisable for $0.25 per share and one warrant exercisable for $1.00 per share for one year after the effective date of a registration statement filed by the Registrant with the Securities and Exchange Commission. The issuance was to eleven investors for $234,000 in cash. All 2,925,000 of the $0.25 warrants were exercised in February 1999.

    On January 15, 1999, the Registrant privately issued 2,600,000 shares of Common Stock to the 46 holders of debt or equity in International Net Broadcasting, LLC (the "INB Holders") in return for all of their equity or debt interests in that entity.

    On July 1, 1999, the Registrant privately issued 25,000 shares of Common Stock to Typhoon Capital Consultants, LLC as payment for consulting services.

    On July 30, 1999, the Registrant privately issued to Venture Catalyst.com a three-year option to purchase 50,000 shares of Common Stock at $6.00 per share. That option was granted as partial payment for investor relations and financial communication services.

    In July 1999, the Registrant privately issued to certain of the INB Holders five-year warrants to purchase 1,900,000 shares of Common Stock at $1.00 per share. Those warrants were granted as part of a dispute settlement with those INB Holders.

    On August 4, 1999, the Registrant privately issued 37,500 shares of Common Stock to four persons. Those shares were issued in consideration of a $125,000 loan to the Registrant.

    On August 4, 1999, the Registrant privately issued 75,000 shares of Common Stock to Beestons Investment Ltd. Those shares were issued in consideration of a $250,000 loan to the Registrant.

    On September 3, 1999, the Registrant (i) privately issued 2,000 shares of 8.0% Mandatorily Convertible Series A Preferred Stock to three accredited investors (H.A.A. Inc., Beestons Investment Ltd. and Lowen Holdings) for $2,000,000 in cash and (ii) agreed to issue an additional 2,000 shares of that Preferred Stock to the investors for another $2,000,000 in cash upon the occurrence of certain events. In connection with that transaction, the Registrant entered into a Placement Agency Agreement with Robb Peck McCooey Clearing Corporation pursuant to which that entity was granted a five-year warrant to purchase 250,000 shares of the Registrant's Common Stock for $2.00 per share and was paid cash in the amount of $240,000.

    From January 1999 until November 1, 1999, the Registrant has granted various employees and consultants options to purchase a total of 808,000 shares of Common Stock under the Option Plan. These options are exercisable over five years at prices ranging from $1.00 to $1.75 per share.

    On November 12, 1999, the Registrant privately issued 140,000 shares of Common Stock to H.A.A. Inc. and Beestons Investment Ltd. in consideration of a $500,000 loan to the Registrant. The loan itself is convertible into 250,000 shares of Common Stock.

    In reliance on Section 3(b), 4(2), 4(6) and/or Regulation D of the Securities Act of 1933, as amended, the Registrant believes that each of the above transactions was exempt from registration as a transaction by an issuer not involving a public offering. Certain issuances described above are also believed to be exempt from registration under the Securities Act in reliance on Rule 701 as transactions pursuant to compensatory benefit plans and contracts relating to compensation. The recipients of securities in each of the above transactions either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

ITEM 27.  EXHIBITS

    EXHIBIT NUMBER        EXHIBIT DESCRIPTION
-----------------------   -------------------
 3.1                      Articles of Incorporation, as amended to date

 3.2                      Bylaws, as amended to date

 4.1                      Form of Common Stock certificate

 4.2                      Form of 8% Mandatorily Convertible Series A Preferred Stock
                          certificate

 4.3                      Form of Warrant issued to Farida Alikhan, Rochford Young,
                          Rohail Alikhan, Loretta Harty, Ray Longstaff, 531287
                          BC Ltd., RAK Enterprises, Oughton York Holdings,
                          Brunswick Ltd., Ray Alikhan and Raaheen Alikhan

 4.4                      Form of Warrant issued to Stephen Brown

 4.5                      Form of Warrant issued to various other investors

 4.6                      Form of Warrant issued to Robb Peck McCooey Clearing
                          Corporation

 5.1                      Opinion of Richman, Lawrence, Mann, Chizever & Phillips*

10.1                      Standard Office Lease between the Registrant and Westbrook
                          Marina Office, LLC dated August 18, 1999

10.2                      Employment Agreement between the Registrant and Stephen
                          Brown dated November 1, 1999

10.3                      1999 Stock Option Plan

10.4                      Form of Non-Qualified Stock Option Agreement

10.5 Form of Indemnification Agreement for the Registrant's directors and officers

10.6                      License Agreement between the Registrant and Sonique dated as of June 3, 1999

10.7                      Co-Marketing Agreement between the Registrant and
                          Everything LLC (d/b/a CheckOut.com) dated as of July 21,
                          1999

10.8                      Agreement between the Registrant and Typhoon Capital
                          Consultants, LLC dated July 1, 1999

10.9                      Letter agreement between the Registrant and Venture
                          Catalyst.com dated July 30, 1999

10.10                     Internet Commerce Partner Agreement between the Registrant and Radiant Systems, Inc. dated as of June 23, 1999

10.11                     Bolt/EBLD Agreement between the Registrant and Bolt
                          Media, Inc. dated as of July 26, 1999

10.12                     College Broadcast/Entertainment Boulevard Agreement between the Registrant and College Broadcast, Inc. dated as of
                          August 4, 1999

10.13                     Hosting Service Agreement between International Net
                          Broadcasting, LLC and Liquid Audio, Inc. dated August 31,
                          1998

10.14                     License Agreement between International Net
                          Broadcasting, LLC and Marathon Sports Group, Inc. dated
                          October 29, 1998

10.15                     Web Collocation Service Order Form between the Registrant
                          and Level (3) Communications dated February 8, 1999

10.16                     Strategic and Co-Marketing Partnership Agreement between the
                          Registrant and Scour Inc. dated February 25, 1999

    EXHIBIT NUMBER        EXHIBIT DESCRIPTION
-----------------------   -------------------
10.17                     Video Content Management & Delivery Services Agreement
                          between the Registrant and InterVU dated February 8, 1999

10.18                     License Agreement between the Registrant and Dimension
                          Music, Inc. dated as of February 25, 1999

10.19                     License Agreement between the Registrant and SRN
                          Broadcasting & Marketing, Inc. dated March 4, 1999

10.20                     Sales Agent Agreement between the Registrant and EarthLink
                          Network, Inc. dated March 11, 1999

10.21                     License Agreement between the Registrant and American
                          Interactive Media, Inc. dated as of December 21, 1998

10.22                     Hearme.com Syndication Partner Program Agreement between the
                          Registrant and Mpath Interactive, Inc. dated March 18, 1999

10.23                     Agreement between the Registrant and L.A. Group, Inc. dated as of March 30, 1999

10.24                     License Agreement between the Registrant and Synge.com dated as of June 7, 1999

10.25                     Strategic Alliance Agreement between the Registrant and
                          Digital Bitcasting Corp. dated July 23, 1999

10.26                     Wall of Sound/Vidnet Agreement and addendum between the
                          Registrant and ABC News/Starwave Partners d/b/a ABC Internet
                          Ventures dated as of June 14, 1999

10.27                     Content Provider Agreement between the Registrant and
                          ChannelSEEK, Inc. dated July 21, 1999

10.28                     $125,000 Bridge Loan evidenced by promissory notes payable to each of Steve McKeag, Richard Sandfer, John McKeag and
                          Dominick Guillemot

10.29                     Loan and Security Agreement dated August 6, 1999 between the
                          Registrant and Beeston Investment Ltd.

10.30                     $400,000 Promissory Note from the Registrant to Arthur Brown and Riz Alikhan dated August 20, 1999

10.31                     Stock Purchase Agreement between Sedmet Exploration, Inc.
                          and International Net Broadcasting, LLC dated as of
                          January 15, 1999

10.32                     Securities Purchase Agreement between the Registrant and
                          H.A.A. Inc., Lowen Holdings and Beestons Investment Ltd.
                          dated as of September 3, 1999

10.33                     Placement Agency Agreement between the Registrant and Robb
                          Peck McCooey Clearing Corporation dated September 3, 1999

10.34                     Registration Rights Agreement between the Registrant and
                          Robb Peck McCooey Clearing Corporation to purchase 250,000 shares of common stock dated September 3, 1999

10.35                     Registration Rights Agreement between the Registrant and the purchasers of the 8.0% Mandatorily Convertible Series A
                          Preferred Stock dated September 3, 1999

10.36                     Settlement Agreement between the Registrant, Arthur Brown,
                          Akbar Alikhan, Riz Alikhan and Stephen Brown dated as of
                          July 14, 1999

10.37                     Loan and Security Agreement dated November 12, 1999 between the Registrant and Beestons Investment Ltd. and H.A.A. Inc.

10.38                     Web Site Link Agreement between the Registrant and ICTV,
                          Inc. dated as of April 14, 1999, with Addendum

    EXHIBIT NUMBER        EXHIBIT DESCRIPTION
-----------------------   -------------------
10.39                     Webcast Distribution Agreement between the Registrant and
                          iBeam Broadcasting Corporation dated August 3, 1999

10.40                     Content Provider Agreement dated September 8, 1999 between the Registrant and ServiceCo, LLC dba Road Runner

21.1                      Subsidiaries of the Registrant

23.1                      Consent of Singer Lewak Greenbaum & Goldstein, LLP, the
                          Registrant's Independent Auditors

23.2                      Consent of Richman, Lawrence, Mann, Chizever  & Phillips
                          (included in Exhibit 5).*

24.1                      Power of Attorney (see Page II-8)

27                        Financial Data Schedule (electronic filing version only)

------------------------

*   To be filed by amendment.

ITEM 28.  UNDERTAKINGS

    The Registrant hereby undertakes:

    1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration statement:

       (a) To include any Prospectus required by Section 10(a)(3) of the Securities Act;

       (b) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

       (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    2. For determining liability under the Securities Act, to treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

    3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe it meets all the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, California on November 30, 1999.

                                                       ENTERTAINMENT BOULEVARD, INC.

                                                       By:              /s/ STEPHEN BROWN
                                                            -----------------------------------------
                                                                          Stephen Brown,
                                                              PRESIDENT, CHIEF EXECUTIVE OFFICER AND
                                                                            TREASURER

    In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

                   SIGNATURE                                  TITLE                               DATE
                   ---------                                  -----                               ----
               /s/ STEPHEN BROWN                  President, Chief Executive
     --------------------------------------         Officer, Treasurer and                 November 30, 1999
                 Stephen Brown                      Director

               /s/ ARTHUR BROWN*
     --------------------------------------       Director                                 November 30, 1999
                  Arthur Brown

*By:                 /s/ STEPHEN BROWN
             ---------------------------------
                       Stephen Brown
                      ATTORNEY-IN-FACT

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen Brown his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits and schedules thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully ratifying and confirming all that said attorney-in-fact and agent or their substitutes or substitute may lawfully do or cause to be done by virtue hereof.

    In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 23, 1999.

                   SIGNATURE                                   TITLE
                   ---------                                   -----
                /s/ ARTHUR BROWN
     --------------------------------------                  Director
                  Arthur Brown